UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 11-K
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2016
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission file number 001-37702
AMGEN RETIREMENT AND SAVINGS PLAN
(Full title of the plan)
AMGEN INC.
(Name of issuer of the securities held)

One Amgen Center Drive,	91320-1799
Thousand Oaks, California	(Zip Code)
(Address of principal executive offices)

Amgen Retirement and Savings Plan

Audited Financial Statements
and Supplemental Schedules
Years Ended December 31, 2016 and 2015

Report of Independent Registered Public Accounting Firm

Amgen Inc., as Named Fiduciary, and the Plan Participants of the
Amgen Retirement and Savings Plan
We have audited the accompanying statements of net assets available for benefits of the Amgen Retirement and Savings Plan (the Plan) as of December 31, 2016 and 2015, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2016 and 2015, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
The accompanying supplemental schedule of assets (held at end of year) and schedule of loans or fixed income obligations in default or classified as uncollectible as of December 31, 2016, and schedule of assets (acquired and disposed of within year) for the year then ended, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The information in the supplemental schedules is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ ERNST & YOUNG LLP
Los Angeles, California
June 13, 2017

Amgen Retirement and Savings Plan
Statements of Net Assets Available for Benefits

	December 31,
	2016	2015
Assets
Investments at fair value	$3,975,857,253	$3,703,163,819
Investments in fully benefit-responsive investment contracts at contract value	272,851,129	250,930,972
Notes receivable from participants	35,526,531	36,178,066
Other – principally due from broker	18,390,076	18,191,847
Total assets	4,302,624,989	4,008,464,704
Liabilities
Other – principally due to broker	22,975,289	19,848,751
Total liabilities	22,975,289	19,848,751
Net assets available for benefits	$4,279,649,700	$3,988,615,953
See accompanying notes.

Amgen Retirement and Savings Plan
Statements of Changes in Net Assets Available for Benefits

	Years Ended December 31,
	2016	2015
Additions to (deductions from) net assets:
Employer contributions	$153,202,093	$152,552,643
Participant contributions	130,958,684	132,244,673
Rollover contributions	29,565,852	19,563,421
Interest and dividend income	48,143,585	43,666,455
Net realized/unrealized gains (losses)	254,079,547	(88,349,679)
Interest income on notes receivable from participants	1,477,046	1,562,965
Benefits paid	(317,622,135)	(490,737,270)
Investment and administrative fees	(8,770,925)	(9,036,668)
Net increase (decrease)	291,033,747	(238,533,460)
Net assets available for benefits at beginning of year	3,988,615,953	4,227,149,413
Net assets available for benefits at end of year	$4,279,649,700	$3,988,615,953
See accompanying notes.

Amgen Retirement and Savings Plan
Notes to Financial Statements
December 31, 2016

1. Description of the Plan
The following description of the Amgen Retirement and Savings Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
General
The Plan was established effective April 1, 1985, and was most recently amended and restated effective January 1, 2017. The Plan is a defined contribution plan covering substantially all domestic employees of Amgen Inc. (the Company or Amgen) and participating subsidiaries. The Plan, as amended and restated, is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the Code) (see Note 4, Income Tax Status) and section 407(d)(3)(A) of the Employee Retirement Income Security Act of 1974 (ERISA).
Contributions
Subject to certain limitations (as defined in the Plan), participants may elect to contribute up to 30% of their eligible compensation in pre-tax contributions, Roth contributions (in accordance with the Code), after-tax contributions or a combination of these types of contributions. A participant’s combined pre-tax contributions and Roth contributions (exclusive of catch-up contributions discussed below) are subject to Internal Revenue Service (IRS) and Plan limits and could not exceed a maximum of $18,000 in 2016 and 2015. Participant after-tax contributions are subject to IRS and Plan limitations and could not exceed a maximum of $8,500 in 2016 and 2015. Unless an employee has voluntarily enrolled in the Plan or has declined to participate in the Plan within the first 30 days of employment, all newly eligible participants are automatically enrolled in the Plan, and contributions equal to 5% of their eligible compensation are withheld and contributed to the Plan as pre-tax contributions; such contributions are automatically increased by 1% per year until their contributions reach 10% of their eligible compensation. Participants may elect to adjust, cease or resume their contributions at any time.
Participants who are at least age 50 by the close of the Plan year may also elect to make certain additional contributions, referred to as catch-up contributions, that are subject to IRS and Plan limitations and could not exceed $6,000 in 2016 and 2015. Catch-up contributions may be made as pre-tax contributions, Roth contributions or a combination of these types of contributions. Participants may also contribute pre-tax, Roth and after-tax amounts representing distributions from certain other retirement plans qualified in the United States or certain individual retirement accounts (IRAs), referred to as rollover contributions (as defined in the Plan).
Each pay period, the Company makes a non-elective contribution for all eligible participants, whether or not they have elected to make contributions to the Plan, equal to 5% of each participant’s eligible compensation (Core Contributions) up to a maximum of $13,250 in 2016 and 2015. In addition, the Company makes a contribution equal to amounts contributed by the participant as pre-tax contributions or Roth contributions, including such contributions designated as catch-up contributions, of up to 5% of eligible compensation (Matching Contributions) up to a maximum of $13,250 in 2016 and 2015.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

Also, the Company can, in its discretion, make a special non-elective contribution on behalf of a participant who is in his or her initial year of employment with the Company and who could not make the maximum participant contribution permitted under the Plan because in the same Plan year he or she previously made pre-tax salary deferrals under a prior unrelated employer’s qualified plan.
Participants select the investments in which their contributions, including their Core Contributions and Matching Contributions (collectively, Company Contributions), are to be invested, electing among various alternatives, including Amgen Inc. common stock (Amgen stock). Participants may direct a maximum of 20% of contributions to be invested in Amgen stock. In addition, participants may transfer amounts among the investment options at any time, subject to certain limitations. Notwithstanding the foregoing, if 20% or more of the value of a participant’s Plan account is invested in Amgen stock, the Plan document provides that no transfers from other investment options can be made to invest in Amgen stock.
The accounts of participants who had never made an investment election are allocated to investments under a qualified default investment alternative, which is intended to be compliant with ERISA regulations. At any time, participants may elect to alter the investments in their accounts made under a qualified default investment alternative.
Vesting
Participants are immediately vested with respect to their contributions, Company Contributions, and earnings and losses (hereafter referred to as earnings) thereon.
Participant Accounts
Each participant’s account is credited with: (a) the participant’s contributions; (b) an allocation of Company Contributions; and (c) earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.
Plan Investments
Participants can invest in any of 16 different asset classes as well as Amgen stock or may actively manage their account under a self-directed brokerage arrangement in which a wider array of investment options are available. The value of an investment in an asset class is determined by its underlying investment vehicles, which may include one or more of the following: mutual funds, collective trust funds and portfolios which are separately managed exclusively for the benefit of Plan participants and their beneficiaries (separately managed portfolios). The separately managed portfolios invest in various types of assets, including publicly traded common and preferred stocks, fixed income securities, collective trust funds and investment contracts. The asset classes are designed to provide participants with choices among a variety of investment objectives.
Payments of Benefits
Subject to Plan limitations, upon termination of employment, including termination due to disability (as defined in the Plan) or retirement, participants may elect to receive an amount equal to the entire value of their account balance in: (a) a single payment in cash; (b) a single distribution in full shares of Amgen stock (with any fractional shares paid in cash); (c) a single distribution paid in a combination of cash and full shares of Amgen stock; (d) cash installments over 10 years; or (e) a rollover distribution to an eligible retirement plan. Participants may also elect to receive a partial distribution of his or her account balance no more than once per year.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

If a participant dies before receiving the value of his or her account balance, the participant’s beneficiary may elect to receive the distribution of remaining funds from among the alternatives described above, subject to certain Plan limitations.
Subsequent to termination of employment, participants may also elect to maintain their account balance in the Plan, provided that their account balance is greater than $1,000.
Certain restrictions apply to withdrawals from the Plan while a participant continues to be employed by the Company.
Amgen Stock Dividends
Participants that invest in Amgen stock may elect to receive distributions of cash with respect to dividends the Company pays on Amgen stock or reinvest such dividends to acquire additional shares of Amgen stock.
Notes Receivable from Participants
Subject to certain restrictions, a participant can have up to two loans outstanding at any one time from his or her Plan account with a combined maximum loan amount which may not exceed the lesser of: (a) 50% of the participant’s account balance (exclusive of amounts related to Roth contributions and earnings thereon) or (b) $50,000 less certain adjustments, as applicable (as defined in the Plan). A participant’s loan is secured by his or her Plan account balance. Loans made prior to July 1, 2003, bear interest at fixed rates based on the average borrowing rates of certain major banks. Loans made on or after July 1, 2003, bear interest at fixed rates which, until changed by the Company, are based on the prime rate plus one percentage point as published in The Wall Street Journal, determined as of the last day of the calendar quarter preceding origination or such other rate as may be required by law. Loans are generally payable in installments over periods of up to five years, unless the loan is used to acquire a principal residence for which the term of the loan may be up to 20 years. Principal and interest payments are allocated to the participant’s account.
Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. Upon termination, participants would receive distributions of their account balances.
Trustees
Bank of America, N.A. and The Northern Trust Company are the Plan’s co-trustees.
2. Summary of Significant Accounting Policies
Basis of Accounting
The accompanying financial statements are prepared on the accrual basis of accounting.
Fair Value Measurement
The investments of the Plan are reported at fair value, except for fully benefit-responsive investment contracts, discussed below. Fair value is generally defined as the price that would be received to sell an asset

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date (see Note 3, Fair Value Measurements).
Investment Income and Losses
Dividend income is recognized on the ex-dividend date, and interest income is recorded on an accrual basis. Unrealized gains and losses on investments are measured by the change in the difference between the fair value and cost of the securities held at the beginning of the year (or date purchased if acquired during the Plan year) and the end of the year. Realized gains and losses from security transactions are recorded based on the weighted-average cost of securities sold.
Fully Benefit-Responsive Investment Contracts
As of December 31, 2016 and 2015, the Plan had fully benefit-responsive investment contracts, including synthetic investment contracts and an insurance separate accounts contract (collectively, security-backed contracts). The synthetic investment contracts are comprised of wrapper contracts issued by insurance companies backed by the Plan’s ownership in collective trust funds that invest in fixed income securities. The insurance separate accounts contract is a contract issued by an insurance company backed by specified separate accounts of the issuer which are comprised of fixed income securities. Contract value is the relevant measurement attribute for security-backed contracts because this is the amount participants would receive if they were to initiate qualified transactions related to these investments. The issuers of the Plan’s security-backed contracts credit the Plan with stated rates of interest, and the issuers guarantee that all qualified participant withdrawals related to the contracts will be at contract value, except as discussed below. The crediting rates provide for realized and unrealized gains and losses on the underlying assets to be amortized over the expected duration of the underlying investments through adjustments to the future interest crediting rates rather than being reflected immediately in the net assets of the Plan. The contract values of the Plan’s security-backed contracts at December 31, 2016 and 2015, were as follows:

	December 31,
	2016	2015
Synthetic investment contracts	$202,231,726	$185,803,751
Insurance separate accounts contract	70,619,403	65,127,221
Total fully benefit-responsive investment contracts	$272,851,129	$250,930,972
The security-backed contracts provide for withdrawals at other than contract value associated with certain events which are not in the ordinary course of Plan operations. These withdrawals are made at contract value, modified by a market value adjustment as defined in the contract. Circumstances which may trigger a market value adjustment are generally defined as any event which, in the reasonable determination of the issuer, has or will have a material adverse effect on the issuer’s interest under the contract. Such events may include, but are not limited to: (i) material amendments to the Plan’s structure or administration; (ii) changes in or the creation of competing investment options; (iii) complete or partial termination of the Plan; (iv) removal of a specifically identifiable group of employees from coverage under the Plan; (v) a change in law, regulation, ruling, administrative position, or accounting standard applicable to the Plan; or (vi) communication to Plan participants designed to influence a participant not to invest in the asset class that contains these contracts. The Company does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

These security-backed contracts are evergreen contracts with no maturity dates, but do contain termination provisions. The issuer is obligated to pay the excess contract value when the fair value of the underlying investments equals zero. In addition, if the Plan defaults in its obligations under the security-backed contract and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Plan will receive the fair value of the underlying investments as of the date of termination.
Notes Receivable from Participants
Notes receivable from participants are carried at their unpaid balance plus accrued but unpaid interest, as applicable.
Due from/to Brokers
Purchases and sales of investments are recorded on a trade-date basis. Amounts due from and due to brokers arise from unsettled sale and purchase transactions as of December 31, 2016 and 2015.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
3. Fair Value Measurements
The Plan uses various valuation approaches in determining the fair value of investments within a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the investment based on market data obtained from independent sources. Unobservable inputs are inputs that reflect assumptions about the inputs that market participants would use in pricing the investment and are developed based on the best information available in the circumstances. The fair value hierarchy is divided into three levels based on the source of inputs as follows:
Level 1–Valuations based on unadjusted quoted prices in active markets for identical investments that the Plan has the ability to access;
Level 2–Valuations for which all significant inputs are observable, either directly or indirectly, other than Level 1 inputs;
Level 3–Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
The availability of observable inputs can vary among the various types of investments. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used for measuring fair value may fall into different levels of the fair value hierarchy. In such cases, for financial statement disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is categorized is based on the lowest level of input used that is significant to the overall fair value measurement.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

The following fair value hierarchy table presents information about each major class/category of the Plan’s investments measured at fair value:

	Fair value measurements at December 31, 2016, using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Amgen stock	$260,587,917	$—	$—	$260,587,917
Cash and cash equivalents	2,156,118	—	—	2,156,118
Common and preferred stocks	909,701,894	6,405,355	—	916,107,249
Debt securities	76,611,987	238,598,594	—	315,210,581
Mutual funds	357,489,329	—	—	357,489,329
Self-directed brokerage accounts	318,695,182	489,903	—	319,185,085
Other	—	96,030	—	96,030
	$1,925,242,427	$245,589,882	$—	$2,170,832,309
Collective trust funds measured at net asset value				1,805,024,944
Total assets at fair value				$3,975,857,253

	Fair value measurements at December 31, 2015, using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Amgen stock	$295,705,743	$—	$—	$295,705,743
Cash and cash equivalents	2,734,210	—	—	2,734,210
Common and preferred stocks	874,221,841	3,305,492	—	877,527,333
Debt securities	68,513,288	238,776,610	—	307,289,898
Mutual funds	331,413,649	—	—	331,413,649
Self-directed brokerage accounts	297,167,287	510,416	—	297,677,703
	$1,869,756,018	$242,592,518	$—	$2,112,348,536
Collective trust funds measured at net asset value				1,590,815,283
Total assets at fair value				$3,703,163,819
The fair values of common stocks (including Amgen stock), preferred stocks, publicly traded mutual funds and U.S. treasury securities are valued using quoted market prices in active markets with no valuation adjustment.
Debt securities other than U.S. treasury securities are valued by taking into consideration valuations obtained from third-party pricing services. The pricing services utilize industry standard valuation models, including both income and market based approaches, for which all significant inputs are observable, either directly or indirectly, to estimate fair value. These inputs include reported trades of and broker/dealer quotes on the same or similar securities, issuer credit spreads, benchmark securities and, when applicable, prepayment/default projections based on historical data and other observable inputs.
Collective trust funds represent interests in pooled investment vehicles designed typically for collective investment of employee benefit trusts. The fair values of these investments are determined by reference to the net asset value per unit provided by the fund managers as a practical expedient. The unit values are based on the fair values of the trusts’ underlying assets, which are principally equity and fixed income securities

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

and short-term investments. The only redemption restriction with respect to these investments is on the Wells Fargo Stable Value Fund W (fair value of $38,555,065 as of December 31, 2016), which requires a one-year notice to be given in the event of complete liquidation.
4. Income Tax Status
The Plan received a determination letter from the IRS dated September 18, 2013, stating that the Plan is qualified, in form, under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended. On January 31, 2017, the Company timely requested a new determination letter from the IRS. The Company is awaiting a response from the IRS with respect to its request. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Company believes the Plan is currently being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt. The Company has indicated that it currently intends to continue to take the necessary steps to maintain the Plan’s compliance with the applicable requirements of the Code.
GAAP requires the Company to evaluate uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination. As of December 31, 2016, no uncertain tax positions have been taken or are expected to be taken, and no amounts related to uncertain tax positions have been recorded in the Plan’s financial statements. The Plan is subject to audits by the IRS, however there are currently no audits for any periods in progress. The Company believes the Plan is no longer subject to IRS examinations with respect to annual reports for years prior to 2013.
5. Services Provided by the Company
During 2016 and 2015, the Company paid trustee fees and certain other administrative costs on behalf of the Plan.
6. Reconciliation of Financial Statements to Form 5500
The reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2016 and 2015, consisted of the following:

	December 31,
	2016	2015
Net assets available for benefits per the financial statements	$4,279,649,700	$3,988,615,953
Adjustment to fair value for fully benefit-responsive investment contracts	(270,752)	617,171
Amounts allocated to withdrawing participants	(2,144,196)	(2,713,632)
Deemed loans	(303,178)	(325,519)
Net assets per the Form 5500	$4,276,931,574	$3,986,193,973

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

For the year ended December 31, 2016, the following is a reconciliation of the net investment gain per the financial statements to the Form 5500:

Year Ended December 31, 2016
Interest and dividend income	$48,143,585
Net realized/unrealized gains	254,079,547
Total net investment gain per the financial statements	302,223,132
Adjustment from fair value to contract value for fully benefit-responsive investment contracts:
Less prior year adjustment	(617,171)
Add current year adjustment	(270,752)
Total net investment gain per the Form 5500	$301,335,209
For the year ended December 31, 2016, the following is a reconciliation of distributions per the financial statements to the Form 5500:

Year Ended December 31, 2016
Benefits paid	$(317,622,135)
Investment and administrative fees	(8,770,925)
Total distributions per the financial statements	(326,393,060)
Add prior year amounts allocated to withdrawing participants	2,713,632
Less current year amounts allocated to withdrawing participants	(2,144,196)
Add prior year deemed loan balance	325,519
Less current year deemed loan balance	(303,178)
Total distributions per the Form 5500	$(325,801,283)

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan: #001
As of December 31, 2016
Schedule H, line 4i – Schedule of Assets (Held at End of Year)

Identity of Issue	Description of Investment	Current Value

Amgen stock	Employer Securities 1,782,285 shares	$260,587,917
			$260,587,917
Capital Preservation Asset Class:
Wells Fargo Fixed Income Fund F *	Collective trust fund 6,204,245 units	86,114,922
Metropolitan Life Contract*	Insurance separate accounts investment contract 651,034 units	70,306,234
Wells Fargo Fixed Income Fund D*	Collective trust fund 4,661,761 units	62,016,374
Wells Fargo Fixed Income Fund L*	Collective trust fund 4,372,989 units	54,142,847
Wells Fargo Stable Value Fund W*	Collective trust fund 720,388 units	38,555,065
NT Collective Short Term Investment Fund*	Collective trust fund 17,522,685 units	17,522,685
Wrapper contracts		—
Total Capital Preservation Asset Class			328,658,127

Emerging Markets Equity Asset Class:
J.P. Morgan Emerging Markets Equity Focus Fund*	Collective trust fund 5,188,078 units	53,428,379
NT Collective Emerging Markets Fund - Non Lending*	Collective trust fund 2,866,457 units	48,815,763
Blackrock FTSE RAFI Emerging Index Non Lendable Fund F*	Collective trust fund 49,694 units	6,997,054
Total Emerging Markets Equity Asset Class			109,241,196

Fixed Income Asset Class:
NT Collective Aggregate Bond Index Fund - Non Lending*	Collective trust fund 160,500 units	21,781,446
NT Collective Short Term Investment Fund*	Collective trust fund 7,829,809 units	7,829,809
United States Treasury Note 2% Due 11/15/2026	Government Bond 5,635,000 units	5,421,704
United States Treasury Note 1.75% Due 11/30/2021	Government Bond 5,385,000 units	5,344,823
United States Treasury Note 1.5% 12/31/2018	Government Bond 4,935,000 units	4,963,722
United States Treasury Note .75% Due 10/31/2017	Government Bond 4,485,000 units	4,480,972
United States Treasury Note 2% Due 12/31/2021	Government Bond 3,950,000 units	3,964,504
United States Treasury Bond 2.875% Due 11/15/2046	Government Bond 4,035,000 units	3,895,667
United States Treasury Bond 1.5% Due 01/31/2022	Government Bond 3,285,000 units	3,210,831
United States Treasury SEC Stripped Interest Payment Due 05/15/2023	Government Bond 3,460,000 units	2,993,135
United States Treasury 1.25% Due 10/31/2021	Government Bond 2,975,000 units	2,884,822
United States Treasury SEC Stripped Interest Payment Due 02/15/2021	Government Bond 3,005,000 units	2,782,302
Federal Home Loan Mortgage Corporation Pool #G08732 3% Due 11/01/2046	Government Mortgage Backed Security 2,693,824 units	2,677,693
United States Treasury Note 1.25% Due 12/31/2018	Government Bond 2,430,000 units	2,432,469
United States Treasury SEC Stripped Interest Payment Due 11/15/2022	Government Bond 2,500,000 units	2,198,910
United States Treasury SEC Stripped Interest Payment Due 05/15/2034	Government Bond 3,220,000 units	1,920,811
Federal Home Loan Mortgage Corporation Pool #G08702 3.5% Due 04/01/2046	Government Mortgage Backed Security 1,844,961 units	1,890,747
United States Treasury Note Inflation Indexed .375% Due 07/15/2025	Index Linked Government Bond 1,833,000 units	1,858,137
Metropolitan West Funds Floating Rate Income Fund Class I*	Mutual Fund 183,129 shares	1,844,113

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
United States Treasury SEC Stripped Interest Payment Due 05/15/2022	Government Bond 1,860,000 units	1,659,425
United States Treasury Note 1% Due 11/30/2018	Government Bond 1,600,000 units	1,594,875
United States Treasury SEC Stripped Interest Payment Due 11/15/2032	Government Bond 2,400,000 units	1,511,854
United States Treasury SEC Stripped Interest Payment Due 05/15/2021	Government Bond 1,630,000 units	1,499,043
Fannie Mae Pool #466430 3.37% Due 11/01/2020	Government Mortgage Backed Security 1,276,390 units	1,403,295
Fannie Mae Single Family Mortgage 3% Due 30 Years	Government Mortgage Backed Security 1,390,000 units	1,380,845
United States Treasury SEC Stripped Interest Payment 0% Due 08/15/2021	Government Bond 1,505,000 units	1,372,417
Fannie Mae Single Family Mortgage 4% Due 30 Years	Government Mortgage Backed Security 1,295,000 units	1,361,445
Federal Home Loan Mortgage Corporation Pool #G18622 2.5% Due 12/01/2031	Government Mortgage Backed Security 1,347,313 units	1,350,946
United States Treasury Note 1.5% Due 01/31/2019	Government Bond 1,330,000 units	1,337,222
United States Treasury SEC Stripped Interest Payment Due 02/15/2020	Government Bond 1,370,000 units	1,304,748
United States Treasury SEC Stripped Interest Payment 00517 Due 02/15/2029	Government Bond 1,820,000 units	1,300,274
Treasury Inflation Indexed Bond 0.75% Due 02/15/2045	Index Linked Government Bond 1,329,400 units	1,283,973
Fannie Mae Single Family Mortgage 3.5% Due 30 Years	Government Mortgage Backed Security 1,240,000 units	1,270,903
Federal Home Loan Mortgage Corporation Pool #G60080 3.5% Due 06/01/2045	Government Mortgage Backed Security 1,175,078 units	1,208,336
Federal Home Loan Mortgage Corporation Pool #G60344 4% Due 12/01/2045	Government Mortgage Backed Security 1,133,667 units	1,198,893
United States Treasury SEC Stripped Interest Payment Due 08/15/2020	Government Bond 1,250,000 units	1,175,281
United States Treasury Bond Inflation Index 5.500% Due 8/15/2028	Government Bond 900,000 units	1,165,219
Federal Home Loan Mortgage Corporation Gold G60023 3.5% Due 04/01/2045	Government Mortgage Backed Security 1,103,678 units	1,136,607
Morgan Stanley Capital I Trust 2011-C1 Class A-3 4.7% Due 09/15/2020	Commercial Mortgage-Backed Security 1,082,383 units	1,134,056
Federal Home Loan Mortgage Corporation Gold #G07924 3.5% Due 01/01/2045	Government Mortgage Backed Security 1,074,603 units	1,104,978
Federal Home Loan Mortgage Corporation Pool #G08741 3% Due 01/01/2047	Government Mortgage Backed Security 1,085,000 units	1,078,503
Fannie Mae Remic Trust 2010-142 Variable Rate Due 12/25/2040	Government Mortgage Backed Security 1,000,000 units	1,051,897
Federal Home Loan Mortgage Corporation Pool #G08716 3.5% Due 08/01/2046	Government Mortgage Backed Security 1,023,601 units	1,049,099
Citigroup Inc. 6.125% Due 11/21/2017	Corporate Bond 1,005,000 units	1,043,802
United States Treasury Note 2.625% Due 11/15/2020	Government Bond 1,000,000 units	1,033,594
Fannie Mae Pool #466430 3.37% Due 11/01/2020	Government Mortgage Backed Security 982,217 units	1,030,155
TCW Emerging Markets Income Fund*	Collective trust fund 10,637 units	1,023,037
Ginnie Mae II Pool #MA4126 Series 2046 3% Due 12/20/2046	Government Mortgage Backed Security 995,000 units	1,008,898
United States Treasury Note 3.125% Due 01/31/2017	Government Bond 1,000,000 units	1,002,107
United States Treasury Bond 1% Due 08/15/2018	Government Bond 1,000,000 units	998,672
Fannie Mae Pool #465769 3.96% Due 08/01/2020	Government Mortgage Backed Security 936,822 units	994,921
Fannie Mae Pool #Al9027 4% Due 09/01/2046	Government Mortgage Backed Security 897,651 units	943,937
United States Treasury Note 1% Due 12/31/2017	Government Bond 920,000 units	920,719
Ginnie Mae Pool #MA4069 3.5% Due 11/20/2046	Government Mortgage Backed Security 882,256 units	918,278

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
United States Treasury SEC Stripped Interest Payment Due 11/15/2028	Government Bond 1,250,000 units	900,524
United States Treasury SEC Stripped Interest Payment Due 11/15/2021	Government Bond 980,000 units	887,826
Federal Home Loan Mortgage Corporation Gold G67700 3.5% Due 08/01/2046	Government Mortgage Backed Security 857,717 units	881,879
Fannie Mae Pool #AV5051 4.50% Due 02/01/2044	Government Mortgage Backed Security 784,041 units	857,163
Federal Home Loan Mortgage Corporation Series K Class A 2.77% Due 05/25/2025	Government Mortgage Backed Security 850,000 units	836,662
United States Treasury SEC Stripped Interest Payment Due 02/15/2026	Government Bond 1,000,000 units	789,116
Fannie Mae Pool #MA2545 3.5% Due 02/01/2046	Government Mortgage Backed Security 751,084 units	774,807
United States Treasury Bonds 4.375% Due 05/15/2040	Government Bond 620,000 units	766,015
United States Treasury SEC Stripped Interest Payment Due 02/15/2027	Government Bond 1,000,000 units	765,100
United States Treasury Note 1.375% Due 12/31/2018	Government Bond 750,000 units	752,432
Fannie Mae Single Family Mortgage 2.5% Due 15 Years	Government Mortgage Backed Security 745,000 units	746,179
Fannie Mae Pool #AM2674 2.61% Due 03/01/2023	Government Mortgage Backed Security 745,000 units	745,766
SLC Student Loan Trust Floating Rate Due 12/15/2038	Asset Backed Security 800,000 units	720,758
Ginnie Mae II Jumbos 3.5% Due 30 Years	Government Mortgage Backed Security 685,000 units	712,066
J. P. Morgan Mortgage Floating Rate Due 06/25/2035*	Asset Backed Security 745,000 units	710,793
United States Treasury SEC Stripped Interest Payment Due 11/15/2027	Government Bond 950,000 units	708,344
SLM Student Loan Trust 2005-5 Class A-4 Due 10/25/2028	Asset Backed Security 720,000 units	701,013
Federal Home Loan Mortgage Corporation Variable Rate 08/25/2023	Government Mortgage Backed Security 665,000 units	700,824
Ginnie Mae II Jumbos 3% Due 30 Years	Government Mortgage Backed Security 690,000 units	698,639
SLC Student Loan Trust Floating Rate Due 09/15/2039	Asset Backed Security 770,000 units	694,619
Federal Home Loan Mortgage Corporation Pool #G08707 4% Due 05/01/2046	Government Mortgage Backed Security 660,526 units	694,259
United States Treasury 0% Due 02/15/2030	Government Bond 1,000,000 units	692,586
Federal Home Loan Mortgage Corporation Pool #K037 3.49% Due 01/25/2024	Government Mortgage Backed Security 650,000 units	685,261
Wachovia Student Loan Floating Rate Due 04/25/2040*	Asset Backed Security 780,000 units	681,966
Fannie Mae Pool #AT5907 4% Due 06/01/2043	Government Mortgage Backed Security 640,239 units	680,557
Nelnet Student Loan Trust Series 2015-3 Class A-2 Floating Rate Due 02/26/2046	Asset Backed Security 695,000 units	680,123
Fannie Mae Pool #MA2740 2.5% Due 09/01/2026	Government Mortgage Backed Security 667,613 units	678,934
Washington Mutual Mortgage Pass-Through Series 2005-AR2 Class 1A1A Floating Rate Due 01/25/2045	Collateralized Mortgage Obligation 708,009 units	677,445
SLM Student Loan Series 2004-10 Class A-6A Floating Rate Due 04/27/2026	Asset Backed Security 680,000 units	677,153
New Century Home Equity Loan Trust Series 2004-2 Class A1 Floating Rate Due 08/25/2034	Asset Backed Security 732,252 units	675,857
SLM Student Loan Trust 2014-2 Class A-3 Floating Rate Due 03/26/2029	Asset Backed Security 680,000 units	674,528
United States Treasury SEC Stripped Interest Payment 6.5% Due 11/15/2026	Government Bond 850,000 units	654,634
Fannie Mae Pool #MA1546 3.5% Due 08/01/2043	Government Mortgage Backed Security 632,013 units	651,939
SLM Student Loan Trust 2005/5 Class A-5 Due 10/25/2040	Asset Backed Security 700,000 units	649,153
Fannie Mae Remic Trust 2015-M2 Class A3 Variable Rate Due 12/25/2024	Government Mortgage Backed Security 630,953 units	638,530

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Nationstar Home Floating Rate Due 09/25/2036	Asset Backed Security 640,715 units	621,040
Fannie Mae Pool #Al6167 3.5% Due 01/01/2044	Government Mortgage Backed Security 591,088 units	609,668
Banc of America Funding Corporation Series 2015/R7 Class 1A 1.03833%*	Collateralized Mortgage Obligation 629,683 units	608,804
Fannie Mae Pool #AT5915 4% Due 06/01/2043	Government Mortgage Backed Security 571,736 units	606,534
Fannie Mae Pool #Am1762 2.39% Due 12/01/2022	Government Mortgage Backed Security 607,535 units	606,051
American Credit Acceptance Receivables Series 15-2 Class B 2.97% Due 05/12/2021	Asset Backed Security 600,000 units	604,216
The Goldman Sachs Group, Inc. 5.95% Due 01/18/2018	Corporate Bond 568,000 units	591,709
SLM Student Loan Trust 2009-3 Class A Variable Rate Due 01/25/2045	Asset Backed Security 592,515 units	577,760
Washington Mutual Mortgage Pass-Through Series 2005-AR13 Class A-1A1 Floating Rate Due 10/25/2045	Collateralized Mortgage Obligation 603,361 units	577,186
Fannie Mae Pool #Al7092 3% Due 07/01/2045	Government Mortgage Backed Security 577,273 units	575,085
GS Mortgage Securities Corporation 2005-9 Class 2A3 Variable Rate Due 08/25/2035	Asset Backed Security 591,323 units	572,151
Federal Home Loan Mortgage Corporation Multiclass Series 4324 Class AY 3% Due 04/15/2029	Government Mortgage Backed Security 568,738 units	561,111
United States Treasury SEC Stripped Interest Payment Due 05/15/2018	Government Bond 565,000 units	556,684
Wellpoint Systems Inc. 1.875% Due 01/15/2018	Corporate Bond 555,000 units	555,244
Morgan Stanley 5.95% Due 12/28/2017	Corporate Bond 526,000 units	547,477
Fannie Mae Pool #MA1462 3.5% Due 06/01/2043	Government Mortgage Backed Security 529,789 units	544,471
J.P. Morgan Mortgage Acquisition Corporation Series 07-Ch1 Class AV5 Floating Rate Due 11/25/2036*	Asset Backed Security 551,987 units	543,629
Federal Home Loan Mortgage Corporation Pool #G07957 4% Due 01/01/2045	Government Mortgage Backed Security 503,518 units	532,953
Fannie Mae Pool #AM2711 2.57% Due 03/01/2023	Government Mortgage Backed Security 528,320 units	528,663
Fannie Mae Pool #AM1990 2.33% Due 01/01/2023	Government Mortgage Backed Security 530,333 units	527,203
United States Treasury SEC Stripped Interest Payment Due 08/15/2034	Government Bond 875,000 units	519,471
Fannie Mae Pool #BC1158 3.5% Due 02/01/2046	Government Mortgage Backed Security 500,255 units	513,097
United States Treasury SEC Stripped Interest Payment Due 02/15/2022	Government Bond 570,000 units	512,397
Federal Home Loan Mortgage Corporation Pool #G08677 4% Due 11/01/2045	Government Mortgage Backed Security 486,749 units	511,482
Bank of America Corporation 6.1% Due 06/15/2017*	Corporate Bond 500,000 units	510,166
Ginnie Mae 5% Due 03/16/2034	Government Mortgage Backed Security 460,000 units	506,436
NextEra Energy Capital Step Coupon 1.586% Due 06/01/2017	Corporate Bond 500,000 units	500,294
WEA Financial LLC / Westfield UK & Europe Finance plc 2.7% Due 09/17/2019	Corporate Bond 494,000 units	499,655
Ginnie Mae II Pool #MA3736 Series 2046 3.5% Due 06/20/2046	Government Mortgage Backed Security 479,924 units	499,427
Ginnie Mae 2011-71 Class ZC 5.5% Due 7/16/2034	Government Mortgage Backed Security 441,385 units	498,702
Fannie Mae Pool #Am8674 2.81% Due 04/01/2025	Government Mortgage Backed Security 500,000 units	497,045
Federal Home Loan Mortgage Corporation Pool #Al2293 4.374% Due 06/01/2021	Government Mortgage Backed Security 457,845 units	495,213
Federal Home Loan Mortgage Corporation Multiclass Series 3895 4.5% Due 07/15/2041	Government Mortgage Backed Security 450,000 units	494,080
United States Treasury 3.0% Due 11/15/2045	Government Bond 500,000 units	493,164

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ginnie Mae 3.5% Due 03/20/2046	Government Mortgage Backed Security 473,189 units	492,418
Fannie Mae Pool #468559 4.01% Due 08/01/2021	Government Mortgage Backed Security 458,629 units	491,807
Morgan Stanley ABS Capital I Inc. 2006-NC1 Pass-Through Class A-4 Due 12/25/2035	Asset Backed Security 494,510 units	486,545
Fannie Mae Pool #MA2830 2.5% Due 12/01/2031	Government Mortgage Backed Security 482,166 units	483,356
CSAIL 2015-C3 3.7182% Due 08/15/2048	Commercial Mortgage-Backed Security 463,000 units	482,883
Citigroup Mortgage Loan Trust Series 2015-6 Class 2A1 Floating Rate Due 12/25/2035	Collateralized Mortgage Obligation 503,418 units	477,983
Fannie Mae Remic Series 2015/M4 Class AV2 2.509% Due 07/25/2022	Government Mortgage Backed Security 475,000 units	476,495
Fannie Mae Pool #AQ1534 3.5% Due 10/01/2032	Government Mortgage Backed Security 458,464 units	476,299
Ba Cr Card Tr 1.36% Due 09/15/2020	Asset Backed Security 475,000 units	474,781
Fannie Mae Pool #AM3307 2.85% Due 05/01/2023	Government Mortgage Backed Security 465,312 units	471,732
Federal National Mortgage Association Pool #G08676 3.5% Due 11/01/2045	Government Mortgage Backed Security 455,062 units	466,311
Federal Home Loan Mortgage Corporation Multiclass Series 3677 4.5% Due 05/15/2040	Government Mortgage Backed Security 429,591 units	462,067
Ginnie Mae 2007-035 6% Due 06/20/2037	Government Mortgage Backed Security 408,693 units	458,758
Fannie Mae Pool #Am7514 3.07% Due 02/01/2025	Government Mortgage Backed Security 450,000 units	457,722
Anheuser-Busch 3.65% Due 02/01/2026	Corporate Bond 450,000 units	456,836
Fannie Mae Single Family Mortgage 3% Due 15 Years	Government Mortgage Backed Security 445,000 units	456,647
Fannie Mae Pool #471834 1.4% Due 07/01/2017	Government Mortgage Backed Security 455,000 units	454,797
Federal Home Loan Mortgage Corporation Pool #G08711 3.5% Due 06/01/2046	Government Mortgage Backed Security 442,785 units	453,803
Columbia Pipeline Group Inc. 2.45% Due 06/01/2018	Corporate Bond 450,000 units	452,199
Washington Mutual Mortgage Pass-Through Series 2005-AR11 Class A1A Floating Rate Due 08/25/2045*	Collateralized Mortgage Obligation 469,938 units	451,260
Wells Fargo & Company 3% Due 04/22/2026*	Corporate Bond 470,000 units	448,489
DBWF 2015-LCM Mortgage Trust Floating Rate Due 06/10/2034	Commercial Mortgage-Backed Security 460,000 units	446,036
Ginnie Mae II Pool #MA3597 Series 2046 3.5% Due 04/20/2046	Government Mortgage Backed Security 428,266 units	445,670
Ginnie Mae Pool #783867 6.00% Due 8/15/2036	Government Mortgage Backed Security 384,337 units	445,211
Exeter Automobile 1.84% Due 11/16/2020	Asset Backed Security 445,083 units	444,465
Fannie Mae Pool #AR7961 3.5% Due 03/01/2033	Government Mortgage Backed Security 426,425 units	443,016
Long Beach Mortgage Loan Trust 2005-2 Pass-through Due 04/25/2035*	Asset Backed Security 452,508 units	441,927
Fannie Mae Pool #467757 4.33% Due 04/01/2021	Government Mortgage Backed Security 410,051 units	441,474
Fannie Mae Pool #AR6380 3.00% Due 02/01/2043	Government Mortgage Backed Security 441,953 units	441,372
Fannie Mae Pool #AB7575 3.00% Due 01/01/2043	Government Mortgage Backed Security 439,964 units	439,838
Federal National Mortgage Association Pool #Al2965 2.667% Due 12/01/2022	Government Mortgage Backed Security 432,601 units	439,643
Discover Bank of Greenwood Delaware 2.6% Due 11/13/2018	Corporate Bond 435,000 units	438,772
Fannie Mae Remic Series 2015-M7 Class A2 2.59% Due 12/25/2024	Government Mortgage Backed Security 447,000 units	438,601
J.P. Morgan Mortgage Trust 2005/A2 Pass/through Class 1/A-1 Due 04/25/2035*	Collateralized Mortgage Obligation 434,623 units	433,971

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Fannie Mae Series 2013-M7 Class A2 2.28% Due 12/25/2022	Government Mortgage Backed Security 441,000 units	433,649
Fannie Mae Series 2014-M3 Class A2 Variable Rate Due 01/25/2024	Government Mortgage Backed Security 415,000 units	433,122
Bear Stearns ARM Floating Rate Due 11/25/2034	Collateralized Mortgage Obligation 434,559 units	432,198
Fannie Mae 3.726% Due 06/25/2021	Government Mortgage Backed Security 410,000 units	431,978
Ginnie Mae 5.5% Due 06/20/2035	Government Mortgage Backed Security 383,315 units	428,122
AbbVie Inc. 3.6% Due 05/14/2025	Corporate Bond 432,000 units	427,891
Fannie Mae 1.80057001114% Due 12/25/2019	Government Mortgage Backed Security 425,000 units	426,317
Federal National Mortgage Association Pool #Al0561 3.738% Due 06/01/2018	Government Mortgage Backed Security 415,572 units	423,625
Bank America Corporation 4.1% Due 07/24/2023*	Corporate Bond 405,000 units	423,063
Federal Home Loan Mortgage Corporation Gold Pool U9-0291 4% Due 10/01/2042	Government Mortgage Backed Security 395,677 units	418,301
Residential Accredit Loans, Inc. Series 03-QA1 Class A2 Floating Rate 12/25/2033	Collateralized Mortgage Obligation 482,284 units	417,948
Fannie Mae Pool #MA0214 5% Due 10/01/2029	Government Mortgage Backed Security 381,874 units	415,924
Federal Home Loan Mortgage Corporation Multiclass Series 2334 Class KB 6.5% Due 05/15/2028	Government Mortgage Backed Security 375,883 units	414,878
Fannie Mae Pool #467025 3.38% Due 01/01/2018	Government Mortgage Backed Security 410,000 units	414,564
Structured Asset Mortgage Investments II Inc. Series 2004-AR1 Class A1 Floating Rate Due 3/19/2034	Collateralized Mortgage Obligation 428,253 units	412,850
Fannie Mae Pool #AQ1607 3.5% Due 11/01/2032	Government Mortgage Backed Security 395,348 units	410,645
Fannie Mae Pool #AM5473 3.76% Due 03/01/2024	Government Mortgage Backed Security 385,000 units	408,919
Federal Home Loan Mortgage Corporation Gold Pool U89009 3.5% Due 09/01/2032	Government Mortgage Backed Security 393,029 units	408,441
Federal Home Loan Mortgage Corporation Multiclass Series 7307 3% Due 8/15/2044	Government Mortgage Backed Security 406,402 units	404,650
United Technologies Corporation 1.778% Due 05/04/2018	Corporate Bond 400,000 units	400,087
Fannie Mae Pool #465973 3.59% Due 10/01/2020	Government Mortgage Backed Security 379,718 units	399,973
GE Capital International Funding Company 4.418% Due 11/15/2035	Corporate Bond 381,000 units	399,253
Federal Home Loan Mortgage Corporation Multiclass Series 2901 4.5% Due 12/15/2019	Government Mortgage Backed Security 380,000 units	395,822
Fannie Mae Pool #MA1373 3.50% Due 03/01/2043	Government Mortgage Backed Security 383,665 units	395,748
PRICOA Global Funding 2.2% Due 06/03/2021	Corporate Bond 400,000 units	392,887
BBCCRE Trust Series 2015-GTP Class A 3.966% Due 08/10/2033	Commercial Mortgage-Backed Security 385,000 units	392,622
Federal Home Loan Mortgage Corporation Pool #G08703 4% Due 04/01/2046	Government Mortgage Backed Security 371,214 units	390,135
Farmers Exchange Floating Rate Due 10/15/2054	Corporate Bond 400,000 units	389,544
United States Treasury Security 4.5% Due 08/15/2039	Government Bond 310,000 units	389,292
Credit Acceptance Auto Loan 2.4% Due 02/15/2023	Asset Backed Security 383,000 units	384,321
American Airlines 2013-2 4.95% Due 01/15/2023	Corporate Bond 359,601 units	383,425
United States Treasury Note 4.375% Due 11/15/2039	Government Bond 310,000 units	382,680
Commercial Mortgage Trust Series 2015-Cr24 Class A5 3.696% Due 08/10/2055	Commercial Mortgage-Backed Security 366,146 units	380,075
United States Treasury Bond 8.125% Due 02/15/2021	Government Bond 300,000 units	378,609
Fannie Mae Variable Rate Due 07/25/2024	Government Mortgage Backed Security 373,000 units	378,281
Progress Residential Series 2015-SFR2 Class A 2.74% Due 06/12/2032	Asset Backed Security 380,255 units	377,718

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Charter 4.464% Due 07/23/2022	Corporate Bond 355,000 units	370,986
Fannie Mae Series 2011-M2 3.645% Due 07/25/2021	Government Mortgage Backed Security 355,000 units	369,736
Fannie Mae Pool #468564 4.06% Due 07/01/2021	Government Mortgage Backed Security 337,993 units	363,078
Federal Home Loan Mortgage Corporation Pool #S0/6297 3.5% Due 09/15/2042	Government Mortgage Backed Security 347,763 units	360,245
Fannie Mae Pool #AM5079 3.45% Due 01/01/2024	Government Mortgage Backed Security 344,747 units	359,138
United States Treasury Bond 1.375% Due 02/15/2044	Index Linked Government Bond 316,600 units	358,334
Wells Fargo Commercial 3.664% Due 09/15/2048*	Commercial Mortgage-Backed Security 346,000 units	357,900
Flagship CLO VIII Ltd. / Flagship Series 2014-8A Class A Floating Rate Due 01/16/2026	Asset Backed Security 355,000 units	356,119
Magnetite IX, Ltd. / Magnetite IX LLC Class A-1 Floating Rate Due 07/25/2026	Asset Backed Security 355,000 units	355,146
Exelon Corporation 1.55% Due 06/09/2017	Corporate Bond 355,000 units	354,354
Honda Auto 1.04% Due 04/18/2019	Asset Backed Security 355,000 units	354,153
Aetna Inc. 2.8% Due 06/15/2023	Corporate Bond 358,000 units	352,633
Fannie Mae Remic Series 2003-W2 5.9% Due 07/25/2042	Government Mortgage Backed Security 316,354 units	352,612
Berkshire Hathaway Inc. 4.4% Due 05/15/2042	Corporate Bond 334,000 units	351,620
Public Service Electric and Gas Company 4.05% Due 05/01/2045	Corporate Bond 350,000 units	350,467
Voya CLO 2014-2 Ltd. 2014-2 Class A1 Floating Rate Due 07/17/2026	Asset Backed Security 350,000 units	350,242
Pernod Ricard SA 2.95% Due 01/15/2017	Corporate Bond 350,000 units	350,189
United States Treasury SEC Stripped Interest Payment Due 05/15/2020	Government Bond 370,000 units	350,124
Ginnie Mae 5.25% Due 03/20/2038	Government Mortgage Backed Security 317,287 units	348,687
Fannie Mae Pool #MA1866 4.50% Due 04/01/2044	Government Mortgage Backed Security 318,829 units	348,477
Fannie Mae Pool #469688 3.38% Due 12/01/2021	Government Mortgage Backed Security 332,683 units	348,461
Federal Home Loan Mortgage Corporation Pool #G0-7239 3.00% Due 12/01/2042	Government Mortgage Backed Security 347,534 units	347,392
Fannie Mae Pool #Al9472 4% Due 10/01/2043	Government Mortgage Backed Security 327,789 units	346,271
Federal Home Loan Mortgage Corporation Tranche 00839 2.615% Due 01/25/2023	Government Mortgage Backed Security 345,000 units	345,759
Citibank Credit Card Issuance Trust 2008-A2 Floating Rate Due 01/23/2020	Asset Backed Security 340,000 units	343,493
Fannie Mae Pool #AM4764 3.44% Due 11/01/2023	Government Mortgage Backed Security 329,775 units	343,296
Impac Secured Assets Corporation 2004-3 Pass-Through Class M-1 Floating Rate Due 11/25/2034	Collateralized Mortgage Obligation 370,000 units	343,162
Protective Life Global Funding 1.722% Due 04/15/2019	Corporate Bond 345,000 units	342,240
Navient Student Loan Trust Series 2015-3 Class B Floating Rate Due 10/25/2058	Asset Backed Security 400,000 units	340,287
Ginnie Mae Pool #MA3663 3.5% Due 05/20/2046	Government Mortgage Backed Security 326,736 units	340,014
Gilead Sciences, Inc. 4.15% Due 03/01/2047	Corporate Bond 355,000 units	337,180
Fannie Mae Pool #MA2010 4.00% Due 08/01/2044	Government Mortgage Backed Security 316,590 units	336,666
Duquesne Light Holdings, Inc. 6.4% Due 09/15/2020	Corporate Bond 300,000 units	334,736
Ocwen Master Advance Receivables Trust Series 15-T3 Class AT3 3.211% Due 11/15/2047	Asset Backed Security 334,000 units	333,930
Credit Suisse First Boston Mortgage Securities Corporation 2004-AR6 Pass-Through Class 2-A Variable Rate Due 10/25/34	Collateralized Mortgage Obligation 333,089 units	330,166
Boston Properties Ltd. Partnership 3.8% Due 02/01/2024	Corporate Bond 325,000 units	329,617

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Actavis Funding SCS 4.75% Due 03/15/2045	Corporate Bond 333,000 units	326,917
Federal Home Loan Mortgage Corporation Series 4374 Class NC Step-up Due 02/15/2046	Government Mortgage Backed Security 315,938 units	326,822
Teva 2.8% Due 07/21/2023	Corporate Bond 345,000 units	326,574
Duke Energy Corporation 3.75% Due 06/01/2045	Corporate Bond 343,000 units	326,511
Fannie Mae Pool #Am4407 3.65% Due 09/01/2023	Government Mortgage Backed Security 309,425 units	325,603
Fannie Mae Pool #FN0001 3.766% Due 12/01/2020	Government Mortgage Backed Security 307,407 units	324,454
Americredit Corporation 1.27% Due 01/08/2020	Asset Backed Security 321,411 units	321,367
Chase Issuance Trust Series 2007-A2 Class A2 Floating Rate Due 04/15/2019*	Asset Backed Security 320,000 units	320,000
Federal Home Loan Mortgage Corporation Multiclass Series 3662 5% Due 04/15/2040	Government Mortgage Backed Security 291,768 units	318,468
J.P. Morgan Chase & Company 6.0% Due 01/15/2018*	Corporate Bond 305,000 units	318,153
CVS Health Corp 5.125% Due 07/20/2045	Corporate Bond 285,000 units	317,617
Federal Home Loan Mortgage Corporation Pool #G08737 3% Due 12/01/2046	Government Mortgage Backed Security 319,204 units	317,293
Verizon Communications Inc. 4.862% Due 08/21/2046	Corporate Bond 313,000 units	317,161
Continental Airlines, Inc. Pass/Through Series 2000/1 Class A-1 8.048% Due 5/1/2022	Corporate Bond 283,442 units	314,975
United States Treasury SEC Stripped Interest Payment Due 05/15/2031	Government Bond 470,000 units	311,438
Ginnie Mae 6% Due 11/16/2032	Government Mortgage Backed Security 276,511 units	311,402
Bank America Corporation 5.75% Due 12/01/2017*	Corporate Bond 300,000 units	310,755
The Goldman Sachs Group, Inc. 5.25% Due 07/27/2021	Corporate Bond 283,000 units	310,165
Commercial Mortgage Trust Series 2015-CRE25 Class A-4 3.759% Due 08/10/2048	Commercial Mortgage-Backed Security 297,000 units	309,915
Fannie Mae Pool #MA1510 4.00% Due 07/01/2043	Government Mortgage Backed Security 291,238 units	308,944
Fannie Mae Remic Series 416 Class A300 3% Due 11/25/2042	Government Mortgage Backed Security 312,409 units	308,579
Encore Credit Floating Rate Due 01/25/2036	Asset Backed Security 308,833 units	307,932
Ginnie Mae Pool 2013-H05 Remic Pass-Through Class FB Floating Rate Due 02/20/2062	Government Mortgage Backed Security 306,896 units	306,728
Appalachian Power Company 4.45% Due 06/01/2045	Corporate Bond 300,000 units	306,527
Morgan Stanley 7.3% Due 05/13/2019	Corporate Bond 275,000 units	306,426
Federal Home Loan Mortgage Corporation Multiclass Series 323 Class 300 Due 01/15/2044	Government Mortgage Backed Security 303,979 units	302,487
Fannie Mae Pool #Fn0009 3.414% Due 10/01/2020	Government Mortgage Backed Security 288,096 units	300,713
Ford Motor Credit Company LLC Floating Rate Due 01/09/2018	Corporate Bond 298,000 units	298,876
Fannie Mae Pool #Am4493 3.92% Due 10/01/2023	Government Mortgage Backed Security 280,000 units	298,548
VNDO Mortgage Trust 2012-6 2.9950% Due 11/15/2030	Commercial Mortgage-Backed Security 295,237 units	297,959
National Credit Union Association Guaranteed Trust 2010-R3 Due 12/06/2020	Government Mortgage Backed Security 293,399 units	294,180
Bank of America Corporation 6% Due 09/01/2017*	Corporate Bond 285,000 units	293,259
Fannie Mae Remic Trust 2004-W12 6.5% Due 07/25/2044	Government Mortgage Backed Security 250,856 units	293,244
Bank of America Corporation 4% Due 01/22/2025*	Corporate Bond 292,000 units	292,367
Fannie Mae Pool #AM6429 3.58% Due 08/01/2029	Government Mortgage Backed Security 280,065 units	291,422
Fannie Mae Pool #467136 4.57% Due 01/01/2021	Government Mortgage Backed Security 267,140 units	290,134
Capital Auto 1.72% Due 01/22/2019	Asset Backed Security 289,000 units	289,699
DT Auto Owner Trust 2016/3 Class A 1.75% Due 11/15/2019	Asset Backed Security 288,147 units	288,446
Fannie Mae Remic Series 2014-M1 Class A Floating Rate Due 07/25/2023	Government Mortgage Backed Security 275,000 units	283,918
AT&T Inc. 4.8% Due 06/15/2044	Corporate Bond 300,000 units	283,474
Fannie Mae Pool #MA1900 4.50% Due 04/01/2044	Government Mortgage Backed Security 257,381 units	281,306
Citigroup Inc. 4.25% Due 08/15/2017	Corporate Bond 275,000 units	278,781
United States Treasury Note .75% Due 10/31/2018	Government Bond 280,000 units	277,987
Jersey Central Power & Light Company 4.7% Due 04/01/2024	Corporate Bond 261,000 units	277,709
MetLife Global 1.95% Due 09/15/2021*	Corporate Bond 285,000 units	277,070
Ventas Realty Ltd. 3.5% Due 02/01/2025	Corporate Bond 280,000 units	275,667
HCA Inc. 6.5% Due 02/15/2020	Corporate Bond 250,000 units	273,500
UBS AG Stamford Branch 1.8% Due 03/26/2018	Corporate Bond 271,000 units	271,187
Fannie Mae Remic Series 2004-T1 6% Due 01/25/2044	Government Mortgage Backed Security 242,244 units	270,853
Wachovia Bank National Association 6% Due 11/15/2017*	Corporate Bond 260,000 units	269,826
PFP 2015-2 Ltd./PFP 2015-2 LLC Class A Variable Rate Due 07/14/2034	Commercial Mortgage-Backed Security 269,970 units	269,707
Fannie Mae Pool #MA1900 4.50% Due 05/01/2039	Government Mortgage Backed Security 245,390 units	268,258
Opteum Mortgage Acceptance Corporation 2005-4 Class I-A1C Floating Rate Due 11/25/2035	Collateralized Mortgage Obligation 269,288 units	266,761
Fannie Mae Pool #AM6430 3.58% Due 08/01/2029	Government Mortgage Backed Security 255,922 units	266,300
Trafigura Securitizations Finance plc Floating Rate Due 10/15/2021	Asset Backed Security 266,000 units	265,358
Colony American Finance 2016/2 2.554% Due 11/15/2048	Asset Backed Security 271,459 units	264,272
Fannie Mae Pool #AN0335 3.39% Due 01/01/2031	Government Mortgage Backed Security 260,000 units	264,000
Fannie Mae Pool #AM9491 3.55% Due 08/01/2030	Government Mortgage Backed Security 255,148 units	263,340
Federal Home Loan Mortgage Corporation Pool #G18592 3% Due 03/01/2031	Government Mortgage Backed Security 255,941 units	262,835
Fannie Mae Pool #AM4198 3.55% Due 03/01/2024	Government Mortgage Backed Security 250,254 units	262,261
Fannie Mae Pool #Am8203 2.74% Due 03/01/2025	Government Mortgage Backed Security 261,844 units	260,402
Fannie Mae Series 2002-86 6% Due 09/25/2032	Government Mortgage Backed Security 228,541 units	260,144
J.P. Morgan Chase Bank of New York 6% Due 10/01/2017*	Corporate Bond 250,000 units	257,996
Metlife Inc. 7.8% Due 11/01/2025*	Corporate Bond 205,000 units	257,960
Fannie Mae Pool #AN1835 2.535% Due 07/01/2028	Government Mortgage Backed Security 275,000 units	257,758
Fannie Mae Series 2009-W1 6% Due 12/25/2049	Government Mortgage Backed Security 227,393 units	257,751
SLM Student Loan Trust 2003-12 Class A-5 Variable Rate Due 09/15/2022	Asset Backed Security 257,685 units	257,344
Fannie Mae Pool #AM6428 3.58% Due 08/01/2029	Government Mortgage Backed Security 246,264 units	256,251
United States Treasury Bond 4.24% Due 05/15/2039	Government Bond 210,000 units	254,961
Federal Home Loan Mortgage Corporation Series 2899 4% Due 12/15/2019	Government Mortgage Backed Security 248,405 units	253,704
The Goldman Sachs Group, Inc. 3.85% Due 07/08/2024	Corporate Bond 248,000 units	253,156
Fannie Mae Series 2013-96 3.5% Due 09/25/2038	Government Mortgage Backed Security 243,185 units	252,251
American Home Mortgage Investment Trust Series 2004-3 Class 5A Variable Rate Due 10/25/2034	Collateralized Mortgage Obligation 251,764 units	251,748
J.P. Morgan Chase & Company 1.8% Due 01/25/2018*	Corporate Bond 250,000 units	250,277
UBS Commercial Mortgage Trust 2012-C1 Variable Rate Due 05/10/2045	Commercial Mortgage-Backed Security 250,000 units	249,972
UBS AG Stamford Branch 1.375% Due 06/01/2017	Corporate Bond 250,000 units	249,942
Fannie Mae Pool #Am6501 3.32% Due 08/01/2026	Government Mortgage Backed Security 245,000 units	249,852
Stadshypotek AB (publ) 1.875% Due 10/02/2019	Corporate Bond 250,000 units	248,715
Fannie Mae Remic Trust 2007-93 4.50% Due 09/25/2037	Government Mortgage Backed Security 226,320 units	247,007
GS Mortgage Securities Corporation Trust 2011-GC5 Due 08/10/2044	Commercial Mortgage-Backed Security 245,000 units	243,389
Bank of America Corporation 5.65% Due 05/01/2018*	Corporate Bond 230,000 units	240,985
Westgate Resorts 2.15% Due 12/20/2026	Corporate Bond 243,407 units	240,668
J.P. Morgan Chase & Company 4.25% Due 10/01/2027*	Corporate Bond 230,000 units	236,308
Ginnie Mae 2015-H32 Remic Pass-Through Class FH Due 12/20/2065	Government Mortgage Backed Security 235,627 units	235,912
Siemens 2% Due 09/15/2023	Corporate Bond 250,000 units	235,885
Oracle Corporation 3.625% Due 07/15/2023	Corporate Bond 224,000 units	234,770
UnitedHealth Group, Inc. 4.625% Due 07/15/2035	Corporate Bond 215,000 units	234,358
Fannie Mae Remic Trust 2001-81 6.5% Due 01/25/2032	Government Mortgage Backed Security 201,836 units	228,929
Microsoft Corporation 3.75% Due 02/12/2045	Corporate Bond 242,000 units	226,936
Apple Inc. 4.65% Due 02/23/2046	Corporate Bond 210,000 units	226,768
Anadarko Petroleum Corporation 6.45% Due 09/15/2036	Corporate Bond 190,000 units	226,132
Nordea Bank 1.625% Due 05/15/2018	Corporate Bond 225,000 units	224,460
Americredit Corporation 1.26% Due 11/08/2019	Asset Backed Security 223,322 units	223,321
Wachovia Corporation 5.75% Due 02/01/2018*	Corporate Bond 210,000 units	218,945
UBS/Bank of America Merrill Lynch Trust Series 2012-WRM 3.663% Due 06/10/2030*	Commercial Mortgage-Backed Security 211,000 units	215,539
HSBC Bank plc 4.75% Due 01/19/2021	Corporate Bond 200,000 units	214,337
Conoco Inc. 6.95% Due 04/15/2029	Corporate Bond 170,000 units	213,785
Kraft Heinz Foods Co 1.6% Due 06/30/2017	Corporate Bond 213,000 units	213,171
Fannie Mae Pool #AN1161 3.05% Due 04/01/2028	Government Mortgage Backed Security 215,000 units	212,079
New York State Dormitory Authority 5.289% Due 03/15/2033	Municipal/Provincial Bond 180,000 units	209,270
Comcast Corporation 4.4% Due 08/15/2035	Corporate Bond 200,000 units	209,228
General Motors Financial Company, Inc. 4.75 Due 08/15/2017	Corporate Bond 205,000 units	208,888
Continental Airlines, Inc. Pass/Through 5.983% Due 04/19/2023	Corporate Bond 188,612 units	208,416
CPS Auto 1.65% Due 11/15/2019	Asset Backed Security 207,790 units	207,910
UBS Commercial Mortgage 2007 C7 Variable Rate Mortgage Pass Thru Class A/3 09/15/2045	Commercial Mortgage-Backed Security 201,969 units	206,957
UBS-Barclays Commercial Mortgage Trust 2012-C2 3.52500009537% Due 05/10/2063	Commercial Mortgage-Backed Security 197,600 units	206,754
Energy Transfer 5.15% Due 03/15/2045	Corporate Bond 215,000 units	206,202
The Goldman Sachs Group, Inc. 5.375% Due 03/15/2020	Corporate Bond 190,000 units	206,147
Merrill Lynch & Co., Inc. 6.4% Due 08/28/2017*	Corporate Bond 200,000 units	206,133
Fannie Mae Remic Trust 2010/137 4.5% Due 10/25/2040	Government Mortgage Backed Security 197,804 units	204,425
Federal Home Loan Mortgage Corporation Multiclass Tranche 2.72% Due 07/25/2026	Government Mortgage Backed Security 210,000 units	203,386
General Electric Capital Corporation 3.1% Due 01/09/2023	Corporate Bond 200,000 units	202,695
Shell International Finance BV 4.375% Due 05/11/2045	Corporate Bond 200,000 units	202,595
MidAmerican Energy 4.8% Due 09/15/2043	Corporate Bond 183,000 units	202,429
North Shore Long Island 4.8% Due 11/01/2042	Corporate Bond 200,000 units	202,286
Ford Motor Credit Company LLC 3.336% Due 03/18/2021	Corporate Bond 200,000 units	201,388
Santander UK plc 1.65% Due 09/29/2017	Corporate Bond 200,000 units	200,212
Healthcare Realty Trust Inc. 3.75% Due 04/15/2023	Corporate Bond 200,000 units	199,285
Santander Dr Auto 1.5% Due 08/17/2020	Asset Backed Security 199,000 units	198,120
Williams Partners LP 3.6% Due 03/15/2022	Corporate Bond 197,000 units	198,042
Healthcare Trust of America Inc. 3.5% Due 08/01/2026	Corporate Bond 205,000 units	195,904
Bank of New York Mellon Corporation 2.5% Due 04/15/2021	Corporate Bond 195,000 units	195,217
Hyundai Auto 1.12% Due 11/15/2019	Asset Backed Security 193,000 units	192,647
Federal Home Loan Mortgage Corporation Pool #G18626 2.5% Due 01/01/2032	Government Mortgage Backed Security 190,000 units	190,512
Ford Credit Auto Owner 1.28% Due 09/15/2019	Asset Backed Security 189,770 units	189,845
Texas Eastern Transmission, LP 2.8% Due 10/15/2022	Corporate Bond 195,000 units	189,805
AT&T Inc. 4.75% Due 05/15/2046	Corporate Bond 200,000 units	189,484
Volt XXXII LLC Series 2015-NPL3 Class A1144A 3.375% Due 10/25/2058	Asset Backed Security 189,717 units	189,452
Hyundai Auto 1.05% Due 04/15/2019	Asset Backed Security 188,745 units	188,646
Bank of America Corporation 4.125% Due 01/22/2024*	Corporate Bond 181,000 units	188,104
Federal Home Loan Mortgage Corporation Multiclass Series 2072 6.5% Due 07/15/2028	Government Mortgage Backed Security 164,920 units	185,773
BP Capital Markets plc 3.062% Due 03/17/2022	Corporate Bond 183,000 units	185,105
Nissan Auto .87000000477% Due 11/15/2018	Asset Backed Security 185,112 units	185,007
Federal Home Loan Mortgage Corporation Series 2595 5% Due 04/15/2023	Government Mortgage Backed Security 173,946 units	184,703
Federal Home Loan Mortgage Corporation Multiclass Series 2980 6% Due 05/15/2035	Government Mortgage Backed Security 160,461 units	182,195
Westlake 1.57% Due 06/17/2019	Asset Backed Security 182,000 units	182,159
Federal Home Loan Mortgage Corporation Multiclass Series 3415 Class TF Due 08/15/2035	Government Mortgage Backed Security 179,668 units	182,073
Springleaf Mortgage Loan Trust 2013-2 Class M-1 Variable Rate Due 12/25/2065	Collateralized Mortgage Obligation 181,000 units	181,556
Wal-Mart Stores, Inc. 4.75% Due 10/02/2043	Corporate Bond 160,000 units	179,415
United States Treasury Note 1% Due 06/30/2019	Government Bond 180,000 units	178,594
Newell Rubbermaid Inc. 3.85% Due 04/01/2023	Corporate Bond 170,000 units	176,342
Honda Auto .82% Due 07/23/2018	Asset Backed Security 175,838 units	175,725
Verizon Communications Inc. 4.522% Due 09/15/2048	Corporate Bond 183,000 units	175,481
Springleaf Mortgage Loan Trust 2013-2 Class M-2 Variable Rate 12/25/2065	Collateralized Mortgage Obligation 175,000 units	175,451
Fannie Mae Pool #Ap0645 3.5% Due 07/01/2032	Government Mortgage Backed Security 167,736 units	174,226
Federal Home Loan Mortgage Corporation Multiclass Series 4168 Class JA 3.5% Due 02/15/2043	Government Mortgage Backed Security 169,315 units	173,527
WFRBS Commercial Mortgage Trust Variable Rate Due 03/15/2045	Commercial Mortgage-Backed Security 190,000 units	173,088
Ginnie Mae Pool 2012-84 Class LI I-O 4% Due 05/16/2042	Government Mortgage Backed Security 978,799 units	171,044
J. P. Morgan Mortgage Floating Rate Due 06/25/2035*	Asset Backed Security 168,971 units	168,624
HSBC Holdings plc 4% Due 03/30/2022	Corporate Bond 163,000 units	168,599
Morgan Stanley 5.75% Due 01/25/2021	Corporate Bond 150,000 units	166,436
Wells Fargo & Company 4.48% Due 01/16/2024*	Corporate Bond 158,000 units	166,320
Buckeye Partners LP 3.95% Due 12/01/2026	Corporate Bond 170,000 units	165,445
Fannie Mae Preassign 00653 5.5% Due 03/25/2023	Government Mortgage Backed Security 151,864 units	164,284
Royal Bank of Canada 1.2% Due 09/19/2017	Corporate Bond 163,000 units	162,781
Fannie Mae Remic Series 2013-6 Class GI 09/25/2032	Government Mortgage Backed Security 1,518,375 units	162,676
Telefonica 5.134% Due 04/27/2020	Corporate Bond 150,000 units	160,719
Biogen Inc. 5.2% Due 09/15/2045	Corporate Bond 150,000 units	160,522
CarFinance Capital Auto Trust 2014-2 Class B 2.64% Due 11/16/2020	Asset Backed Security 160,000 units	160,344
Enterprise Products Company 3.75% Due 02/15/2025	Corporate Bond 157,000 units	159,522
Total Capital Canada Ltd. 2.75% Due 07/15/2023	Corporate Bond 160,000 units	158,331
J.P. Morgan Chase & Company 4.25% Due 10/15/2020*	Corporate Bond 149,000 units	157,677
Fannie Mae Tranche 00743 3.5% Due 10/25/2037	Government Mortgage Backed Security 151,505 units	157,434
Cox Communications, Inc. 3.85% Due 02/01/2025	Corporate Bond 160,000 units	156,920
Healthcare Realty Trust Inc. 5.75% Due 01/15/2021	Corporate Bond 142,000 units	156,066
Celgene Corporation 5% Due 08/15/2045	Corporate Bond 150,000 units	155,960
Merrill Lynch Mortgage Investors, Inc. Series 2003-5 Class A-1 Due 10/25/2028*	Collateralized Mortgage Obligation 159,235 units	155,474
General Electric Company 4.5% Due 03/11/2044	Corporate Bond 144,000 units	154,580
Fannie Mae Preassign 00166 6.5% Due 08/25/2036	Government Mortgage Backed Security 136,009 units	154,228
Residential Accredit Loans, Inc. Pass-Through Trust Series 2004-QS7 5.5% Due 05/25/2034	Collateralized Mortgage Obligation 151,366 units	153,678
General Electric Capital Corporation 5.5% Due 01/08/2020	Corporate Bond 140,000 units	153,397
HCP, Inc. 4.2% Due 03/01/2024	Corporate Bond 150,000 units	152,666
Ginnie Mae 0% Due 12/20/2040	Government Mortgage Backed Security 182,913 units	151,176
Spectra Energy Capital 5.65% Due 03/01/2020	Corporate Bond 141,000 units	151,120
Federal Home Loan Mortgage Corporation Series 3852 Floating Rate Due 05/15/2041	Government Mortgage Backed Security 145,373 units	150,907
HBOS plc Tranche # Sb 00008 6.75% Due 5/21/2018	Corporate Bond 143,000 units	150,793
United States Treasury Note 3.25% Due 12/31/2016	Government Bond 150,000 units	150,000
PRICOA Global Funding 1.6% Due 05/29/2018	Corporate Bond 150,000 units	149,899
General Electric Capital Corporation 5.875% Due 01/14/2038	Corporate Bond 119,000 units	149,765
Macmo Master Asset Securitization Trust 5.5% Due 12/25/2033	Collateralized Mortgage Obligation 147,213 units	149,428
Boardwalk REIT 4.95% Due 12/15/2024	Corporate Bond 145,000 units	148,882
Sprint Nextel Corporation 9% Due 11/15/2018	Corporate Bond 135,000 units	148,838
Federal Home Loan Mortgage Corporation Multiclass Series 3087 5.5% Due 12/15/2025	Government Mortgage Backed Security 136,949 units	148,614
BellSouth Corporation 6.55% Due 06/15/2034	Corporate Bond 135,000 units	148,141
Charter 4.908% Due 07/23/2025	Corporate Bond 140,000 units	147,550
Federal Home Loan Mortgage Corporation Multiclass Series 3005 5% Due 07/15/2025	Government Mortgage Backed Security 136,012 units	146,900
HCA Inc. 4.25% Due 11/15/2023	Corporate Bond 140,000 units	143,764
DT Auto Owner Trust Class A 2% Due 09/16/2019	Asset Backed Security 142,902 units	143,068
Wells Fargo & Company 3% Due 10/23/2026*	Corporate Bond 150,000 units	142,860
Verizon Communications Inc. 5.05% Due 03/15/2034	Corporate Bond 135,000 units	142,160
Tenet Healthcare Corporation Floating Rate Due 06/15/2020	Corporate Bond 140,000 units	141,050
Rockies Express Pipeline LLC 6.85% Due 07/15/2018	Corporate Bond 132,000 units	139,425
Time Warner Inc. 4.75% Due 03/29/2021	Corporate Bond 130,000 units	139,269
Apple Inc. 4.375% Due 05/13/2045	Corporate Bond 135,000 units	138,688
Niagara Mohawk Power Corporation 3.508% Due 10/01/2024	Corporate Bond 136,000 units	138,536
SFAVE Commerical Series 2015/5 Class A-1 3.872% Due 01/05/2043	Commercial Mortgage-Backed Security 140,000 units	137,690
Keycorp 5.1% Due 03/24/2021	Corporate Bond 125,000 units	136,692
General Motors Company 4.875% Due 10/02/2023	Corporate Bond 130,000 units	136,275
Kraft Heinz Foods Company 3% Due 06/01/2026	Corporate Bond 145,000 units	136,131
GS Mortgage Securities Corporation 2012/Aloha Commerical 3.551% Due 4/10/2034	Commercial Mortgage-Backed Security 130,000 units	135,870
HSI Asset Securitization Corporation Trust 11-A 3% Due 25/12/2035	Asset Backed Security 136,455 units	135,764
Constellation Brands Inc. 6% Due 05/01/2022	Corporate Bond 120,000 units	135,341
TransCanada 3.75% Due 10/16/2023	Corporate Bond 130,000 units	134,541
Sequoia Mortgage Trust 2004-1 Floating Rate Due 11/20/2034	Collateralized Mortgage Obligation 143,218 units	134,126
Bank of Montreal 2.55% Due 11/06/2022	Corporate Bond 135,000 units	133,353
Liberty Street Trust 2016-225L 3.597% Due 02/10/2036	Commercial Mortgage-Backed Security 130,000 units	133,273
Merrill Lynch & Co., Inc. 6.875% Due 04/25/2018*	Corporate Bond 125,000 units	132,864
Commercial Mortgage Trust 2016-787S Pass-through Class A-144A Due 02/10/2036	Commercial Mortgage-Backed Security 130,000 units	132,845
Morgan Stanley Capital I Trust 2011-C3 4.054% Due 07/15/2049	Commercial Mortgage-Backed Security 127,721 units	132,792
J.P. Morgan Mortgage Trust Series 2004-A3 Due 07/25/2034*	Collateralized Mortgage Obligation 137,054 units	132,639
BAMLL Commercial Mortgage Securities Trust 3.5343% Due 03/10/2037	Commercial Mortgage-Backed Security 130,000 units	132,422
Vericrest Opportunity Loan Series 16 Class A-1 Step 12/25/2046	Asset Backed Security 132,000 units	132,358
Nabors Industries Ltd. 4.625% Due 09/15/2021	Corporate Bond 130,000 units	132,148
Kraft Heinz Foods Company 4.375% Due 06/01/2046	Corporate Bond 140,000 units	131,737
Exxon Mobil Corporation 2.709% Due 03/06/2025	Corporate Bond 135,000 units	131,418
Chevron Corporation 2.419% Due 11/17/2020	Corporate Bond 130,000 units	130,926
Federal Home Loan Mortgage Corporation Pool #G08722 3.5% Due 09/01/2046	Government Mortgage Backed Security 127,405 units	130,581
Homestar Mortgage Acceptance Corporation Series 2004-4 Class A3 Floating Rate Due 09/25/2034	Collateralized Mortgage Obligation 132,597 units	129,861
Commercial Mortgage Trust 2013-300P 4.353% Due 08/10/2030	Commercial Mortgage-Backed Security 120,000 units	129,860
BP Capital Markets plc 3.814% Due 02/10/2024	Corporate Bond 125,000 units	129,858
Citigroup Inc. 3.7% Due 01/12/2026	Corporate Bond 130,000 units	129,331
Reckson Operating Partnership, LP 4.5% Due 12/01/2022	Corporate Bond 128,000 units	129,275
Hilton Worldwide Finance LLC 5.625% Due 10/15/2021	Corporate Bond 125,000 units	129,125
Raymond James Financial, Inc. 4.95% Due 07/15/2046	Corporate Bond 135,000 units	128,519
Verizon Communications Inc. 4.4% Due 11/01/2034	Corporate Bond 130,000 units	128,308
Continental Airlines Pass-Through 6.9% Due 07/02/2019	Corporate Bond 126,045 units	127,066
Apple Inc. 2.15% Due 02/09/2022	Corporate Bond 128,000 units	125,864
RBS Commerical Funding Inc. 2013-GSP Trust Class A Variable Rate Due 01/13/2032	Commercial Mortgage-Backed Security 120,000 units	125,770
First Data Corporation 5% Due 01/15/2024	Corporate Bond 125,000 units	125,665
Ford Motor Company 7.45% Due 07/16/2031	Corporate Bond 100,000 units	125,505
Berkshire Hathaway Inc. 3.4% Due 01/31/2022	Corporate Bond 120,000 units	125,246
Americredit 1.42% Due 10/08/2019	Asset Backed Security 123,885 units	123,975
Apple Inc. 2.4% Due 05/03/2023	Corporate Bond 126,000 units	122,688
Nissan Auto 1.34% Due 10/15/2020	Asset Backed Security 123,000 units	122,631
United States Treasury Bond 6.375% Due 08/15/2027	Government Bond 90,000 units	122,523
Fannie Mae Series 417 Class C11 2.5% Due 2/25/2028	Government Mortgage Backed Security 1,513,345 units	122,489
Merrill Lynch Mortgage Investors, Inc. Series 2004-B Class 1 Due 05/25/2029*	Collateralized Mortgage Obligation 125,485 units	122,071
Credit Agricole SA Floating Rate Due 08/15/2039	Corporate Bond 110,000 units	120,672
Ameriprise Financial, Inc. 4% Due 10/15/2023	Corporate Bond 115,000 units	120,607
EOG Resources, Inc. 2.625% Due 03/15/2023	Corporate Bond 124,000 units	120,207
Comcast Corporation 6.5% Due 01/15/2017	Corporate Bond 120,000 units	120,169
Nissan Auto 1.11% Due 05/15/2019	Asset Backed Security 118,947 units	118,858
Chase Mortgage Financial Trust Series 2007-A1 Pass-Through Due 02/25/2037*	Collateralized Mortgage Obligation 118,745 units	118,506
Northeast Utilities 3.15% Due 01/15/2025	Corporate Bond 120,000 units	118,478
Ginnie Mae II Pool #3760 Series 2035 5.5% Due 09/20/2035	Government Mortgage Backed Security 105,588 units	118,218
Dr Auto 4.18% Due 03/15/2024	Asset Backed Security 119,000 units	118,110
First Horizon Mortgage Pass-Through Trust Series 2004-AR6 4.75% Due 12/25/34	Collateralized Mortgage Obligation 118,254 units	117,983
Anheuser-Busch 4.7% Due 02/01/2036	Corporate Bond 111,000 units	116,757
Ford Credit Auto Owner 1.33% Due 10/15/2020	Asset Backed Security 117,000 units	116,615
Capital One Financial Corporation 3.75% Due 04/24/2024	Corporate Bond 115,000 units	116,497
Ontario Province Canada 4% Due 10/07/2019	Municipal/Provincial Bond 110,000 units	116,222
UBS Commercial Mortgage Income Only Trust 2012-C1 2.561868% Due 05/10/2045	Commercial Mortgage-Backed Security 1,294,127 units	115,578
Federal Home Loan Mortgage Corporation Multiclass Tranche 00430 3.151% Due 11/25/2025	Government Mortgage Backed Security 113,000 units	115,390
FirstEnergy Transmission LLC 5.45% Due 07/15/2044	Corporate Bond 108,000 units	114,649
Fannie Mae Pool #890231 5% Due 07/01/2025	Government Mortgage Backed Security 106,859 units	114,556
Praxair, Inc. 1.25% Due 11/07/2018	Corporate Bond 115,000 units	114,476
British Telecommunications plc Step-up Due 12/15/2030	Corporate Bond 75,000 units	114,426
GLS Auto 2.73% Due 10/15/2020	Asset Backed Security 114,311 units	114,283
Ryder System, Inc. Trust 00208 3.5% Due 06/01/2017	Corporate Bond 113,000 units	113,956
Verizon Owner Trust 2016-1 1.42% Due 01/20/2021	Asset Backed Security 114,000 units	113,207
Peco Energy Company 2.375% Due 09/15/2022	Corporate Bond 115,000 units	112,937
Hydro-Quebec Series 8.4% Due 01/15/2022	Municipal/Provincial Bond 90,000 units	112,501
Valeant Pharmaceuticals International, Inc. 5.5% Due 03/01/2023	Corporate Bond 150,000 units	112,500
Fannie Mae 1.43% Due 03/25/2037	Government Mortgage Backed Security 756,406 units	111,524
Morgan Stanley 7.3% Due 05/13/2019	Corporate Bond 100,000 units	111,428
Principal Life Global 2.25% Due 10/15/2018*	Corporate Bond 110,000 units	111,093
The Goldman Sachs Group, Inc. 7.5% Due 02/15/2019	Corporate Bond 100,000 units	110,858
General Electric Capital Corporation 5.625% Due 05/01/2018	Corporate Bond 105,000 units	110,816
General Electric Capital Corporation 6% Due 08/07/2019	Corporate Bond 100,000 units	110,487
International Business Machines Corporation 7.625% Due 10/15/2018	Corporate Bond 100,000 units	110,404
Norfolk Southern Corporation 2.903% Due 02/15/2023	Corporate Bond 111,000 units	110,316
Bayview Commercial Asset Trust Variable Rate Due 11/25/2035	Commercial Mortgage-Backed Security 127,724 units	110,129
Cisco Systems, Inc. 3.625% Due 03/04/2024	Corporate Bond 105,000 units	109,601
FirstEnergy Corporation 7.375% Due 11/15/2031	Corporate Bond 85,000 units	109,556
Americredit 1.81% Due 10/08/2020	Asset Backed Security 108,000 units	108,240
Jefferies Group 6.875% Due 04/15/2021	Corporate Bond 95,000 units	108,075
Energy Transfer Partners, LP 5.2% Due 2/1/2022	Corporate Bond 100,000 units	107,074
Nordea Bank 4.875% Due 01/27/2020	Corporate Bond 100,000 units	106,855
Federal Home Loan Mortgage Corporation Multiclass Tranche 2.838% Due 09/25/2022	Government Mortgage Backed Security 105,000 units	106,319
Fannie Mae Remic Series 2013 M12 Class FA Floating Rate Due 10/25/2017	Government Mortgage Backed Security 106,055 units	106,236
Morgan Stanley 6.625% Due 04/01/2018	Corporate Bond 100,000 units	105,753
Americredit 1.53% Due 07/08/2021	Asset Backed Security 106,000 units	105,281
Daimler Financial North America LLC 2.25% Due 07/31/2019	Corporate Bond 105,000 units	105,139
Lincoln National Corporation 6.25% Due 02/15/2020	Corporate Bond 95,000 units	104,920
AT&T Inc. 4.45% Due 04/01/2024	Corporate Bond 100,000 units	104,244
New York City Municipal Water Finance Authority; Water/Sewer 5.44% Due 06/15/2043	Municipal/Provincial Bond 85,000 units	104,193
Burlington Northern and Santa Fe Railway Company 4.15% Due 04/01/2045	Corporate Bond 102,000 units	103,439
AT&T Inc. 3.875% Due 08/15/2021	Corporate Bond 100,000 units	103,245
General Electric Capital Corporation 5.625% Due 09/15/2017	Corporate Bond 100,000 units	103,075
Federal Home Loan Mortgage Corporation Series 3542 Class N 0% Due 07/15/2036	Government Mortgage Backed Security 114,170 units	102,942
Walgreens Boots Alliance, Inc. 4.8% Due 11/18/2044	Corporate Bond 100,000 units	102,781
Port Authority NY & NJ 5.647% Due 11/01/2040	Municipal/Provincial Bond 85,000 units	102,435
Kroger Company 3.4% Due 04/15/2022	Corporate Bond 100,000 units	101,936
Canadian Pacific Railway Ltd. 7.125% Due 10/15/2031	Corporate Bond 75,000 units	101,638
Union Pacific Corporation 3.25% Due 01/15/2025	Corporate Bond 100,000 units	101,629
Celgene Corporation 3.875% Due 08/15/2025	Corporate Bond 100,000 units	101,431
The Goldman Sachs Group, Inc. 6.45% Due 05/01/2036	Corporate Bond 85,000 units	101,301
CVS Caremark Corporation 4% Due 12/05/2023	Corporate Bond 96,000 units	101,150
Intuit Inc. 5.75% Due 03/15/2017	Corporate Bond 100,000 units	100,887
Federal Home Loan Mortgage Corporation Multiclass Series 3825 Class AP 4% Due 03/15/2039	Government Mortgage Backed Security 97,896 units	100,813
Wyeth 5.95% Due 04/01/2037	Corporate Bond 80,000 units	100,676
MetLife Global 3.875% Due 04/11/2022*	Corporate Bond 95,000 units	100,387
Freeport-McMoran 2.15% Due 03/01/2017	Corporate Bond 101,000 units	100,369
NBC Universal Enterprise, Inc. 1.974% Due 04/15/2019	Corporate Bond 100,000 units	100,361
American Honda Finance Corporation Bond 1.6% Due 02/16/2018	Corporate Bond 100,000 units	100,090
Morgan Stanley 5.5% Due 07/28/2021	Corporate Bond 90,000 units	99,732
Citigroup Inc. 2.9% Due 12/08/2021	Corporate Bond 100,000 units	99,730
Xcel Energy Inc. 2.6% Due 03/15/2022	Corporate Bond 100,000 units	99,592
BCC Funding XIII LLC 2.2% Due 12/20/2021	Asset Backed Security 100,000 units	99,485
Bank of America Corporation 3.3% Due 01/11/2023*	Corporate Bond 99,000 units	99,331
Federal Home Loan Mortgage Corporation Multiclass Series 4030 Income Only 3.50% Due 04/15/2027	Government Mortgage Backed Security 945,892 units	99,254
John Deere Capital Corporation 3.35% Due 06/12/2024	Corporate Bond 97,000 units	99,092
Massmutual Global Funding 2.5% Due 10/17/2022	Corporate Bond 100,000 units	98,197
Fannie Mae Pool #735070 6.5% Due 10/01/2024	Government Mortgage Backed Security 86,651 units	98,034
Morgan Stanley 3.125% Due 07/27/2026	Corporate Bond 102,000 units	97,448
HRPT Properties Trust 6.65% Due 01/15/2018	Corporate Bond 95,000 units	97,407
Federal Home Loan Mortgage Corporation Series 3507 5% Due 03/15/2036	Government Mortgage Backed Security 93,927 units	97,378
Ohio State University General Receipts 4.8% Due 06/01/2111	Municipal/Provincial Bond 100,000 units	97,190
Colony American Finance 2016-1 Secondary Note Class A Due 06/15/2048	Commercial Mortgage-Backed Security 99,078 units	97,099
General Electric Capital Corporation 2.1% Due 12/11/2019	Corporate Bond 96,000 units	96,703
AIG Sun America Global Financing 6.9% Due 03/15/2032*	Corporate Bond 75,000 units	95,683
Structured Asset Securities Corporation 2003-26A Pass-Through Due 09/25/2033	Collateralized Mortgage Obligation 97,519 units	95,459
Hero Funding Trust 2016-3 3.08% Due 09/20/2042	Collateralized Mortgage Obligation 96,557 units	95,169
SBA Communications Corporation .875% Due 09/01/2024	Corporate Bond 96,000 units	94,800
Nissan Auto 1.32% Due 01/15/2021	Asset Backed Security 95,000 units	94,428
Bank of America Corporation 5.65% Due 05/01/2018*	Corporate Bond 90,000 units	94,299
Rabobank Netherlands Variable Rate Due 12/29/2049	Corporate Bond 80,000 units	94,024
United States Treasury Note .875% Due 07/31/2019	Government Bond 95,000 units	93,898
Pacific Gas & Electric Company 6.05% Due 03/01/2034	Corporate Bond 75,000 units	93,860
Michigan Indiana Power Company 7% Due 03/15/2019	Corporate Bond 85,000 units	93,675
Schlumberger Investment 2.4% Due 08/01/2022	Corporate Bond 95,000 units	93,261
Diageo Capital plc 4.828% Due 07/15/2020	Corporate Bond 85,000 units	92,189
Comcast Corporation 2.35% Due 01/15/2027	Corporate Bond 100,000 units	92,183
Fannie Mae Pool #256601 6% Due 02/01/2027	Government Mortgage Backed Security 81,391 units	92,112
Apache Corporation 6% Due 01/15/2037	Corporate Bond 80,000 units	92,012
HSBC Holdings plc 4.875% Due 01/14/2022	Corporate Bond 85,000 units	91,761
Catholic Health 2.95 Due 11/01/2022	Corporate Bond 94,000 units	91,454
Enbridge Inc. 4.25% Due 12/01/2026	Corporate Bond 89,000 units	91,126
Fannie Mae Pool #254762 5% Due 05/01/2023	Government Mortgage Backed Security 83,523 units	90,936
Chevron Phillips Chemical Company LLC 3.4% Due 12/01/2026	Corporate Bond 91,000 units	90,845
Shell International Finance BV 4.375% Due 03/25/2020	Corporate Bond 85,000 units	90,802
AT&T Inc. 3.6% Due 02/17/2023	Corporate Bond 90,000 units	90,767
Federal Home Loan Mortgage Corporation Multiclass Series 3852 Floating Rate Due 05/15/2041	Government Mortgage Backed Security 87,192 units	90,304
Sequoia Mortgage Trust 2004-1, 2004-8 Variable Rate Due 09/20/2034	Collateralized Mortgage Obligation 93,363 units	89,703
Bank of New York Company, Inc. 3.65% Due 02/04/2024	Corporate Bond 87,000 units	89,527
Shell International Finance BV 2.875% Due 05/10/2026	Corporate Bond 92,000 units	88,945
Sunoco Logistics 4.25% Due 04/01/2024	Corporate Bond 87,000 units	87,672
Fannie Mae Remic Series 2013-13 Class IK Due 03/25/2028	Government Mortgage Backed Security 1,043,925 units	87,590
Boeing Company 6% Due 03/15/2019	Corporate Bond 80,000 units	87,362
U.S. Bancorp Tranche Trust 00175 3.7% Due 01/30/2024	Corporate Bond 84,000 units	87,333
Halliburton Company 3.5% Due 08/01/2023	Corporate Bond 86,000 units	87,325
National Semiconductor 6.6% Due 06/15/2017	Corporate Bond 85,000 units	87,112
Sempra Energy Company 9.8% Due 02/15/2019	Corporate Bond 75,000 units	86,871
Verizon Communications Inc. 4.15% Due 03/15/2024	Corporate Bond 83,000 units	86,734
Toyota Auto 1.3% Due 04/15/2020	Asset Backed Security 87,000 units	86,721
Ginnie Mae 2007-024 Remic Pass-Through Floating Rate Due 05/20/2037	Government Mortgage Backed Security 464,539 units	86,510
Citigroup Inc. 3.2% Due 10/21/2026	Corporate Bond 90,000 units	86,060
Penske Truck Leasing Company LP 3.375% Due 02/01/2022	Corporate Bond 85,000 units	85,719
Time Warner Cable Inc. 6.75% Due 07/01/2018	Corporate Bond 80,000 units	85,410
CWMBS, Inc. 5.25% Due 05/25/2034	Collateralized Mortgage Obligation 85,191 units	85,390
Master Adjustable Rate Mortgages Trust 2004-8 Due 08/25/2034	Collateralized Mortgage Obligation 86,247 units	85,327
Costco Wholesale Corporation 2.25% Due 02/15/2022	Corporate Bond 86,000 units	85,239
Shell International Finance BV 4% Due 05/10/2046	Corporate Bond 89,000 units	85,107
CF Industries Holdings, Inc. 3.4% Due 12/01/2021	Corporate Bond 86,000 units	85,096
American Express Company 7% Due 03/19/2018	Corporate Bond 80,000 units	85,015
Soundview Home Loan Trust 2006-Wf2 Class A-2C Due 12/25/2036	Asset Backed Security 84,661 units	84,533
United States Treasury SEC Stripped Interest Payment Due 02/15/2034	Government Bond 140,000 units	84,414
Morgan Stanley Trust 2012-IO Remic Pass-Through 1% Due 03/27/2051	Commercial Mortgage-Backed Security 84,913 units	84,399
The PNC Financial Services Group, Inc. 2.84% Due 11/09/2022	Corporate Bond 85,000 units	84,217
Ginnie Mae 2004-30 5.5% Due 02/20/2034	Government Mortgage Backed Security 80,385 units	83,691
American Water Capital Corp. 3% Due 12/01/2026	Corporate Bond 85,000 units	83,553
Magellan Midstream Partners LP 5.15% Due 10/15/2043	Corporate Bond 80,000 units	83,148
Structured Asset Securities Corporation Series 2004-6XS Due 03/25/2034	Asset Backed Security 83,044 units	82,930
Statoil ASA 2.65% Due 01/15/2024	Corporate Bond 84,000 units	82,453
United States Treasury Bond Inflation Index 2% Due 01/15/2026	Index Linked Government Bond 60,000 units	82,317
Deutsche Bank AG 3.375% Due 05/12/2021	Corporate Bond 83,000 units	82,161
United States Treasury Bond Zero Coupon .00001% Due 08/15/2023	Government Bond 95,000 units	81,599
Petro-Canada 7.875% Due 06/15/2026	Corporate Bond 65,000 units	81,476
Fannie Mae Remic Trust 2007-W1 Variable Rate Due 11/25/2046	Government Mortgage Backed Security 81,043 units	81,181
Virginia Electric & Power Company 2.95% Due 01/15/2022	Corporate Bond 80,000 units	81,098
Oncor Electric Delivery Company 6.8% Due 09/1/2018	Corporate Bond 75,000 units	81,042
State Street Corporation 3.55% Due 08/18/2025	Corporate Bond 79,000 units	80,877
Cardinal Health, Inc. 3.2% Due 03/15/2023	Corporate Bond 80,000 units	80,723
Abbott Labs 3.4% Due 11/30/2023	Corporate Bond 81,000 units	80,696
Bank of America Corporation 4% Due 04/01/2024*	Corporate Bond 78,000 units	80,444
Master Alternative Loan Trust 2004-3 6.25% Due 04/25/2034	Collateralized Mortgage Obligation 76,929 units	80,104
Time Warner Cable Inc. 7.3% Due 07/1/2038	Corporate Bond 65,000 units	79,959
United States Treasury Bills Due 04/06/2017	Government Bond 80,000 units	79,891
Bank of America Corporation 3.95% Due 04/21/2025*	Corporate Bond 80,000 units	79,639
United States Treasury SEC Stripped Interest Payment Due 08/15/2032	Government Bond 125,000 units	79,429
CarFinance Capital Auto Trust 2015-1 Class A 1.75% Due 06/15/2021	Asset Backed Security 79,200 units	79,249
Time Warner Cable Inc. 8.75% Due 02/14/2019	Corporate Bond 70,000 units	78,886
Medco Health 4.125% Due 09/15/2020	Corporate Bond 75,000 units	78,698
Burlington Northern and Santa Fe Railway Company 3.45% Due 09/15/2021	Corporate Bond 75,000 units	78,327
MidAmerican Energy 5.3% Due 03/15/2018	Corporate Bond 75,000 units	78,204
The Goldman Sachs Group, Inc. 3.5% Due 11/16/2026	Corporate Bond 80,000 units	78,159
Ginnie Mae Pool #AE8877 Series 2037 5.5% Due 01/15/2037	Government Mortgage Backed Security 69,839 units	77,905
Blackrock Inc. 6.25% Due 09/15/2017*	Corporate Bond 75,000 units	77,637
Master Alternative Loan Trust 2004-1 5.5% Pass-Through	Collateralized Mortgage Obligation 76,561 units	77,618
Morgan Stanley Dean Witter Capital I Trust 2003-HYB1 Variable Rate Due 02/25/2033	Collateralized Mortgage Obligation 84,828 units	77,084
Wells Fargo Mortgage Backed Securities Variable Rate Due 09/25/2034*	Collateralized Mortgage Obligation 74,825 units	77,028
BP Capital Markets plc 3.245% Due 05/06/2022	Corporate Bond 75,000 units	76,585
NextEra Energy Capital Holdings, Inc. 3.625% Due 06/15/2023	Corporate Bond 75,000 units	76,254
Capital One Financial Corporation 4.2% Due 10/29/2025	Corporate Bond 76,000 units	76,253
Citigroup Inc. 4.45% Due 09/29/2027	Corporate Bond 75,000 units	76,188
Republic Services, Inc. 5.5% Due 09/15/2019	Corporate Bond 70,000 units	76,177
GlaxoSmithKline plc 2.85% Due 05/08/2022	Corporate Bond 75,000 units	75,602
Toyota Motor Corp 2.125% Due 07/18/2019	Corporate Bond 75,000 units	75,325
Capital One Financial Corporation 3.5% Due 06/15/2023	Corporate Bond 75,000 units	75,284
Noble Energy, Inc. 5.05% Due 11/15/2044	Corporate Bond 75,000 units	75,221
ONEOK Partners LP 4.9% Due 03/15/2025	Corporate Bond 70,000 units	75,083
Macquarie Group Ltd. 1.6% Due 10/27/2017	Corporate Bond 75,000 units	74,995
Canadian Natural Resources Ltd. 3.8% Due 04/15/2024	Corporate Bond 75,000 units	74,743
Thornburg Mortgage Securities Trust 2004-3 Pass-Through Floating Rate Due 11/30/2044	Collateralized Mortgage Obligation 81,415 units	74,267
Nucor Corporation 4% Due 08/01/2023	Corporate Bond 70,000 units	73,585
Fannie Mae Pool #256556 6% Due 01/01/2027	Government Mortgage Backed Security 64,647 units	73,138
Washington Mutual Mortgage Pass-Through 2.67% Due 08/25/2033*	Collateralized Mortgage Obligation 73,009 units	73,090
Nelnet Student Loan Trust 2008-4 Floating Rate Due 04/25/2024	Asset Backed Security 72,925 units	73,010
Invesco Finance plc 4% Due 01/30/2024	Corporate Bond 70,000 units	72,938
eBay Inc. 2.6% Due 07/15/2022	Corporate Bond 75,000 units	72,695
Anheuser-Busch 3.7% Due 02/01/2024	Corporate Bond 70,000 units	72,360
AT&T Inc. 3.8% Due 03/15/2022	Corporate Bond 70,000 units	71,760
United States Treasury Bond .625% Due 12/31/2016	Government Bond 71,400 units	71,400
Fannie Mae Remic Series 2008-75 4.5% Due 09/25/2023	Government Mortgage Backed Security 69,882 units	71,267
Anheuser-Busch 3.3% Due 02/01/2023	Corporate Bond 70,000 units	71,241
PepsiCo, Inc. 2.375% Due 10/06/2026	Corporate Bond 75,000 units	71,000
Anheuser-Busch 5.375% Due 01/15/2020	Corporate Bond 65,000 units	70,895
Agrium Inc. 5.25% Due 01/15/2045	Corporate Bond 68,000 units	70,814
Centene Corp 4.75% Due 05/15/2022	Corporate Bond 70,000 units	70,700
Banc of America Funding Corporation Series 2005-E Class 4-A-1 Due 03/20/2035*	Collateralized Mortgage Obligation 70,340 units	70,575
Precision 3.25% Due 06/15/2025	Corporate Bond 70,000 units	70,550
Exelon Generation Company, LLC 6.25% Due 10/01/2039	Corporate Bond 70,000 units	70,481
Duke Energy Corporation 1.625% Due 08/15/2017	Corporate Bond 70,000 units	70,113
Ecolab Inc. 1.55% Due 01/12/2018	Corporate Bond 70,000 units	70,079
Washington Mutual Mortgage 5.5% Due 04/25/2033*	Collateralized Mortgage Obligation 68,303 units	70,043
Sumitomo Mitsui 2.632% Due 07/14/2026	Corporate Bond 75,000 units	69,695
Principal Life Global 2.375% Due 11/21/2021*	Corporate Bond 70,000 units	69,037
Amerada Hess Corporation 7.3% Due 08/15/2031	Corporate Bond 59,000 units	68,718
United Technologies Corporation 1.95% Due 11/01/2021	Corporate Bond 70,000 units	68,618
Johnson & Johnson 2.05% Due 03/01/2023	Corporate Bond 70,000 units	68,110
Fannie Mae Remic Trust 2005-103 Variable Rate Due 07/25/2035	Government Mortgage Backed Security 57,698 units	68,079
Sirius XM Holdings 5.75% Due 08/01/2021	Corporate Bond 65,000 units	67,681
United Technologies Corporation 4.15% Due 05/15/2045	Corporate Bond 67,000 units	67,669
GS Mortgage Securities Corporation 2005-RP2 Variable Rate Due 03/25/2035	Collateralized Mortgage Obligation 76,363 units	67,520
Churchill Downs Inc. 5.375% Due 12/15/2021	Corporate Bond 65,000 units	67,438
CCO Holdings LLC / CCO Holdings Capital Corporation 5.75% Due 02/15/2026	Corporate Bond 65,000 units	67,275
Fannie Mae Remic Trust 2010-49 Variable Rate Due 03/25/2040	Government Mortgage Backed Security 54,491 units	67,098
Macys Retail Holdings 7.45% Due 07/15/2017	Corporate Bond 65,000 units	67,052
American Tower Corp 2.25% Due 01/15/2022	Corporate Bond 70,000 units	67,051
Microsoft Corporation 2% Due 08/08/2023	Corporate Bond 70,000 units	66,906
Bank of America Corporation 4.25% Due 10/22/2026*	Corporate Bond 66,000 units	66,799
Target Corporation 2.5% Due 04/15/2026	Corporate Bond 70,000 units	66,783
Microsoft Corporation 3.45% Due 08/08/2036	Corporate Bond 70,000 units	66,525
AT&T Inc. 3.4% Due 05/15/2025	Corporate Bond 69,000 units	66,504
MetroPCS Communications, Inc. 6.625% Due 11/15/2020	Corporate Bond 65,000 units	66,463
Synchrony Financial 3.7% Due 08/04/2026	Corporate Bond 69,000 units	66,328
The Home Depot, Inc. 3.75% Due 02/15/2024	Corporate Bond 63,000 units	66,325
Honeywell International Inc. 2.5% Due 11/01/2026	Corporate Bond 70,000 units	66,258
Plains All American Pipeline LP 4.9% Due 02/15/2045	Corporate Bond 71,000 units	65,591
BB&T Corporation 2.625% Due 06/29/2020	Corporate Bond 65,000 units	65,509
Wells Fargo Mortgage Backed Securities 2004-EE Trust Variable Rate Due 12/25/2034*	Collateralized Mortgage Obligation 64,337 units	65,504
Bayview Commercial Asset Trust Variable Rate Due 01/25/2036	Commercial Mortgage-Backed Security 75,524 units	65,482
Diamond Offshore Drilling, Inc. 4.875% Due 11/01/2043	Corporate Bond 92,000 units	65,350
J.P. Morgan Mortgage Trust 2006-A2 3.75% Due 04/25/2036*	Collateralized Mortgage Obligation 64,314 units	65,207
Citigroup Inc. 2.05% Due 12/07/2018	Corporate Bond 65,000 units	64,993
HCP, Inc. 4.25% Due 11/15/2023	Corporate Bond 63,000 units	64,694
Potash Corporation of Saskatchewan, Inc. 3.625% Due 03/15/2024	Corporate Bond 65,000 units	64,475
Morgan Stanley Mortgage Loan Trust 2004-2AR Due 09/25/2034	Collateralized Mortgage Obligation 63,183 units	64,183
General Electric Capital Corporation Trust 00750 Variable Rate Due 08/15/36	Corporate Bond 75,000 units	64,135
Centene Corp 4.75% Due 01/15/2025	Corporate Bond 65,000 units	63,456
Microsoft Corporation 3.625% Due 12/15/2023	Corporate Bond 60,000 units	63,195
Fannie Mae Pool #576557 6.5% Due 06/01/2019	Government Mortgage Backed Security 55,730 units	63,051
Illinois State Taxable Pension 5.1% Due 06/01/2033	Municipal/Provincial Bond 70,000 units	62,545
The Goldman Sachs Group, Inc. 2.6% Due 04/23/2020	Corporate Bond 62,000 units	62,065
Energy Transfer 3.6% Due 02/01/2023	Corporate Bond 63,000 units	61,961
MidAmerican Energy 3.75% Due 11/15/2023	Corporate Bond 59,000 units	61,697
Kraft Foods Group, Inc. 3.5% Due 06/06/2022	Corporate Bond 60,000 units	61,018
Quintiles 4.875% Due 05/15/2023	Corporate Bond 60,000 units	60,900
Verizon Communications Inc. 5.15% Due 09/15/2023	Corporate Bond 55,000 units	60,816
OneMain Financial Issuance Trust 2014-2 Class A 2.47% Due 09/18/2024	Asset Backed Security 60,733 units	60,758
Fannie Mae Stripped Mortgage-Backed Securities Trust 410 Class 29 4% Due 05/25/2027	Government Mortgage Backed Security 624,099 units	60,564
Laboratory Corporation of America Holdings 2.2% Due 08/23/2017	Corporate Bond 60,000 units	60,280
AbbVie Inc. 4.3% Due 05/14/2036	Corporate Bond 63,000 units	60,033
Analog Devices, Inc. 3.125% Due 12/05/2023	Corporate Bond 60,000 units	59,995
John Deere Capital Corporation 1.35% Due 01/16/2018	Corporate Bond 60,000 units	59,927
DT Auto Owner Trust 3.77% Due 10/17/2022	Asset Backed Security 60,700 units	59,686
Cisco Systems, Inc. 2.95% Due 02/28/2026	Corporate Bond 60,000 units	59,416
Chevron Corporation 2.566% Due 05/16/2023	Corporate Bond 60,000 units	59,153
AT&T Inc. 3% Due 06/30/2022	Corporate Bond 60,000 units	58,897
BB&T Corporation 2.05% Due 05/10/2021	Corporate Bond 60,000 units	58,887
Bamll Commerical Mortgage Trust 2014-520M Class-A 08/15/2046	Commercial Mortgage-Backed Security 55,000 units	58,741
Oracle Corporation 3.85% Due 07/15/2036	Corporate Bond 60,000 units	58,555
Southern Power Company 1.95% Due 12/15/2019	Corporate Bond 59,000 units	58,505
NiSource Finance Corporation 5.65% Due 02/01/2045	Corporate Bond 50,000 units	58,298
Ginnie Mae Remic Series 2008-40 Floating Rate Due 05/16/2038	Government Mortgage Backed Security 347,939 units	58,257
AGL Capital Corporation 5.875% Due 03/15/2041	Corporate Bond 50,000 units	58,241
Ventas Realty Ltd. 4.25% Due 03/01/2022	Corporate Bond 55,000 units	58,145
Wells Fargo Mortgage Backed Securities 2004-K Due 07/25/2034*	Collateralized Mortgage Obligation 57,801 units	57,666
The Goldman Sachs Group, Inc. 2.625% Due 01/31/2019	Corporate Bond 57,000 units	57,613
BMW US Capital, LLC 2.25% Due 09/15/2023	Corporate Bond 60,000 units	57,502
Santander UK plc 2.5% Due 03/14/2019	Corporate Bond 57,000 units	57,333
Federal Home Loan Mortgage Corporation Pool 5.891% Due 08/1/2037	Government Mortgage Backed Security 53,479 units	56,735
Federal Home Loan Mortgage Corporation Multiclass Series 12-K708 Floating Rate Due 01/25/2019	Government Mortgage Backed Security 2,204,420 units	56,301
Morgan Stanley Fixed Income 1.875% Due 01/05/2018	Corporate Bond 56,000 units	56,083
Laboratory Corporation of America Holdings 2.5% Due 11/01/2018	Corporate Bond 55,000 units	55,485
The Mosaic Company 4.25% Due 11/15/2023	Corporate Bond 55,000 units	55,459
Sempra Energy Company 4.05% Due 12/01/2023	Corporate Bond 53,000 units	55,355
Shell International Finance BV 4.125% Due 05/11/2035	Corporate Bond 54,000 units	55,137
CVS Health Corp 2.125% Due 05/25/2016	Corporate Bond 56,000 units	54,910
Northern States Power Company 4.125% Due 05/15/2044	Corporate Bond 54,000 units	54,903
Time Warner Inc. 3.6% Due 07/15/2025	Corporate Bond 55,000 units	54,692
Kaupthing Bank Due 2/28/2020 in default	Corporate Bond 310,000 units	54,638
The Mosaic Company 5.45% Due 11/15/2033	Corporate Bond 55,000 units	54,549
Waste Management, Inc. 2.4% Due 05/15/2023	Corporate Bond 56,000 units	54,300
J.P. Morgan Mortgage Trust Series 2004-S1 5.5% Due 09/25/2034*	Collateralized Mortgage Obligation 54,179 units	54,125
Apple Inc. 2.85% Due 05/06/2021	Corporate Bond 53,000 units	54,100
Public Service Electric and Gas Company 2.25% Due 09/15/2026	Corporate Bond 58,000 units	53,822
American Airlines Group Inc. 3.0% Due 04/15/2030	Corporate Bond 56,000 units	53,690
DBUBS Mortgage Trust Pass-Through Income Only Series 2011-LC2 Class X-A Due 07/10/2044	Commercial Mortgage-Backed Security 1,470,590 units	53,518
Duke Energy Corporation 4.3% Due 06/15/2020	Corporate Bond 50,000 units	53,449
PepsiCo, Inc. 3.1% Due 07/17/2022	Corporate Bond 52,000 units	53,421
Biogen Inc. 3.625% Due 09/15/2022	Corporate Bond 52,000 units	53,376
Viacom Inc. 3.125 Due 06/15/2022	Corporate Bond 55,000 units	53,330
Agrium Inc. 3.375% Due 03/15/2025	Corporate Bond 55,000 units	53,275
UnitedHealth Group, Inc. 3.1% Due 03/15/2026	Corporate Bond 54,000 units	53,260
Kraft Foods Group, Inc. 5.375% Due 02/10/2020	Corporate Bond 49,000 units	53,072
Medtronic Inc. 4.375% Due 03/15/2035	Corporate Bond 50,000 units	52,896
Hydro-Quebec Series 8.05% Due 07/07/2024	Municipal/Provincial Bond 40,000 units	52,589
Hewlett-Packard Company 4.65% Due 12/09/2021	Corporate Bond 49,000 units	52,302
Entergy Corporation 4.0% Due 07/15/2022	Corporate Bond 50,000 units	52,284
National Retail Properties, Inc. 4% Due 11/15/2025	Corporate Bond 51,000 units	51,992
New York State Electric & Gas Corporation 3.25% Due 12/01/2026	Corporate Bond 52,000 units	51,774
Verizon Communications Inc. 4.672% Due 03/15/2055	Corporate Bond 55,000 units	51,651
Verizon Communications Inc. 2.625% Due 08/15/2026	Corporate Bond 56,000 units	51,551
Macys Retail Holdings 4.375% Due 09/01/2023	Corporate Bond 50,000 units	51,411
Deutsche Bank AG 2.95% Due 08/20/2020	Corporate Bond 52,000 units	51,190
Florida Power & Light Company 3.25% Due 06/01/2024	Corporate Bond 50,000 units	51,024
SunTrust Banks Inc. 2.7% Due 01/27/2022	Corporate Bond 51,000 units	51,022
CSX Corporation 3.4% Due 08/01/2024	Corporate Bond 50,000 units	50,931
Fannie Mae 0% Due 12/01/2024	Government Mortgage Backed Security 54,704 units	50,903
Orange SA 2.75% Due 02/06/2019	Corporate Bond 50,000 units	50,662
Potash Corporation of Saskatchewan, Inc. 3.25% Due 12/01/2017	Corporate Bond 50,000 units	50,652
21st Century Fox 3.7% Due 10/15/2025	Corporate Bond 50,000 units	50,608
Microsoft Corporation 3.125% Due 11/03/2025	Corporate Bond 50,000 units	50,558
Prudential Financial, Inc. 2.35% Due 08/15/2019*	Corporate Bond 50,000 units	50,482
Pacific Gas & Electric Company 4% Due 12/01/2046	Corporate Bond 51,000 units	50,297
Bank of New York Company, Inc. 3.25% Due 09/11/2024	Corporate Bond 50,000 units	50,221
General Motors Financial Company, Inc. 4% Due 10/06/2026	Corporate Bond 52,000 units	49,999
Noble Energy, Inc. 5.25% Due 11/15/2043	Corporate Bond 49,000 units	49,912
Arrow Electronics Inc. 3.5% Due 04/01/2022	Corporate Bond 50,000 units	49,502
Eli Lilly and Company 2.75% Due 06/01/2025	Corporate Bond 50,000 units	48,740
Intel Corporation 3.7% Due 07/29/2025	Corporate Bond 46,000 units	48,519
Hewlett-Packard Company 6% Due 09/15/2041	Corporate Bond 47,000 units	47,405
CBS Corporation 3.7% Due 08/15/2024	Corporate Bond 47,000 units	47,344
Duke Energy Indiana, LLC 3.75% Due 05/15/2046	Corporate Bond 50,000 units	47,029
American International Group 3.875% Due 01/15/2035	Corporate Bond 50,000 units	46,967
Entergy Louisiana LLC 2.4% Due 10/01/2026	Corporate Bond 50,000 units	46,657
Southwestn Elec 3.9% Due 04/01/2045	Corporate Bond 50,000 units	46,572
Plains All American Pipeline 4.65% Due 10/15/2025	Corporate Bond 45,000 units	46,491
Banc America Mortgage Securities Inc. 2004-C 3.73055% Due 04/25/2034*	Collateralized Mortgage Obligation 46,716 units	46,388
Tennessee Valley Authority Global Power Bond Series A 4.25% Due 09/15/2065	Government Agency 45,000 units	46,324
Air Lease Corp 2.125% Due 01/15/2020	Corporate Bond 47,000 units	46,299
Amazon.com, Inc. 4.8% Due 12/05/2034	Corporate Bond 42,000 units	46,228
American Express Credit Corporation 1.8% Due 07/31/2018	Corporate Bond 46,000 units	46,059
Health Care REIT, Inc. 4% Due 06/01/2025	Corporate Bond 45,000 units	45,990
Buckeye Partners LP 4.35% Due 10/15/2024	Corporate Bond 45,000 units	45,924
Wells Fargo Mortgage Backed Securities 2004-EE Trust Variable Rate Due 12/25/2034*	Collateralized Mortgage Obligation 44,188 units	45,561
GS Mortgage Securities Corporation 2004-6F 5.5% Due 05/25/3034	Collateralized Mortgage Obligation 43,736 units	44,975
Marathon Oil Corporation 2.8% Due 11/01/2022	Corporate Bond 47,000 units	44,944
Prudential Financial, Inc. Trust 00010 5.9% Due 3/17/2036*	Corporate Bond 38,000 units	44,939
Texas Instruments Inc. 2.75% Due 03/12/2021	Corporate Bond 44,000 units	44,823
Illinois Tool Works Inc. 3.5% Due 03/01/2024	Corporate Bond 43,000 units	44,656
Northrop Grumman Corporation 3.2% Due 02/01/2027	Corporate Bond 45,000 units	44,523
Novartis Capital Corporation 3.4% Due 05/06/2024	Corporate Bond 43,000 units	44,312
Ginnie Mae 2009-016 Remic Pass-Through Floating Rate Due 05/20/2037	Government Mortgage Backed Security 275,513 units	44,107
Suncor Energy Inc. 3.6% Due 12/01/2024	Corporate Bond 43,000 units	44,064
CVS Health Corp 2.875% Due 06/01/2026	Corporate Bond 46,000 units	43,846
Exeter Automobile 2.84% Due 08/16/2021	Asset Backed Security 44,000 units	43,827
Dow Chemical Company 8.55% Due 05/15/2019	Corporate Bond 38,000 units	43,551
7 WTC Depositor, LLC Trust 2012-WTC 4.082% Due 03/13/2031	Commercial Mortgage-Backed Security 42,875 units	43,443
Ginnie Mae 2007-058 Remic Pass-Through Floating Rate Due 10/20/2037	Government Mortgage Backed Security 256,877 units	43,135
AbbVie Inc. 3.2% Due 11/06/2022	Corporate Bond 43,000 units	43,028
PHH Mortgage Trust Series 6% Due 07/25/2038	Collateralized Mortgage Obligation 42,418 units	42,842
Lowes Companies, Inc. 3.375% Due 09/15/2025	Corporate Bond 42,000 units	42,720
Apple Inc. 3.85% Due 08/04/2046	Corporate Bond 44,000 units	42,158
AIG Global Funding 1.65% Due 12/15/2017*	Corporate Bond 42,000 units	42,041
Union Pacific Corporation 3.75% Due 03/15/2024	Corporate Bond 40,000 units	42,012
HCP, Inc. 3.875% Due 08/15/2024	Corporate Bond 42,000 units	41,979
Teva 3.65% Due 11/10/2021	Corporate Bond 41,000 units	41,527
Fannie Mae Remic Series 2004-36 Due 05/25/2034	Government Mortgage Backed Security 30,520 units	41,201
Boston Properties Ltd. Partnership 2.75% Due 10/01/2026	Corporate Bond 45,000 units	41,145
PNC FDG Corporation 6.7% Due 06/10/2019	Corporate Bond 37,000 units	41,051
Marsh & McLennan Companies, Inc. 2.35% Due 03/06/2020	Corporate Bond 41,000 units	41,036
Johnson & Johnson 3.55% Due 03/01/2036	Corporate Bond 41,000 units	41,025
Realty Income Corporation 3.875% Due 07/15/2024	Corporate Bond 40,000 units	40,844
Access Midstream 4.875% Due 05/15/2023	Corporate Bond 40,000 units	40,747
Verizon Communications Inc. 4.5% Due 09/15/2020	Corporate Bond 38,000 units	40,664
PNC Funding Corp 4.375% Due 08/11/2020	Corporate Bond 38,000 units	40,465
DTE Energy Company 3.5% Due 06/01/2024	Corporate Bond 40,000 units	40,313
Alabama Power Company 5.875% Due 12/01/2022	Corporate Bond 35,000 units	40,296
Actavis Funding SCS 3.8% Due 03/15/2025	Corporate Bond 40,000 units	40,047
Fannie Mae Remic Trust Pass-Through Variable Rate Due 01/25/2040	Government Mortgage Backed Security 264,758 units	39,643
Jackson National Life Global Funding 2.25% Due 04/29/2021	Corporate Bond 40,000 units	39,447
Westn Gas Partners 3.95% Due 06/01/2025	Corporate Bond 40,000 units	39,442
PepsiCo, Inc. 4.45% Due 04/14/2046	Corporate Bond 37,000 units	39,408
Host Hotels and Resorts Inc. 3.75% Due 10/15/2023	Corporate Bond 40,000 units	39,269
Vodafone Group plc 6.15% Due 02/27/2037	Corporate Bond 35,000 units	39,248
Rio Tinto Financial USA 9% Due 05/01/2019	Corporate Bond 34,000 units	39,204
Ginnie Mae 2008-060 Remic Pass-Through 5.5% Due 07/20/2038	Government Mortgage Backed Security 35,000 units	39,028
Fannie Mae Pool #550389 6.45% Due 09/1/2030	Government Mortgage Backed Security 38,472 units	38,878
Virginia Electric & Power Company 4.45% Due 02/15/2044	Corporate Bond 37,000 units	38,845
Fannie Mae Remic Trust 1997-89 7% Due 12/20/2027	Government Mortgage Backed Security 199,379 units	38,842
Valeant Pharmaceuticals International, Inc. 5.625% Due 01/12/2021	Corporate Bond 50,000 units	38,750
General Motors Financial Company, Inc. 3.7% Due 05/09/2023	Corporate Bond 39,000 units	38,375
Verizon Communications Inc. 3.45% Due 03/15/2021	Corporate Bond 37,000 units	38,199
Citigroup Inc. 2.7% Due 03/30/2021	Corporate Bond 38,000 units	37,913
Freeport-McMoran 5.4% Due 11/14/2034	Corporate Bond 45,000 units	37,800
Western Gas Partners 5.375% Due 06/01/2021	Corporate Bond 35,000 units	37,644
Ginnie Mae Remic Series 2008-073 Floating Rate Due 08/20/2038	Government Mortgage Backed Security 235,435 units	37,283
Washington Mutual Variable Rate Pass-Through Due 09/25/2033*	Collateralized Mortgage Obligation 36,854 units	37,084
Shire Acquisitions 2.875% Due 09/23/2023	Corporate Bond 39,000 units	37,067
Sunoco Logistics 4.65% Due 02/15/2022	Corporate Bond 35,000 units	37,019
Citigroup Mortgage Loan Trust 2008-AR4 Remic Pass-Through Due 11/25/2038	Collateralized Mortgage Obligation 37,055 units	36,930
Avalonbay 2.9% Due 10/15/2026	Corporate Bond 39,000 units	36,908
Toyota Auto .67% Due 12/15/2017	Asset Backed Security 36,726 units	36,710
United States Treasury SEC Stripped Interest Payment 4.95% Due 05/15/2028	Government Bond 50,000 units	36,624
Viacom Inc. 4.85% Due 12/15/2034	Corporate Bond 41,000 units	36,550
Ginnie Mae 2006-26 Remic 0% Due 06/20/2036	Government Mortgage Backed Security 41,515 units	36,484
DBRR Series 2013-EZ3 Class A Variable Rate Due 12/18/2049	Commercial Mortgage-Backed Security 36,297 units	36,309
Berkshire Hathaway Inc. 3.5% Due 02/01/2025	Corporate Bond 35,000 units	35,693
SunTrust Banks Inc. 2.5% Due 05/01/2019	Corporate Bond 35,000 units	35,298
Consumers Energy Company 3.125% Due 08/31/2024	Corporate Bond 35,000 units	35,256
Cardinal Health, Inc. 3.75% Due 09/15/2025	Corporate Bond 34,000 units	35,116
Health Care REIT, Inc. 4.5% Due 01/15/2024	Corporate Bond 33,000 units	34,867
DT Auto Owner Trust 2.02% Due 08/17/2020	Asset Backed Security 35,000 units	34,866
W. W. Grainger Inc. 3.75% Due 05/15/2046	Corporate Bond 37,000 units	34,652
Ginnie Mae 2009-072 Remic Pass-Through Floating Rate Due 08/16/2039	Government Mortgage Backed Security 209,388 units	34,240
Rogers Cable Inc. 8.75% Due 05/01/2032	Corporate Bond 25,000 units	34,060
Fannie Mae Pool #889213 5.5% Due 10/01/2020	Government Mortgage Backed Security 32,482 units	33,739
Ginnie Mae Floating 2004-86 Remic Pass-Through Due 09/20/2034	Government Mortgage Backed Security 254,434 units	33,551
Intercontinental Exchange Inc. 4% Due 10/15/2023	Corporate Bond 32,000 units	33,465
Canadian Natural Resources Ltd. 3.9% Due 02/01/2025	Corporate Bond 33,000 units	33,098
Fannie Mae Remic Trust 2001-38 Principal Only Due 08/25/2031	Government Mortgage Backed Security 35,401 units	33,065
Ginnie Mae Remic Series 2007-16 Floating Rate Due 04/20/2037	Government Mortgage Backed Security 212,030 units	33,017
Ginnie Mae 2002-41 Remic Trust Floating Rate Due 06/16/2032	Government Mortgage Backed Security 177,118 units	32,911
Phillips 66 3.55% Due 10/01/2026	Corporate Bond 34,000 units	32,904
Statoil ASA 3.25% Due 11/10/2024	Corporate Bond 32,000 units	32,434
Enterprise Products Company 7.55% Due 04/15/2038	Corporate Bond 25,000 units	32,304
Spectrum Brands, Inc. 5.75% Due 07/15/2025	Corporate Bond 31,000 units	32,163
Enterprise Products Company 3.9% Due 02/15/2024	Corporate Bond 31,000 units	31,973
Banc of America Commercial Mortgage Inc. 4.727% Due 07/10/2043*	Commercial Mortgage-Backed Security 31,922 units	31,946
United Air Lines, Inc. 3.1% Due 07/07/2028	Corporate Bond 33,000 units	31,845
Nissan Motor Company Ltd. 1.9% Due 09/14/2021	Corporate Bond 33,000 units	31,843
Atmos Energy Corporation 4.125% Due 10/15/2044	Corporate Bond 32,000 units	31,828
Tyson Foods, Inc. 4.875% Due 08/15/2034	Corporate Bond 31,000 units	31,590
T-Mobile US, Inc. 6.731% Due 04/28/2022	Corporate Bond 30,000 units	31,350
Federal Home Loan Mortgage Corporation Multiclass Preassign 00121 0% Due 07/15/2036	Government Mortgage Backed Security 34,809 units	31,214
Bank of New York Company, Inc. 2.2% Due 05/15/2019	Corporate Bond 31,000 units	31,187
Pacific Gas & Electric Company 3.5% Due 06/15/2025	Corporate Bond 30,000 units	30,826
American Express Credit Corporation 2.25% Due 05/05/2021	Corporate Bond 31,000 units	30,631
Ginnie Mae Remic Series 2006-26 Due 06/20/2036	Government Mortgage Backed Security 148,094 units	30,209
Buckeye Partners LP 2.65% Due 11/15/2018	Corporate Bond 30,000 units	30,197
ERP Operating Ltd. Partnership 2.85% Due 11/01/2026	Corporate Bond 32,000 units	30,170
Starbucks Corporation 2.7% Due 06/15/2022	Corporate Bond 30,000 units	30,156
Apple Inc. 3.45% Due 05/06/2024	Corporate Bond 29,000 units	29,871
Merck & Co., Inc. 2.35% Due 02/10/2022	Corporate Bond 30,000 units	29,790
Wells Fargo & Company 4.9% Due 11/17/2045*	Corporate Bond 29,000 units	29,787
Citigroup Mortgage Loan Trust 2003-1 5.25% Due 09/25/2033	Collateralized Mortgage Obligation 29,815 units	29,655
Michigan Bell Telephone Company 7.85% Due 01/15/2022	Corporate Bond 25,000 units	29,532
Parker-Hannifin Corporation 3.3% Due 11/21/2024	Corporate Bond 29,000 units	29,368
Master Asset Security Trust 2003-6 5% Due 07/25/2023	Collateralized Mortgage Obligation 29,520 units	29,322
Lockheed Martin Corporation 3.1% Due 01/15/2023	Corporate Bond 29,000 units	29,317
Ford Motor Company 4.346% Due 12/08/2026	Corporate Bond 29,000 units	29,304
Celgene Corporation 3.625% Due 05/15/2024	Corporate Bond 29,000 units	29,142
Bank America Corporation 4.45% Due 03/03/2026*	Corporate Bond 28,000 units	28,855
Ginnie Mae 2008-091 Remic Pass-Through 6.5% Due 11/20/2038	Government Mortgage Backed Security 107,389 units	28,762
Federal Home Loan Mortgage Corporation Pool #1G3623 Adjustable Rate Due 05/1/2037	Government Mortgage Backed Security 27,129 units	28,742
Banc America Alternative Loan Trust 2004/6 5% Due 07/25/2019*	Collateralized Mortgage Obligation 28,470 units	28,693
Toronto-Dominion Bank 2.125% Due 04/07/2021	Corporate Bond 29,000 units	28,557
MetLife, Inc. 3.6% Due 11/13/2025*	Corporate Bond 28,000 units	28,469
State Street Corporation 2.65% Due 05/19/2026	Corporate Bond 30,000 units	28,453
Thermo Fisher Corporation 2.95% Due 09/19/2026	Corporate Bond 30,000 units	28,328
Blackstone Holdings 4.45% Due 07/15/2045	Corporate Bond 31,000 units	28,325
Rogers Cable Inc. 3.625% Due 12/15/2025	Corporate Bond 28,000 units	28,313
Alabama Power Company 3.55% Due 12/01/2023	Corporate Bond 27,000 units	28,205
The Walt Disney Company 4.125% Due 06/01/2044	Corporate Bond 27,000 units	27,914
Federal Home Loan Mortgage Corporation Multiclass Floating Rate Due 10/15/2040	Government Mortgage Backed Security 162,087 units	27,763
The Home Depot, Inc. 2.125% Due 09/15/2026	Corporate Bond 30,000 units	27,672
Equity One ABS, Inc. 5.05% Due 09/25/2033	Asset Backed Security 27,322 units	27,538
Arch Capital Group Ltd. 4.011% Due 12/15/2026	Corporate Bond 27,000 units	27,389
Toronto-Dominion Bank 1.8% Due 07/13/2021	Corporate Bond 28,000 units	27,114
American Express Company 3.625% Due 12/05/2024	Corporate Bond 27,000 units	27,112
Americredit 1.6% Due 11/09/2020	Asset Backed Security 27,000 units	26,951
Fannie Mae Remic Pass-Through Trust 2009-112 Floating Rate Due 01/25/2040	Government Mortgage Backed Security 174,120 units	26,801
AGL Capital Corporation 5.25% Due 08/15/2019	Corporate Bond 25,000 units	26,786
Federal Home Loan Mortgage Corporation Multiclass 0% Due 11/15/2037	Government Mortgage Backed Security 27,476 units	26,749
The Charles Schwab Corporation 4.45% Due 07/22/2020	Corporate Bond 25,000 units	26,724
Fannie Mae Remic Trust 2008-91 Floating Rate Due 03/25/2038	Government Mortgage Backed Security 214,033 units	26,643
PFS Tax Lien Trust 1.44% Due 05/15/2029	Asset Backed Security 26,759 units	26,579
Morgan Stanley Mortgage Loan Trust 2004-2AR 5% Due 09/25/2034	Collateralized Mortgage Obligation 26,310 units	26,439
Nordstrom, Inc. 4% Due 10/15/2021	Corporate Bond 25,000 units	26,177
Noble Energy, Inc. 5.625% Due 05/01/2021	Corporate Bond 25,000 units	26,082
Plains All American Pipeline LP 2.6% Due 02/15/2019	Corporate Bond 26,000 units	26,027
Air Lease Corporation 3% Due 09/15/2023	Corporate Bond 27,000 units	25,795
Ecolab Inc. 3.25% Due 01/14/2023	Corporate Bond 25,000 units	25,457
PPL Electric Utilities Corporation 4.125% Due 06/15/2044	Corporate Bond 25,000 units	25,337
UDR, Inc. 2.95% Due 09/01/2026	Corporate Bond 27,000 units	25,255
EnLink Midstream, LLC 4.15% Due 06/01/2025	Corporate Bond 26,000 units	25,237
Barrick North America Finance LLC 4.4% Due 05/30/2021	Corporate Bond 24,000 units	25,221
Occidental Petroleum Corporation 3.4% Due 04/15/2026	Corporate Bond 25,000 units	25,189
Lowes Companies, Inc. 3.125% Due 09/15/2024	Corporate Bond 25,000 units	25,127
Dr Pepper Snapple Group Inc. 2.55% Due 09/15/2026	Corporate Bond 27,000 units	25,003
Microsoft Corporation 2.375% Due 02/12/2022	Corporate Bond 25,000 units	24,899
Federal Home Loan Mortgage Corporation Multiclass Series 3211 6% Due 12/15/2035	Government Mortgage Backed Security 24,407 units	24,793
Ginnie Mae 2008-087 Remic Pass-Through 6.5% Due 10/20/2038	Government Mortgage Backed Security 132,320 units	24,734
DaVita HealthCare Partners Inc. 5% Due 05/01/2025	Corporate Bond 25,000 units	24,594
Apple Inc. 4.5% Due 02/23/2036	Corporate Bond 23,000 units	24,562
Microsoft Corporation 2.375% Due 05/01/2023	Corporate Bond 25,000 units	24,541
Residential Accredit Loans, Inc. Pass-Through Trust Series 2004-QS3 5% Due 03/25/2019	Collateralized Mortgage Obligation 24,567 units	24,485
Wells Fargo & Company 4.75% Due 12/07/2046*	Corporate Bond 24,000 units	24,357
Xylem Inc. 3.25% Due 11/01/2026	Corporate Bond 25,000 units	24,276
Viacom Inc. 3.875% Due 04/01/2024	Corporate Bond 25,000 units	24,263
Reliance Standard Tranche 5 3.05% Due 01/20/2021	Corporate Bond 24,000 units	24,191
Plains All American Pipeline LP 3.6% Due 11/01/2024	Corporate Bond 25,000 units	23,938
Santander Dr Auto 1.27% Due 02/15/2019	Asset Backed Security 23,860 units	23,860
American Airlines Group Inc. 3.65% Due 06/15/2028	Corporate Bond 24,000 units	23,835
Energy Transfer 4.05% Due 03/15/2025	Corporate Bond 24,000 units	23,758
Actavis Funding SCS 4.55% Due 03/15/2035	Corporate Bond 24,000 units	23,755
Marathon Petroleum Corporation 3.625% Due 09/15/2024	Corporate Bond 24,000 units	23,702
Johnson Controls International plc 3.9% Due 02/14/2026	Corporate Bond 23,000 units	23,690
Oracle Corporation 2.4% Due 09/15/2023	Corporate Bond 24,000 units	23,251
Dow Chemical Company 4.125% Due 11/15/2021	Corporate Bond 22,000 units	23,246
Ginnie Mae 2009-106 Floating Rate Due 06/20/2037	Government Mortgage Backed Security 202,063 units	23,175
The Goldman Sachs Group, Inc. 3.75% Due 02/25/2026	Corporate Bond 23,000 units	23,068
Discovery Communications, Inc. 4.95 Due 05/15/2042	Corporate Bond 25,000 units	23,058
Bed Bath & Beyond Inc. 4.915% Due 08/01/2034	Corporate Bond 23,000 units	23,012
Dow Chemical Company 3% Due 11/15/2022	Corporate Bond 23,000 units	23,010
Liberty Properties Ltd. 3.25% Due 10/01/2026	Corporate Bond 24,000 units	22,982
Realty Income Corporation 3% Due 01/15/2027	Corporate Bond 24,000 units	22,596
CSX Corporation 3.95% Due 05/01/2050	Corporate Bond 25,000 units	22,482
Public Service Company of New Hampshire 3.5% Due 11/01/2023	Corporate Bond 22,000 units	22,426
American Honda Finance Corporation 2.3% Due 09/09/2026	Corporate Bond 24,000 units	22,402
Fannie Mae Series 390 Variable Rate Due 06/25/2038	Government Mortgage Backed Security 122,463 units	22,382
DTE Energy Company 3.3% Due 06/15/2022	Corporate Bond 22,000 units	22,379
Microsoft Corporation 3.5% Due 02/12/2035	Corporate Bond 23,000 units	22,139
Fannie Mae Pool #550387 6.45% Due 08/01/2030	Government Mortgage Backed Security 21,889 units	22,028
Boston Properties Ltd. Partnership 3.65% Due 02/01/2026	Corporate Bond 22,000 units	21,725
Ginnie Mae Remic Series 2008-79 Floating Rate Due 09/20/2038	Government Mortgage Backed Security 115,114 units	21,681
Citi Held For Asset Issuance Series 15-PM1 Class A 2% Due 12/15/2021	Asset Backed Security 21,454 units	21,451
Arrow Electronics Inc. 4% Due 04/01/2025	Corporate Bond 22,000 units	21,435
Raytheon Company 3.15% Due 12/15/2024	Corporate Bond 21,000 units	21,377
CMS Energy Corporation 3% Due 05/15/2026	Corporate Bond 22,000 units	21,174
FedEx Corporation 3.9% Due 02/01/2035	Corporate Bond 22,000 units	21,125
Kroger Company 4% Due 02/01/2024	Corporate Bond 20,000 units	20,870
FedEx Corporation 3.25% Due 04/01/2026	Corporate Bond 21,000 units	20,856
Ensco plc 5.2% Due 03/15/2025	Corporate Bond 24,000 units	20,728
UnitedHealth Group, Inc. 3.35% Due 07/15/2022	Corporate Bond 20,000 units	20,606
Equifax, Inc. 2.3% Due 06/01/2021	Corporate Bond 21,000 units	20,580
Pacific Gas & Electric Company 2.95% Due 03/01/2026	Corporate Bond 21,000 units	20,574
AGL Capital Corporation 3.25% Due 06/15/2026	Corporate Bond 21,000 units	20,492
Fannie Mae Remic Trust 2006-20 Variable Rate Due 04/25/2036	Government Mortgage Backed Security 130,861 units	20,435
Wi Energy Corporation 3.55% Due 06/15/2025	Corporate Bond 20,000 units	20,383
Huntington Bancshares Inc. 3.15% Due 03/14/2021	Corporate Bond 20,000 units	20,282
Gilead Sciences, Inc. 3.65% Due 03/01/2026	Corporate Bond 20,000 units	20,279
Bunge Ltd. Finance Corp. 3.25% Due 08/15/2026	Corporate Bond 21,000 units	20,166
Macquarie Group Ltd. 2.6% Due 06/24/2019	Corporate Bond 20,000 units	20,139
Walgreens Boots Alliance, Inc. 4.5% Due 11/18/2034	Corporate Bond 20,000 units	20,125
United States Treasury Bond Inflation Index 3.875% Due 04/15/2029	Index Linked Government Bond 10,000 units	20,102
Consumer Credit Origination Loan Trust 2015-1 Class A 2.82% Due 03/15/21	Asset Backed Security 19,989 units	20,002
PACCAR Financial Corporation 1.4% Due 05/18/2018	Corporate Bond 20,000 units	19,978
PacifiCorp 3.6% Due 04/01/2024	Corporate Bond 19,000 units	19,760
Fannie Mae Series 331 Variable Rate Due 02/01/2033	Government Mortgage Backed Security 104,332 units	19,663
Federal Home Loan Mortgage Corporation Series 3218 Floating Rate Due 09/15/2026	Government Mortgage Backed Security 145,150 units	19,660
Federal Home Loan Mortgage Corporation Multiclass Series 3117 Principal Only Due 02/15/2036	Government Mortgage Backed Security 22,287 units	19,604
Johnson Controls International plc Senior Note Step Up Due 07/02/2064	Corporate Bond 21,000 units	19,584
Federal Home Loan Mortgage Corporation Multiclass Series 2934 Principal Only Due 02/15/2020	Government Mortgage Backed Security 20,123 units	19,513
Deutsche Bank AG 3.7% Due 5/30/2024	Corporate Bond 20,000 units	19,449
Roper Technologies, Inc. 3% Due 12/15/2020	Corporate Bond 19,000 units	19,247
Ensco plc 4.7% Due 03/15/2021	Corporate Bond 20,000 units	19,238
Sysco Corporation 3.75% Due 10/01/2025	Corporate Bond 19,000 units	19,229
The Home Depot, Inc. 2.625% Due 06/01/2022	Corporate Bond 19,000 units	19,092
The Home Depot, Inc. 3% Due 04/01/2026	Corporate Bond 19,000 units	18,964
The Provident Service Corporation 2.746% Due 10/01/2026	Corporate Bond 20,000 units	18,933
Federal Home Loan Mortgage Corporation Pool #G02809 3.5% Due 05/01/2036	Government Mortgage Backed Security 16,465 units	18,911
Baltimore Gas and Electric Company 3.5% Due 08/15/2046	Corporate Bond 21,000 units	18,896
Sumitomo Mitsui 2.442% Due 10/19/2021	Corporate Bond 19,000 units	18,692
Time Warner Companies 7.57% Due 02/01/2024	Corporate Bond 15,000 units	18,549
Federal Home Loan Mortgage Corporation Series 3201 Floating Rate Due 08/15/2036	Government Mortgage Backed Security 144,680 units	18,520
Federal Home Loan Mortgage Corporation Multiclass Preassign 00890 Due 04/15/2036	Government Mortgage Backed Security 21,199 units	18,475
Cisco Systems, Inc. 2.9% Due 03/04/2021	Corporate Bond 18,000 units	18,419
Banc America Mortgage Securities Inc. 5% Due 06/25/2019*	Collateralized Mortgage Obligation 18,243 units	18,390
Mead Johnson Company 3% Due 11/15/2020	Corporate Bond 18,000 units	18,226
Ginnie Mae 2010-014 Remic Pass-Through Principal Only Due 12/20/2032	Government Mortgage Backed Security 19,112 units	18,134
Enterprise Products Operating LLC 3.7% Due 02/15/2026	Corporate Bond 18,000 units	18,065
The Goldman Sachs Group, Inc. 2.625% Due 04/25/2021	Corporate Bond 18,000 units	17,869
Magellan Midstream Partners LP 4.25% Due 09/15/2046	Corporate Bond 19,000 units	17,852
Walgreens Boots Alliance, Inc. 3.45% Due 06/01/2026	Corporate Bond 18,000 units	17,669
Shell International Finance BV 3.4% Due 08/12/2023	Corporate Bond 17,000 units	17,445
Federal Home Loan Mortgage Corporation Pool #1J1574 5.697% Due 04/1/2037	Government Mortgage Backed Security 16,241 units	17,247
Ryder System, Inc. 2.875% Due 09/01/2020	Corporate Bond 17,000 units	17,185
Ace Ina Holdings Inc. 2.875% Due 11/03/2022	Corporate Bond 17,000 units	17,139
CPS Auto 1.59% Due 03/16/2020	Asset Backed Security 17,040 units	17,038
Mead Johnson Company 4.6% Due 06/01/2044	Corporate Bond 17,000 units	16,428
Boardwalk REIT 5.95% Due 06/01/2026	Corporate Bond 15,000 units	16,294
Bunge Ltd. Finance Corporation 3.5% Due 11/24/2020	Corporate Bond 16,000 units	16,285
Federal Home Loan Mortgage Corporation Multiclass Series 3117 Due 02/15/2036	Government Mortgage Backed Security 19,256 units	16,229
L3 Technologies 3.85% Due 12/15/2026	Corporate Bond 16,000 units	15,904
Thermo Fisher Corporation 3% Due 04/15/2023	Corporate Bond 16,000 units	15,726
Teva 3.15% Due 10/01/2026	Corporate Bond 17,000 units	15,673
General Motors Financial Company, Inc. 3.1% Due 01/15/2019	Corporate Bond 15,000 units	15,159
Marsh & McLennan Companies, Inc. 2.35% 09/10/2019	Corporate Bond 15,000 units	15,084
Freddie Mac Series 2643 Floating Rate Due 03/15/2032	Government Mortgage Backed Security 7,696 units	15,022
Master Asset Security Trust 2004-6 5.25% Due 07/25/2019	Collateralized Mortgage Obligation 14,666 units	14,738
Burlington Northern and Santa Fe Railway Company 3.75% Due 04/01/2024	Corporate Bond 14,000 units	14,718
Federal Home Loan Mortgage Corporation Multiclass Series 3171 Principal Only Due 06/15/2036	Government Mortgage Backed Security 15,840 units	14,669
Federal Home Loan Mortgage Corporation Multiclass Series 3784 Floating Rate Due 07/15/2023	Government Mortgage Backed Security 173,706 units	14,631
Ginnie Mae 2010-001 Remic Pass-Through Floating Rate Due 08/16/2039	Government Mortgage Backed Security 201,048 units	14,580
GMAC Mortgage Loan Trust 2003-J10 4.75% Due 01/25/2019	Collateralized Mortgage Obligation 14,590 units	14,547
PSEG Power LLC 4.3% Due 11/15/2023	Corporate Bond 14,000 units	14,471
Federal Home Loan Mortgage Corporation Multiclass Series 2611 Floating Rate Due 05/15/2033	Government Mortgage Backed Security 11,847 units	14,470
Aetna Inc. 4.25% Due 06/15/2036	Corporate Bond 14,000 units	14,037
Citigroup Inc. 5.3% Due 05/06/2044	Corporate Bond 13,000 units	14,003
Roper Technologies, Inc. 2.8% Due 12/15/2021	Corporate Bond 14,000 units	13,993
Federal Home Loan Mortgage Corporation Pool #A3-980 5.5% Due 11/01/2035	Government Mortgage Backed Security 12,249 units	13,742
Shell International Finance BV 4.55% Due 08/12/2043	Corporate Bond 13,000 units	13,557
Target Corporation 3.5% Due 07/01/2024	Corporate Bond 13,000 units	13,504
Banc America Mortgage Securities Inc. 2004-11 5.75% Due 12/25/2024*	Collateralized Mortgage Obligation 12,805 units	13,063
Thermo Fisher Corporation 3.15% Due 01/15/2023	Corporate Bond 13,000 units	13,013
Fannie Mae Floating Rate Series 2007-88 Due 09/25/2037	Government Mortgage Backed Security 72,540 units	12,879
Fannie Mae Preassign 00869 Variable Rate Due 12/25/2032	Government Mortgage Backed Security 10,592 units	12,858
Federal Home Loan Mortgage Corporation Pool #G13390 6% Due 01/01/2024	Government Mortgage Backed Security 11,905 units	12,776
Fannie Mae Pool #889745 5.5% Due 06/1/2036	Government Mortgage Backed Security 11,362 units	12,750
Ginnie Mae 2007-059 Remic Pass-Through Due 04/20/2037	Government Mortgage Backed Security 152,003 units	12,682
Thermo Fisher Scientific Inc. 4.15% Due 02/01/2024	Corporate Bond 12,000 units	12,496
Prudential Financial, Inc. 4.6% Due 05/15/2020*	Corporate Bond 12,000 units	12,489
Southern Company Gas Capital Corporation 2.45% Due 10/01/2023	Corporate Bond 13,000 units	12,468
Dominion Gas Holdings, LLC 2.8% Due 11/15/2020	Corporate Bond 12,000 units	12,109
United States dollar	Cash and cash equivalents 12,055 units	12,055
Dr Pepper Snapple Group Inc. 2.53% Due 11/15/2021	Corporate Bond 12,000 units	11,930
Duke Realty Ltd. 4.375% Due 06/15/2022	Corporate Bond 11,000 units	11,723
Gilead Sciences, Inc. 4.6% Due 09/01/2035	Corporate Bond 11,000 units	11,409
Fannie Mae Remic Trust 2010-35 Variable Rate Due 04/25/2040	Government Mortgage Backed Security 88,486 units	11,323
Virginia Electric & Power Company 3.45% Due 02/15/2024	Corporate Bond 11,000 units	11,304
American Water Capital Corporation 3.4% Due 03/01/2025	Corporate Bond 11,000 units	11,257
Statoil ASA 3.15% Due 01/23/2022	Corporate Bond 11,000 units	11,224
Fifth Third Bancorp 2.875% Due 07/27/2020	Corporate Bond 11,000 units	11,121
AT&T Inc. 3.95% Due 01/15/2025	Corporate Bond 11,000 units	11,019
Arizona Public Service Company 2.2% Due 01/15/2020	Corporate Bond 11,000 units	11,013
CBS Corporation 4.9% Due 08/15/2044	Corporate Bond 11,000 units	11,011
Ensco plc 5.75% Due 10/01/2044	Corporate Bond 15,000 units	10,875
Prime Mortgage Trust 2004-2 Pass-Through 4.75% Due 11/25/2019	Collateralized Mortgage Obligation 10,724 units	10,747
Federal Home Loan Mortgage Corporation Series 3306 Floating Rate Due 04/15/2037	Government Mortgage Backed Security 10,022 units	10,691
Chubb Corporation 5.75% Due 05/15/2018	Corporate Bond 10,000 units	10,553
Fannie Mae Remic Trust 1997-30 8% Due 05/18/2027	Government Mortgage Backed Security 54,520 units	10,422
Indymac Mortgage Backed Securities, Inc. 4.75% Due 02/25/2019	Asset Backed Security 10,175 units	10,296
Zoetis, Inc. 3.45% Due 11/13/2020	Corporate Bond 10,000 units	10,264
Waste Management, Inc. 3.9% Due 03/01/2035	Corporate Bond 10,000 units	9,942
National Retail Properties, Inc. 3.6% Due 12/15/2026	Corporate Bond 10,000 units	9,851
Fannie Mae Series 343 Class 29 5% Due 10/01/2018	Government Mortgage Backed Security 329,916 units	9,781
Fannie Mae Pool #745948 6.5% Due 10/01/2036	Government Mortgage Backed Security 8,497 units	9,685
Fannie Mae Pool #735439 6% Due 09/01/2019	Government Mortgage Backed Security 9,353 units	9,606
Federal Home Loan Mortgage Corporation Multiclass Series 3593 Floating Rate Due 11/15/2024	Government Mortgage Backed Security 100,166 units	9,447
Federal Home Loan Mortgage Corporation Multiclass Series 3253 Principal Only Due 12/15/2021	Government Mortgage Backed Security 9,570 units	9,428
Legg Mason Inc. 4.75% Due 03/15/2026	Corporate Bond 9,000 units	9,316
Becton Dickinson & Company 3.734% Due 12/15/2024	Corporate Bond 9,000 units	9,204
Federal Home Loan Mortgage Corporation Multiclass Floating Rate Due 04/15/2037	Government Mortgage Backed Security 8,668 units	9,127
AT&T Inc. 4.35% Due 06/15/2045	Corporate Bond 10,000 units	8,910
Americredit .9% Due 01/08/2019	Asset Backed Security 8,859 units	8,858
Fannie Mae Remic Trust 1993-G17 Variable Rate Due 04/25/2023	Government Mortgage Backed Security 54,864 units	8,719
Prologis LP 3.75% Due 11/01/2025	Corporate Bond 8,000 units	8,197
CBS Corporation 4% Due 01/15/2026	Corporate Bond 8,000 units	8,136
Monsanto Company 4.7% Due 07/15/2064	Corporate Bond 9,000 units	8,106
Ginnie Mae 2006-023 Remic Floating Rate Due 01/20/2036	Government Mortgage Backed Security 131,998 units	8,068
Federal Home Loan Mortgage Corporation Multiclass Series 2650 Principal Only Due 12/15/2032	Government Mortgage Backed Security 8,140 units	7,957
Walgreens Boots Alliance, Inc. 3.1% Due 06/01/2023	Corporate Bond 8,000 units	7,947
VRX Escrow Corporation 5.875% Due 05/15/2023	Corporate Bond 10,000 units	7,550
Fannie Mae Preassign 00470 7% Due 06/25/2033	Government Mortgage Backed Security 28,453 units	7,073
Stryker Corporation 3.5% Due 03/15/2026	Corporate Bond 7,000 units	7,066
Federal Home Loan Mortgage Corporation Multiclass Preassign 00603 5% Due 02/15/2020	Government Mortgage Backed Security 124,764 units	6,831
Enterprise Products Company 4.95% Due 10/15/2054	Corporate Bond 7,000 units	6,784
Federal Home Loan Mortgage Corporation Multiclass Series 2650 Principal Only Due 12/15/2032	Government Mortgage Backed Security 6,160 units	6,099
Marsh & McLennan Companies, Inc. 3.3% Due 03/14/2023	Corporate Bond 6,000 units	6,098
Citigroup Mortgage Loan Trust Series 2010-8 4.5% Due 12/25/2036	Collateralized Mortgage Obligation 5,873 units	5,871
Fannie Mae Pool #852523 5.5% Due 02/1/2036	Government Mortgage Backed Security 5,249 units	5,860
CarNow Auto 1.69% Due 01/15/2020	Asset Backed Security 5,831 units	5,831
Federal Home Loan Mortgage Corporation Multiclass Series 3747 4.5% Due 07/15/2037	Government Mortgage Backed Security 115,590 units	5,821
Fannie Mae Remic Trust 390 6% Due 07/25/2023	Government Mortgage Backed Security 64,940 units	5,719
Fannie Mae Preassign 00464 Due 01/25/2036	Government Mortgage Backed Security 5,715 units	5,509
The Walt Disney Company 1.85% Due 07/30/2026	Corporate Bond 6,000 units	5,402
Federal Home Loan Mortgage Corporation Pool #M30285 5% Due 02/01/2018	Government Mortgage Backed Security 5,317 units	5,383
Fannie Mae Remic Series 2008-80 5.60825% Due 09/25/2038	Government Mortgage Backed Security 31,155 units	4,112
Banc America Commercial Mortgage Inc. 2006/3 Due 07/10/2044*	Commercial Mortgage-Backed Security 3,925 units	3,919
Centex Home Equity Series 2004-D 4.68% Due 06/25/2032	Asset Backed Security 3,789 units	3,783
Federal Home Loan Mortgage Corporation Series 10 Due 07/15/2019	Government Mortgage Backed Security 3,590 units	3,677
Fannie Mae Remic Trust 2009-15 Variable Rate Due 03/25/2024	Government Mortgage Backed Security 62,995 units	3,648
A10 Securitization 2013-1 LLC Class A 2.4% Due 11/15/2025	Commercial Mortgage-Backed Security 3,532 units	3,532
Ginnie Mae 2008-071 Remic Pass-Through Floating Rate Due 08/20/2038	Government Mortgage Backed Security 26,107 units	3,380
Verizon Communications Inc. 5.012% Due 08/21/2054	Corporate Bond 3,000 units	2,984
CPS Auto 1.21% Due 08/15/2018	Asset Backed Security 2,894 units	2,893
Federal Home Loan Mortgage Corporation Multiclass Series 3219 6% Due 04/15/2036	Government Mortgage Backed Security 14,088 units	2,836
Agrium Inc. 4.125% Due 03/15/2035	Corporate Bond 3,000 units	2,751
Fannie Mae Remic Trust 2008-53 Variable Rate Due 07/25/2038	Government Mortgage Backed Security 16,019 units	2,585
Flagship Credit Auto Trust 2013-2 Class A 1.94% Due 01/15/2019	Asset Backed Security 2,419 units	2,420
Bear Stearns Asset Backed Securities Trust Adjustable Rate Due 12/25/2033	Asset Backed Security 2,493 units	2,375
Federal Home Loan Mortgage Corporation Multiclass Preassign 00482 6.5% Due 03/15/2033	Government Mortgage Backed Security 9,642 units	1,826
Ginnie Mae 2009-010 Remic Pass-Through Floating Rate Due 03/16/2034	Government Mortgage Backed Security 56,630 units	1,808
Fannie Mae Remic Trust 2010-43 4.5% Due 02/25/2025	Government Mortgage Backed Security 41,534 units	1,419
Fannie Mae Series 2009-18 5% Due 03/25/2024	Government Mortgage Backed Security 26,660 units	1,238
Residential Asset Mortgage Products Floating Rate Due 03/25/2033	Asset Backed Security 1,208 units	1,094
Federal Home Loan Mortgage Corporation Pool #M30277 5% Due 11/01/2017	Government Mortgage Backed Security 1,081 units	1,085
Fannie Mae Remic Series 2009-9 5% Due 02/25/2024	Government Mortgage Backed Security 17,890 units	1,079
Ginnie Mae 6% Due 06/20/2032	Government Mortgage Backed Security 998 units	1,000
Fannie Mae Series 2008-19 5% Due 03/25/2023	Government Mortgage Backed Security 21,244 units	580
Federal Home Loan Mortgage Corporation Pool #M30262 5% Due 03/1/2017	Government Mortgage Backed Security 203 units	203
Morgan Stanley Capital I Trust Due 02/12/2044	Commercial Mortgage-Backed Security 4,540,897 units	54
Fannie Mae Preassign 00506 6% Due 04/25/2017	Government Mortgage Backed Security 2 units	2
Total Fixed Income Asset Class			295,871,439

Fixed Income Index Asset Class:
NT Collective Aggregate Bond Index Fund - Non Lending*	Collective trust fund 373,882 units	50,739,534
Total Fixed Income Index Asset Class			50,739,534

High Yield Asset Class:
Blackrock High Yield Bond Fund Class A	Mutual Fund 6,964,483 shares	53,208,639
NT Collective Short Term Investment Fund*	Collective trust fund 9,866,846 units	9,866,846
Crown Castle International Corporation 5.25% Due 01/15/2023	Corporate Bond 525,000 units	565,025
Virgin Media Finance plc 5.25% Due 1/15/2021	Corporate Bond 460,000 units	485,295
Smurfit KAPPA Funding plc 7.5% Due 11/20/2025	Corporate Bond 415,000 units	481,395
Freeport-McMoRan Inc. 6.875% Due 02/15/2023	Corporate Bond 440,000 units	461,995
Carlson Wagonlit Travel BV 6.875% Due 06/15/2019	Corporate Bond 445,000 units	460,294
Nielsen Finance LLC 5% Due 04/15/2022	Corporate Bond 440,000 units	448,245
Telecable Videotron Ltee 5% Due 07/15/2022	Corporate Bond 430,000 units	440,750
Wise Metals Group LLC 8.75% Due 12/15/18	Corporate Bond 405,000 units	421,200
Mens Wearhouse Inc. 7% Due 07/01/2022	Corporate Bond 415,000 units	406,700
Rex Energy Corporation 1% Due 10/01/2020	Corporate Bond 775,000 units	403,000
Comstock Resources Inc. 12.25% Due 03/15/2020	Corporate Bond 380,000 units	389,500
Quebecor Media Inc. 5.75% Due 01/15/2023	Corporate Bond 370,000 units	383,875
Belden Inc. 5.5% Due 09/01/2022	Corporate Bond 370,000 units	381,100
Micron Technology, Inc. 7.5% Due 09/15/2023	Corporate Bond 340,000 units	376,550
IHS Markit Ltd. 5% Due 11/01/2022	Corporate Bond 352,000 units	365,200
AuRico Gold Inc. 7.75% Due 04/01/2020	Corporate Bond 350,000 units	364,000
Detour Gold Corporation 5.5% Due 11/30/2017	Corporate Convertible Bond 359,000 units	362,590
ACI Worldwide, Inc. 6.375% Due 08/15/2020	Corporate Bond 345,000 units	354,919
HCA Inc. 5.875% Due 02/15/2026	Corporate Bond 340,000 units	350,200
Calpine Corporation 5.875% Due 01/15/2021	Corporate Bond 335,000 units	349,238
Florida East Coast Holdings Corporation 6.75% Due 05/01/2019	Corporate Bond 335,000 units	346,725
Hughes Satellite 7.625% Due 06/15/2021	Corporate Bond 305,000 units	334,738
MGP Escrow Issuer, LLC 5.625% Due 05/01/2024	Corporate Bond 295,000 units	309,013
Great Lakes Dredge & Dock Corporation 7.375% Due 02/01/2019	Corporate Bond 300,000 units	297,000
Carlson Wagonlit Travel, Inc. 6.75% Due 12/15/2023	Corporate Bond 280,000 units	291,200
William Carter Company 5.25% Due 08/15/2021	Corporate Bond 275,000 units	284,969
MPH Acquisition Holdings LLC 7.125% Due 06/01/2024	Corporate Bond 270,000 units	284,202
Stone Energy Corporation 7.5% Due 11/15/2022 in default	Corporate Bond 470,000 units	282,000
Brookfield Resdential Propertys Inc. 6.5% Due 12/15/2020	Corporate Bond 265,000 units	270,963
RRI Energy, Inc. 7.875% Due 06/15/2017	Corporate Bond 380,000 units	270,750
Schaeffler Verwaltung Zwei GmbH 4.75% Due 09/15/2026	Corporate Bond 280,000 units	270,200
Summit Midstream Partners, LP 7.5% Due 07/01/2021	Corporate Bond 255,000 units	267,750
General Cable Corporation 5.75% Due 10/01/2022	Corporate Bond 275,000 units	266,750
C&S Group Enterprises LLC 5.375% Due 7/15/2022	Corporate Bond 275,000 units	265,375
California Resources Corporation 5% Due 01/15/2020	Corporate Bond 320,000 units	263,200
Hecla Mining Company 6.875% Due 05/01/2021	Corporate Bond 255,000 units	260,738
Neustar Inc. 4.5% Due 01/15/2023	Corporate Bond 255,000 units	260,738
Forum Energy Technologies, Inc. 6.25% Due 10/01/2021	Corporate Bond 260,000 units	260,000
T-Mobile US, Inc. 6.5% Due 01/15/2026	Corporate Bond 240,000 units	259,500
Match Group Inc. 6.75% Due 12/15/2022	Corporate Bond 245,000 units	258,475
American Realty Capital Trust Inc. 3.75% Due 12/15/2020	Corporate Convertible Bond 255,000 units	255,000
CONSOL Energy Inc. 5.875% Due 04/15/2022	Corporate Bond 260,000 units	254,800
NBTY, Inc. 7.625% Due 05/05/2016	Corporate Bond 245,000 units	253,575
CBRE Services, Inc. 5.25% Due 03/15/2025	Corporate Bond 240,000 units	247,478
Radio System Corporation 8.375% Due 11/01/2019	Corporate Bond 235,000 units	244,988
Halcón Resources Corporation 8.625% Due 02/01/2020	Corporate Bond 235,000 units	244,400
Micron Technology, Inc. 5.5% Due 02/01/2025	Corporate Bond 245,000 units	243,775
Drivetime Automotive Group, Inc. 8% Due 06/01/2021	Corporate Bond 250,000 units	242,188
Equinix Inc. 5.875% Due 01/15/2026	Corporate Bond 230,000 units	242,075
Florida East Coast Holdings Corporation 9.75% Due 05/01/2020	Corporate Bond 235,000 units	241,463
Blue Cube Spinco Inc. 9.75% Due 10/15/2023	Corporate Bond 200,000 units	238,000
Allied Specialty 8.5% Due 11/01/2019	Corporate Bond 230,000 units	236,325
PetroQuest Energy Inc. 10% Due 02/15/2021	Corporate Bond 335,000 units	234,500
Rialto Holdings LLC 7% Due 12/01/2018	Corporate Bond 230,000 units	232,875
Limited Brands, Inc. 6.625% Due 04/01/2021	Corporate Bond 205,000 units	230,113
Genesis Energy, LP 6.75% Due 08/01/2022	Corporate Bond 220,000 units	228,580
Mattamy Group Corporation 6.5% Due 11/15/2020	Corporate Bond 225,000 units	228,375
Frontier 10.5% Due 09/15/2022	Corporate Bond 215,000 units	226,030
Ashtead Capital Inc. 5.625% Due 10/01/2024	Corporate Bond 214,000 units	224,165
Calumet Specialty Products Partners, LP 11.5% Due 01/15/2021	Corporate Bond 195,000 units	222,788
GenOn Escrow Corporation 9.5% Due 10/15/2018	Corporate Bond 315,000 units	222,666
Avis Budget Car Rent LLC 5.5% Due 04/01/2023	Corporate Bond 225,000 units	221,063
NAI Entertainment Holding LLC 5% Due 08/01/2018	Corporate Bond 215,000 units	217,903
Zebra Technologies Corporation 7.25% Due 10/15/2022	Corporate Bond 200,000 units	217,500
BlueScope Steel (Finance) Ltd. 6.5% Due 05/15/2021	Corporate Bond 205,000 units	217,218
Alcoa Nederland Holding B.V. 6.75% Due 09/30/2024	Corporate Bond 200,000 units	217,000
MPLX LP 4.875% Due 12/01/2024	Corporate Bond 210,000 units	216,236
New Gold Inc. 7% Due 04/15/2020	Corporate Bond 205,000 units	210,125
AAF Holdings / AAF Finance 12% Due 07/01/2019	Corporate Bond 203,192 units	209,796
Carlson Wagonlit Travel, Inc. 9.5% Due 12/15/2024	Corporate Bond 200,000 units	209,250
T-Mobile US, Inc. 6.5% Due 01/15/2024	Corporate Bond 195,000 units	209,138
Churchill Downs Inc. 5.375% Due 12/15/2021	Corporate Bond 200,000 units	207,500
Cogent Communications Group Inc. 5.625% Due 04/15/2021	Corporate Bond 205,000 units	207,050
Ashton Woods USA LLC 6.875% Due 2/15/21	Corporate Bond 215,000 units	206,938
Sprint Nextel Corporation 7% Due 03/01/2020	Corporate Bond 190,000 units	206,150
PTC Inc. 6% Due 05/15/2024	Corporate Bond 195,000 units	205,725
Numericable Group SA 6% Due 05/15/2022	Corporate Bond 200,000 units	205,250
Numericable-SFR 7.375% Due 05/01/2026	Corporate Bond 200,000 units	205,000
Woodside Homes Company 6.75% Due 12/15/2021	Corporate Bond 210,000 units	202,650
T-Mobile US, Inc. 6.625% Due 04/01/2023	Corporate Bond 190,000 units	201,400
IMS Health 5% Due 10/15/2026	Corporate Bond 200,000 units	200,500
Freeport-McMoRan Inc. 6.75% Due 02/01/2022	Corporate Bond 195,000 units	200,363
Summit Materials, LLC 6.125% Due 07/15/2023	Corporate Bond 195,000 units	200,117
Asbury Automotive Group Inc. 6% Due 12/15/2024	Corporate Bond 195,000 units	199,388
DISH Network Corp 3.375% Due 08/15/2026	Corporate Convertible Bond 175,000 units	199,172
PDC Energy, Inc. 7.75% Due 10/15/2022	Corporate Bond 185,000 units	197,025
Adient Global Holdings Ltd. 4.875% Due 08/15/2026	Corporate Bond 200,000 units	196,000
Cimpress N.V. 7% Due 04/01/2022	Corporate Bond 190,000 units	193,800
Continental Resources, Inc. 5% Due 09/15/2022	Corporate Bond 190,000 units	191,784
Concho Resources Inc. 5.5% Due 10/01/2022	Corporate Bond 185,000 units	191,706
Comstock Resources Inc. 7.75% Due 04/01/2019	Corporate Convertible Bond 220,000 units	191,400
KLX, Inc. 5.875% Due 12/1/2022	Corporate Bond 185,000 units	190,550
Aleris International Inc. 7.875% Due 11/01/2020	Corporate Bond 190,000 units	190,475
Team Health Inc. 7.25% Due 12/15/2023	Corporate Bond 165,000 units	187,688
American Equity Investment Life Holding Company 6.625% Due 07/15/2021	Corporate Bond 180,000 units	187,650
Sprint Corporation 7.875% Due 09/15/2023	Corporate Bond 175,000 units	186,813
HCA Inc. 6.5% Due 02/15/2020	Corporate Bond 170,000 units	185,980
Transfield Services Ltd. 8.375% Due 05/15/2020	Corporate Bond 175,000 units	185,063
WPX Energy Inc. 7.5% Due 08/01/2020	Corporate Bond 170,000 units	182,750
Sprint Corporation 7.125% Due 06/15/2024	Corporate Bond 175,000 units	180,250
Grifols Worldwide 5.25% Due 04/01/2022	Corporate Bond 170,000 units	175,950
MSCI, Inc. 5.75% Due 08/15/2025	Corporate Bond 165,000 units	175,313
Blue Cube Spinco Inc. 10% Due 10/15/2025	Corporate Bond 145,000 units	175,088
MPLX LP 4.875% Due 06/01/2025	Corporate Bond 170,000 units	174,785
WPX Energy, Inc. 6% Due 01/15/2022	Corporate Bond 170,000 units	174,250
BCD Acquisition Inc. 9.625% Due 09/15/2023	Corporate Bond 160,000 units	171,200
Gates Global LLC 6% Due 07/15/2022	Corporate Bond 175,000 units	171,150
Cantor Commercial Real Estate Company, LP 7.75% Due 02/15/18	Corporate Bond 170,000 units	170,000
KEMET Corporation 10.5% Due 05/01/2018	Corporate Bond 170,000 units	169,788
T-Mobile US, Inc. 6.125% Due 01/15/2022	Corporate Bond 160,000 units	168,800
Energizer Holdings Inc.4.7% Due 05/19/2021	Corporate Bond 160,000 units	168,414
Group 1 Automotive, Inc. 5% Due 06/01/2022	Corporate Bond 170,000 units	167,875
Emdeon Inc. 6% Due 02/15/2021	Corporate Bond 160,000 units	167,200
James Hardie International 5.875% Due 02/15/2023	Corporate Bond 160,000 units	165,600
Hilton Worldwide Holdings Inc. 5.625% Due 10/15/2021	Corporate Bond 160,000 units	165,280
KeHE Distrbutors LLC 7.625% Due 08/15/2021	Corporate Bond 165,000 units	164,175
The Howard Hughes Corporation 6.875% Due 10/01/2021	Corporate Bond 155,000 units	163,339
Gulfport Energy Corporation 6% Due 10/15/2024	Corporate Bond 160,000 units	162,800
Lamar Media Corporation 5.875% Due 02/01/2022	Corporate Bond 158,000 units	162,740
L Brands Inc. 6.75% Due 07/01/2036	Corporate Bond 160,000 units	162,000
Reliant Energy Mid Atlantic Power Holdings LLC 9.681% Due 07/02/2026	Corporate Bond 250,000 units	161,250
Equinix, Inc. 5.375% Due 04/01/2023	Corporate Bond 155,000 units	160,813
Amsted Industries Inc. 5% Due 3/15/2022	Corporate Bond 160,000 units	160,000
EnPro Industries, Inc. 5.875% Due 09/15/2022	Corporate Bond 155,000 units	159,263
Century Communities, Inc. 6.875% Due 05/15/2022	Corporate Bond 155,000 units	158,875
Compass Investors Inc. 7.75% Due 01/15/2021	Corporate Bond 155,000 units	158,100
Allegy 5.875% Due 08/15/2023	Corporate Bond 160,000 units	156,800
Ladder Capital Finance LLC 5.875% Due 08/01/2021	Corporate Bond 165,000 units	156,750
CCO Holdings LLC/CCO Holdings Capital Corporation 5.875% Due 05/01/2027	Corporate Bond 150,000 units	155,625
Lincoln National Corporation 7.375% Due 04/15/2021	Corporate Bond 145,000 units	154,425
Schaeffler Finance BV 4.75% Due 05/15/2023	Corporate Bond 150,000 units	152,250
CFG Holdings Ltd. 11.5% Due 11/15/2019	Corporate Bond 150,000 units	151,875
Brunswick Corporation 4.625% Due 05/15/2021	Corporate Bond 150,000 units	151,688
Allegion US Holdings Company Inc. 5.75% Due 10/01/2021	Corporate Bond 145,000 units	151,525
Spectrum Brands, Inc. 6.625% Due 11/15/2022	Corporate Bond 140,000 units	148,750
Dollar Tree, Inc. 5.75% Due 03/01/2023	Corporate Bond 140,000 units	148,235
B&G Foods, Inc. 4.625% Due 06/01/2021	Corporate Bond 145,000 units	147,900
AV Homes, Inc. 8.5% Due 07/01/2019	Corporate Bond 140,000 units	144,550
Chesapeake Midstream Partners, LP 6.125% Due 07/15/2022	Corporate Bond 140,000 units	144,400
Drawbridge Special Opportunities Fund LP 5% Due 08/01/2021	Corporate Bond 150,000 units	144,375
JLL-Delta Dutch Newco BV 7.5% Due 02/01/2025	Corporate Bond 135,000 units	142,763
CTP Transportation Products LLC 8.25% Due 12/15/2019	Corporate Bond 165,000 units	142,313
Molina Healthcare, Inc. 5.375% Due 11/15/2022	Corporate Bond 140,000 units	142,100
Amerigas Partners 5.875% Due 08/20/2026	Corporate Bond 140,000 units	142,100
Land O'Lakes, Inc. 6% Due 11/15/2022	Corporate Bond 130,000 units	141,700
Anixter International Inc. 5.625% Due 05/01/2019	Corporate Bond 135,000 units	141,244
Murphy Oil Corporation 6% Due 8/15/2023	Corporate Bond 135,000 units	140,738
MGIC Investment Corp. 5.75% Due 08/15/2023	Corporate Bond 135,000 units	140,738
Hughes Satellite 6.625% Due 08/01/2026	Corporate Bond 140,000 units	140,700
MPLX LP 5.5% Due 02/15/2023	Corporate Bond 135,000 units	140,448
CBS Outdoor Americas Inc. 5.25% Due 02/15/2022	Corporate Bond 135,000 units	140,063
Fidelity & Guaranty Life Holdings, Inc. 6.375% Due 04/01/2021	Corporate Bond 140,000 units	139,300
Netflix, Inc. 5.75% Due 03/01/2024	Corporate Bond 130,000 units	139,100
Amerigas Partners 5.625% Due 05/20/2024	Corporate Bond 135,000 units	138,038
1st Quantum 7.25% Due 10/15/2019	Corporate Bond 135,000 units	136,350
Vista Outdoor Inc. 5.875% Due 10/01/2023	Corporate Bond 130,000 units	136,094
KCG Holdings Inc. 6.875% Due 03/15/2020	Corporate Bond 135,000 units	135,000
Orbital ATK Inc. 5.5% Due 10/01/2023	Corporate Bond 130,000 units	133,900
Choice Hotels International Inc. 5.75% Due 07/01/2022	Corporate Bond 125,000 units	133,438
CONSOL Energy Inc. 8% Due 04/01/2023	Corporate Bond 130,000 units	133,413
KFC Holding Company 5% Due 06/01/2024	Corporate Bond 130,000 units	132,763
Tenet Healthcare Corporation 6.75% Due 06/15/2023	Corporate Bond 150,000 units	132,375
Koppers Holdings, Inc. 7.875% Due 12/01/2019	Corporate Bond 130,000 units	131,788
Grinding Media Inc. 7.375% Due 12/15/2023	Corporate Bond 125,000 units	131,325
HCA Inc. 5.375% Due 02/01/2025	Corporate Bond 130,000 units	130,325
Amag Pharmaceuticals, Inc. 7.875% Due 09/01/2023	Corporate Bond 130,000 units	130,000
Altice Us Finance I Corporation 5.375% Due 07/15/2023	Corporate Bond 125,000 units	129,688
Sabine Pass Liquefaction LLC 5.875%	Corporate Bond 120,000 units	129,300
WESCO Distribution, Inc. 5.375% Due 12/15/2021	Corporate Bond 125,000 units	129,063
Weekley Homes LLC 6% Due 02/01/2023	Corporate Bond 145,000 units	129,050
Freeport-McMoRan Inc. 6.5% Due 11/15/2020	Corporate Bond 125,000 units	128,438
Amerigas Finance Corporation 7% Due 5/20/2022	Corporate Bond 121,000 units	127,353
T-Mobile US, Inc. 6% Due 04/15/2024	Corporate Bond 120,000 units	126,450
Centene Corporation 6.125% Due 02/15/2024	Corporate Bond 120,000 units	126,450
Prestige Brands Holdings, Inc. 6.375% Due 03/01/2024	Corporate Bond 120,000 units	126,000
Provident Funding Associates LP 6.75% Due 06/15/2021	Corporate Bond 125,000 units	125,625
T-Mobile US, Inc. 6.731% Due 04/28/2022	Corporate Bond 120,000 units	125,400
Netflix, Inc. 5.5% Due 02/15/2022	Corporate Bond 115,000 units	123,913
HCA Inc. 5.875% Due 05/01/2023	Corporate Bond 115,000 units	122,188
Novelis Inc. 6.25% Due 08/15/2024	Corporate Bond 115,000 units	121,900
KFC Holding Company/Pizza Hut Holdings, LLC 5.25% Due 06/01/2026	Corporate Bond 120,000 units	121,800
Westlake Chemical Corporation 4.625% Due 02/15/2021	Corporate Bond 115,000 units	119,025
Sprint Capital Corporation 6.875% Due 11/15/2028	Corporate Bond 120,000 units	118,500
Aleris International, Inc. 9.5% Due 04/01/2021	Corporate Bond 110,000 units	117,975
Wells Enterprises, Inc. 6.75% Due 02/01/2020	Corporate Bond 114,000 units	117,705
Hughes Satellite 5.25% Due 08/01/2026	Corporate Bond 120,000 units	117,600
SM Energy Company 6.5% Due 01/01/2023	Corporate Bond 115,000 units	116,869
E-Trade Financial Corporation 5.375% Due 11/15/2022	Corporate Bond 110,000 units	116,404
Novelis Inc. 5.875% Due 09/30/2026	Corporate Bond 115,000 units	116,150
Match Group Inc. 6.375% Due 06/01/2024	Corporate Bond 110,000 units	116,050
Range Resources Corporation 5.75% Due 06/01/2021	Corporate Bond 110,000 units	115,225
ATD Finance Corporation 10.25% Due 03/01/2022	Corporate Bond 120,000 units	115,120
CCO Holdings LLC 5.75% Due 01/15/2024	Corporate Bond 110,000 units	114,950
GCP Applied Technologies Inc. 9.5% Due 02/01/2023	Corporate Bond 100,000 units	114,750
Rockies Express Pipeline LLC 6% Due 01/15/2019	Corporate Bond 109,000 units	114,450
Hospital Corporation of America 7.69% Due 06/15/2025	Corporate Bond 105,000 units	114,188
Energizer Holdings Inc.4.7% Due 05/24/2022	Corporate Bond 110,000 units	113,300
Credit Acceptance Corp. 7.375% Due 03/15/2023	Corporate Bond 110,000 units	113,025
Comstock Resources Inc. 9.5% Due 06/15/2020	Corporate Convertible Bond 128,265 units	111,591
Algeco Scotsman Global Finance plc 8.5% Due 10/15/2018	Corporate Bond 120,000 units	111,300
Kissner Group Holdings LP/Kissner Milling Company Ltd. 8.375% Due 12/01/2022	Corporate Bond 110,000 units	111,100
Cablevision Systems Corporation 7.75% Due 04/15/2018	Corporate Bond 105,000 units	110,775
Newfield Exploration Company 5.75% Due 01/30/2022	Corporate Bond 105,000 units	110,644
AerCap Ireland Capital 5% Due 10/01/2021	Corporate Bond 105,000 units	110,381
Stone Energy Corporation 1.75% Due 03/01/2017 in default	Corporate Convertible Bond 185,000 units	110,075
Acadia Healthcare 5.625% Due 02/15/2023	Corporate Bond 110,000 units	110,000
Brinker International, Inc. 5% Due 10/01/2024	Corporate Bond 110,000 units	109,725
Newfield Exploration Company 5.625% Due 07/01/2024	Corporate Bond 105,000 units	109,463
MSCI, Inc. 4.75% Due 08/01/2026	Corporate Bond 110,000 units	109,450
Gibraltar Industries, Inc. 6.25% Due 02/01/2021	Corporate Bond 105,000 units	108,150
NuStar Logistics LP 6.75% Due 02/01/2021	Corporate Bond 100,000 units	108,000
TransDigm Group Inc. 5.5% Due 10/15/2020	Corporate Bond 105,000 units	107,625
VeriSign, Inc. 5.25% Due 04/01/2025	Corporate Bond 105,000 units	107,625
HealthSouth Corporation 5.75% Due 11/01/2024	Corporate Bond 105,000 units	106,313
Jack Ohio Finance LLC 6.75% Due 11/15/2021	Corporate Bond 105,000 units	106,313
Evraz, Inc. 7.5% Due 11/15/2019	Corporate Bond 105,000 units	105,525
CCO Holdings LLC 5.25% Due 09/30/2022	Corporate Bond 100,000 units	103,500
First Cash Financial 6.75% Due 01/22/2021	Corporate Bond 100,000 units	103,250
Petra Diamonds Ltd. 8.25% Due 05/31/2020	Corporate Bond 100,000 units	103,250
CCO Holdings LLC / CCO Holdings Capital Corporation 5.125% Due 05/01/2023	Corporate Bond 100,000 units	103,000
Sabra Health Care Ltd. Partnership 5.5% Due 02/01/2021	Corporate Bond 100,000 units	102,750
Endo Ltd. / Endo Finance LLC / Endo FInco Inc. 6% Due 07/15/2023	Corporate Bond 115,000 units	100,769
CCO Holdings LLC 5.375% Due 05/01/2025	Corporate Bond 95,000 units	97,850
Cheniere Corpus Christi Holdings, LLC 5.875% Due 03/31/2025	Corporate Bond 95,000 units	96,929
Donnelley Financial Solutions Inc. 8.25% Due 10/15/2024	Corporate Bond 95,000 units	96,663
Ladder Capital Finance LLC 7.375% Due 10/01/2017	Corporate Bond 95,000 units	95,000
VPI Escrow Corporation 6.75% Due 08/15/2018	Corporate Bond 100,000 units	94,750
H&E Equipment Services, Inc. 7% Due 09/01/2022	Corporate Bond 90,000 units	94,725
Equinix, Inc. 5.375% Due 01/01/2022	Corporate Bond 90,000 units	94,500
THC Escrow Corporation 6% Due 10/01/2020	Corporate Bond 90,000 units	94,275
California Resources Corporation 8.0% Due 12/15/2022	Corporate Bond 105,000 units	93,450
Blueline Rental Finance Corporation 7% Due 02/01/2019	Corporate Bond 95,000 units	92,625
International Automotive Components Group LLC 9.125% Due 06/01/2018	Corporate Bond 95,000 units	92,625
Quintiles 4.875% Due 05/15/2023	Corporate Bond 90,000 units	91,350
AEP Industries Inc. 8.25% Due 04/15/2019	Corporate Bond 89,000 units	90,780
Open Text Corporation 5.875% Due 06/01/2026	Corporate Bond 85,000 units	89,675
Centene Corporation 5.625% Due 02/15/2021	Corporate Bond 85,000 units	89,369
VPI Escrow Corporation 7.5% Due 07/15/2021	Corporate Bond 105,000 units	88,988
OneMain Financial Holdings, Inc. 7.5% Due 12/15/2021	Corporate Bond 85,000 units	88,613
Avis Budget Car Rental, LLC 6.375% Due 04/01/2024	Corporate Bond 85,000 units	84,894
Brookfield Residential Properties Inc. 6.375% Due 05/15/2025	Corporate Bond 85,000 units	84,788
Ashtead Capital Inc. 6.5% Due 07/15/2022	Corporate Bond 80,000 units	83,800
TransDigm Group Inc. 6.5% Due 07/15/2024	Corporate Bond 80,000 units	83,700
Vulcan Materials Company 7.15% Due 11/30/2037	Corporate Bond 70,000 units	83,650
GLP Capital, LP 5.375% Due 04/15/2026	Corporate Bond 80,000 units	83,432
Range Resources Corporation 5.875% Due 07/01/2022	Corporate Bond 80,000 units	83,200
Exide Technologies .0% Due 12/31/2049	Corporate Convertible Bond 159,468 units	82,923
Summit Materials, LLC 8.5% Due 04/15/2022	Corporate Bond 75,000 units	82,875
Carrizo Oil & Gas, Inc. 7.5% Due 09/15/2020	Corporate Bond 80,000 units	82,800
Halyard Health, Inc. 6.25% Due 10/15/2022	Corporate Bond 80,000 units	82,400
Oasis Petroleum Inc. 6.875% Due 03/15/2022	Corporate Bond 80,000 units	82,000
Gamestop Corporation 5.5% Due 10/01/2019	Corporate Bond 80,000 units	81,900
Felcor Lodging Ltd. Partnership 5.625 Due 03/01/2023	Corporate Bond 80,000 units	81,600
Land O'Lakes Capital Trust I 7.45% Due 03/15/2028	Corporate Bond 75,000 units	81,000
Calumet Specialty Products Partners, LP 6.5% Due 04/15/2021	Corporate Bond 95,000 units	80,513
Midcontinent Fixed 6.875% Due 08/15/2023	Corporate Bond 75,000 units	79,875
Briggs & Stratton Corporation 6.875% Due 12/15/2020	Corporate Bond 72,000 units	78,862
CCO Holdings LLC / CCO Holdings Capital Corporation 5.75% Due 02/15/2026	Corporate Bond 75,000 units	77,625
Hilton Domestic Operating Company Inc. 4.25% Due 09/01/2024	Corporate Bond 80,000 units	77,600
Flexi-Van Leasing, Inc. 7.875% Due 08/15/2018	Corporate Bond 85,000 units	77,350
Realogy Group LLC 4.875%	Corporate Bond 80,000 units	77,200
MGM Growth Properties LLC 4.5% Due 09/01/2026	Corporate Bond 80,000 units	76,800
Speedy Cash International 10.75% Due 05/15/2018	Corporate Bond 80,000 units	76,600
Endo Ltd. / Endo 6% Due 02/01/2025	Corporate Bond 90,000 units	75,375
Hologic, Inc. 5.25% Due 07/15/2022	Corporate Bond 70,000 units	73,675
Tenneco Inc. 5% Due 07/15/2026	Corporate Bond 75,000 units	73,594
Centene Corp 4.75% Due 01/15/2025	Corporate Bond 75,000 units	73,219
Callon Petroleum Company 6.125% Due 10/01/2024	Corporate Bond 70,000 units	72,100
MetroPCS Communications,, Inc. 6.625% Due 11/15/2020	Corporate Bond 70,000 units	71,575
L Brands Inc. 6.875% Due 11/01/2035	Corporate Bond 70,000 units	71,400
ZF North America Capital Inc. 4.75% Due 04/29/2025	Corporate Bond 70,000 units	71,225
Gamestop Corporation 6.75% Due 03/15/2021	Corporate Bond 70,000 units	70,525
Sabra Health Care REIT, Inc. 5.375% Due 06/01/2023	Corporate Bond 70,000 units	69,825
Hughes Satellite 6.5% Due 06/15/2019	Corporate Bond 64,000 units	69,600
Lamb Weston Holdings Inc. 4.875% Due 11/01/2026	Corporate Bond 70,000 units	69,256
EnLink Midstream, LLC 4.15% Due 06/01/2025	Corporate Bond 70,000 units	67,946
Standard Industries Inc. 5.125% Due 02/15/2021	Corporate Bond 65,000 units	67,763
TransDigm Group Inc. 6% Due 07/15/2022	Corporate Bond 65,000 units	67,600
Nexteer Automotive Group Ltd. 5.875% Due 11/15/2021	Corporate Bond 65,000 units	67,438
Hill-Rom Holdings, Inc. 5.75% Due 09/01/2023	Corporate Bond 65,000 units	67,113
Cogent Communications Group, Inc. 5.375% Due 03/01/2022	Corporate Bond 65,000 units	67,113
E*TRADE Financial Corporation 4.625% Due 09/15/2023	Corporate Bond 65,000 units	66,300
Ocwen Loan Servicing LLC 8.375% Due 11/15/2022	Corporate Bond 65,000 units	66,008
Calumet Specialty Products Partners, LP 7.625% Due 01/15/2022	Corporate Bond 75,000 units	63,563
Guitar Center, Inc. 6.5% Due 04/15/2019	Corporate Bond 70,000 units	63,525
Hanesbrands Inc. 4.625% Due 05/15/2024	Corporate Bond 65,000 units	63,050
Camelot Financial SA 7.875% Due 10/15/2024	Corporate Bond 60,000 units	62,100
Starwood Property Trust 5% Due 12/15/2021	Corporate Bond 60,000 units	60,804
Hospital Corporation of America 7.58% Due 09/15/2025	Corporate Bond 55,000 units	59,263
NCR Corporation 6.375% Due 12/15/2023	Corporate Bond 55,000 units	59,125
Vander Intermediate Holding Corporation 9.75% Due 02/01/2019	Corporate Bond 82,625 units	58,664
Hanesbrands Inc. 4.875% Due 05/15/2026	Corporate Bond 60,000 units	58,650
National Financial Partners Corporation 9% Due 07/15/2021	Corporate Bond 55,000 units	58,025
WCI Communities, Inc. 6.875% Due 08/15/2021	Corporate Bond 55,000 units	57,888
Matador Resources Company 6.875% Due 04/15/2023	Corporate Bond 55,000 units	57,750
Treehouse Foods, Inc. 6% Due 02/15/2024	Corporate Bond 55,000 units	57,750
Holly Energy Partners, LP 6% Due 08/01/2024	Corporate Bond 55,000 units	57,338
JDA Escrow LLC / JDA Bond Finance Inc. 7.375% Due 10/15/2024	Corporate Bond 55,000 units	57,063
MPT Operating Partnership LP 6.375% Due 02/15/2022	Corporate Bond 55,000 units	56,994
Level 3 Communications, Inc. 5.75% Due 12/01/2022	Corporate Bond 55,000 units	56,513
Meritor, Inc. 6.75% Due 06/15/2021	Corporate Bond 55,000 units	56,238
Ritchie Bros Auctioneers Inc. 5.375% Due 01/15/2025	Corporate Bond 55,000 units	56,100
PolyOne Corp 5.25% Due 03/15/2023	Corporate Bond 55,000 units	55,825
Gulfport Energy Corporation 6.375% Due 05/15/2025	Corporate Bond 55,000 units	55,699
The Fresh Market Inc. 9.75% Due 05/01/2023	Corporate Bond 65,000 units	55,575
Antero Midstream Partners LP 5.375 Due 9/15/2024	Corporate Bond 55,000 units	55,550
Optimas Oe 8.625% Due 06/01/2021	Corporate Bond 70,000 units	55,300
Sprint Nextel Corporation 9% Due 11/15/2018	Corporate Bond 50,000 units	55,125
First Quantum Minerals Ltd. 6.75% Due 02/15/2020	Corporate Bond 55,000 units	54,863
First Quality Finance Company Inc. 4.625% Due 05/15/2021	Corporate Bond 55,000 units	54,450
Springleaf Finance Corporation 8.25% Due 12/15/2020	Corporate Bond 50,000 units	54,375
Meritor, Inc. 6.25% Due 02/15/2024	Corporate Bond 55,000 units	53,900
Jaguar Holding Company II 6.375% Due 08/01/2023	Corporate Bond 50,000 units	53,500
Murphy Oil Corporation 6.875% Due 08/15/2024	Corporate Bond 50,000 units	53,250
RSP Permian, Inc. 6.625% Due 10/01/2022	Corporate Bond 50,000 units	52,875
Yum! Brands, Inc. 3.875% Due 11/01/2023	Corporate Bond 55,000 units	52,663
CenturyLink, Inc. 5.625% Due 04/01/2025	Corporate Bond 55,000 units	52,250
AerCap Ireland Capital 4.625% Due 10/30/2020	Corporate Bond 50,000 units	52,000
Goodyear Tire & Rubber Company 5.125% Due 11/15/2023	Corporate Bond 50,000 units	51,500
CCO Holdings LLC 5.125% Due 02/15/2023	Corporate Bond 50,000 units	51,375
United Rentals North America 4.625% Due 07/15/2023	Corporate Bond 50,000 units	51,000
Centene Corporation 4.75% Due 05/15/2022	Corporate Bond 50,000 units	50,500
Kindred Healthcare Inc. 8% Due 01/15/2020	Corporate Bond 50,000 units	49,750
Micron Technology, Inc. 5.625% Due 01/15/2026	Corporate Bond 50,000 units	49,563
Group 1 Automotive, Inc. 5.25% Due 12/15/2023	Corporate Bond 50,000 units	49,500
Netflix, Inc. 5.375% Due 02/01/2021	Corporate Bond 45,000 units	48,375
T-Mobile US, Inc. 6.375% Due 03/01/2025	Corporate Bond 45,000 units	48,094
Jones Energy Holdings, LLC / Jones Energy Finance Corporation 6.75% Due 04/01/2022	Corporate Bond 50,000 units	47,625
Equinix, Inc. 5.75% Due 01/01/2025	Corporate Bond 45,000 units	47,025
Onemain Financial Holdings, Inc. 6.75% Due 12/15/2019	Corporate Bond 45,000 units	46,913
TransDigm Group Inc. 6.375% Due 06/15/2026	Corporate Bond 45,000 units	46,215
Quorum Health Corporation 11.625% Due 04/15/2023	Corporate Bond 55,000 units	46,063
VEREIT Operating Partnership, LP 4.875% Due 06/01/2026	Corporate Bond 45,000 units	45,578
RSP Permian, Inc. 5.25% Due 01/15/2025	Corporate Bond 45,000 units	45,225
BMC East, LLC 5.5% Due 10/01/2024	Corporate Bond 45,000 units	44,888
Virgin Media Finance plc 5.5% Due 08/15/2026	Corporate Bond 45,000 units	44,888
MPT Operating Partnership LP 5.25% Due 08/01/2026	Corporate Bond 45,000 units	44,100
Allegheny Technologies Inc. 9.375% Due 06/01/2019	Corporate Bond 40,000 units	42,800
Tesoro Logistics LP 6.125% Due 10/15/2021	Corporate Bond 40,000 units	42,000
inVentiv Group Holdings, Inc. 7.5% Due 10/01/2024	Corporate Bond 40,000 units	41,896
Micron Technology, Inc. 5.875% Due 02/15/2022	Corporate Bond 40,000 units	41,700
CBRE Services, Inc. 5% Due 03/15/2023	Corporate Bond 40,000 units	41,264
VEREIT Operating Partnership, LP 4.125% Due 06/01/2021	Corporate Bond 40,000 units	40,600
Amerigas Partners 5.5% Due 05/20/2025	Corporate Bond 40,000 units	40,400
Genesis Energy, LP 5.75% Due 02/15/2021	Corporate Bond 40,000 units	40,400
Credit Acceptance Corp. Michigan 6.125% Due 02/15/2021	Corporate Bond 40,000 units	40,400
Cooper-Standard Automotive, Inc. 5.625% Due 11/15/2026	Corporate Bond 40,000 units	39,550
Ltd. Brands, Inc. 5.625% Due 02/15/2022	Corporate Bond 35,000 units	37,363
Tesoro Logistics LP 6.25% Due 10/15/2022	Corporate Bond 35,000 units	37,100
Tenet Healthcare Corporation 7.5% 01/01/2022	Corporate Bond 35,000 units	36,488
Penske Automotive Group, Inc. 5.75% Due 10/01/2022	Corporate Bond 35,000 units	36,050
PDC Energy Inc. 6.125% Due 09/15/2024	Corporate Bond 35,000 units	35,788
Acadia Healthcare 6.5% Due 03/01/2024	Corporate Bond 35,000 units	35,788
Nationstar Mortgage LLC 6.5% Due 08/01/2018	Corporate Bond 35,000 units	35,569
Tesoro Logistics LP 6.375% Due 05/01/2024	Corporate Bond 30,000 units	32,100
Spectrum Brands, Inc. 5.75% Due 07/15/2025	Corporate Bond 30,000 units	31,125
TRAC Intermodal 11% Due 08/15/2019	Corporate Bond 29,000 units	30,668
Brookfield 6.125% Due 07/01/2022	Corporate Bond 30,000 units	30,150
Netflix, Inc. 5.875% Due 02/15/2025	Corporate Bond 25,000 units	26,969
Qorvo, Inc. 7% Due 12/01/2025	Corporate Bond 20,000 units	22,150
PetroQuest Energy Inc.	Common and preferred stock 4,839 shares	16,017
Nielsen Company Luxembourg S.A.R.L. 5.5% Due 10/01/2021	Corporate Bond 15,000 units	15,600
Rex Energy Corporation	Common and preferred stock 13,800 shares	6,503
Exide Technologies 11% Due 04/30/2020	Corporate Bond 7,247 units	5,653
T-Mobile US, Inc. 6.464% Due 04/28/2019	Corporate Bond 5,000 units	5,088
VPI Escrow Corporation 6.375% Due 10/15/2020	Corporate Bond 5,000 units	4,295
Arch Coal Inc.	Common and preferred stock 34 shares	2,654
Exide Technologies	Common and preferred stock 2,430 shares	1,494
Total High Yield Asset Class			114,931,763

Inflation Protection Asset Class:
NT Collective Treasury Inflation/Protected Securities Index Fund - Non Lending*	Collective trust fund 490,255 units	67,351,214
Total Inflation Protection Asset Class			67,351,214

International Growth Asset Class:
MFS Institutional International Equity Fund	Mutual Fund 2,405,903 shares	48,743,594
Artisan International Fund*	Collective trust fund 2,497,358 units	45,252,125
NT Collective EAFE Index Fund - Non Lending*	Collective trust fund 18,468 units	4,802,546
Total International Growth Asset Class			98,798,265

International Index Asset Class:
NT Collective All Country World Index (ACWI) Ex/US Fund - Non Lending*	Collective trust fund 803,233 units	100,323,863
Total International Index Asset Class			100,323,863

International Value Asset Class:
Dodge & Cox International Fund	Mutual Fund 3,134,272 shares	119,415,781
Altrinsic International Equity Fund Class C*	Collective trust fund 11,791,960 units	114,586,013
NT Collective EAFE Index Fund - Non Lending*	Collective trust fund 97,070 units	25,242,136
Total International Value Asset Class			259,243,930

Large Cap Growth Asset Class:
NT Collective Russell 1000 Growth Index Fund - Non Lending*	Collective trust fund 74,388 units	23,556,793
Visa Inc. Class A	Common and preferred stock 252,560 shares	19,704,731
Amazon.com, Inc.	Common and preferred stock 20,744 shares	15,555,303
Facebook, Inc.	Common and preferred stock 117,353 shares	13,501,463
The Priceline Group Inc.	Common and preferred stock 8,273 shares	12,128,714
Alphabet Inc. Class A	Common and preferred stock 12,710 shares	10,072,040
NT Collective Short Term Investment Fund*	Collective trust fund 9,541,158 units	9,541,158
Apple Inc.	Common and preferred stock 79,190 shares	9,171,786
salesforce.com, inc.	Common and preferred stock 126,531 shares	8,662,312
Chipotle Mexican Grill, Inc.	Common and preferred stock 17,856 shares	6,737,426
Netflix, Inc.	Common and preferred stock 53,106 shares	6,574,523
Regeneron Pharmaceuticals, Inc.	Common and preferred stock 17,603 shares	6,461,885
FleetCor Technologies, Inc.	Common and preferred stock 44,723 shares	6,329,199
Alphabet Inc. Class C	Common and preferred stock 7,410 shares	5,719,186
Edwards Lifesciences Corporation	Common and preferred stock 56,341 shares	5,279,152
The Charles Schwab Corporation	Common and preferred stock 132,100 shares	5,213,987
Schlumberger Ltd.	Common and preferred stock 59,939 shares	5,031,879
Microsoft Corporation	Common and preferred stock 73,700 shares	4,579,718
Mondelez International, Inc.	Common and preferred stock 101,160 shares	4,484,423
Ecolab Inc.	Common and preferred stock 37,870 shares	4,439,121
Automatic Data Processing, Inc.	Common and preferred stock 43,092 shares	4,428,996
Alexion Pharmaceuticals, Inc.	Common and preferred stock 34,800 shares	4,257,780
Colgate-Palmolive Company	Common and preferred stock 64,780 shares	4,239,203
Core Laboratories N.V.	Common and preferred stock 34,765 shares	4,173,191
Nike, Inc. Class B	Common and preferred stock 79,942 shares	4,063,452
Whole Foods Market, Inc.	Common and preferred stock 126,665 shares	3,896,215
Alibaba Group Holding Ltd.	Common and preferred stock 44,300 shares	3,889,983
Adobe Systems Inc.	Common and preferred stock 37,600 shares	3,870,920
Lowes Companies, Inc.	Common and preferred stock 53,460 shares	3,802,075
SAP SE	Common and preferred stock 43,937 shares	3,797,475
Alliance Data Systems Corporation	Common and preferred stock 15,977 shares	3,650,745
Red Hat, Inc.	Common and preferred stock 51,145 shares	3,564,807
Starbucks Corporation	Common and preferred stock 64,049 shares	3,556,000
Equinix Inc.	Common and preferred stock 9,880 shares	3,531,211
Novo Nordisk A-S	Common and preferred stock 95,641 shares	3,429,686
Biogen Inc.	Common and preferred stock 11,650 shares	3,303,707
Biomarin Pharmaceutical Inc.	Common and preferred stock 38,500 shares	3,189,340
Cerner Corporation	Common and preferred stock 66,443 shares	3,147,405
Ulta Salon, Cosmetics & Fragrance, Inc.	Common and preferred stock 12,180 shares	3,105,169
Mastercard Inc. Class A	Common and preferred stock 29,011 shares	2,995,386
Monster Beverage Corp	Common and preferred stock 66,200 shares	2,935,308
Illumina, Inc.	Common and preferred stock 22,900 shares	2,932,116
Baidu, Inc.	Common and preferred stock 17,200 shares	2,827,852
Procter & Gamble Company	Common and preferred stock 32,336 shares	2,718,811
TJX Companies, Inc.	Common and preferred stock 34,980 shares	2,628,047
State Street Corporation	Common and preferred stock 32,823 shares	2,551,004
Splunk Inc.	Common and preferred stock 49,500 shares	2,531,925
FedEx Corporation	Common and preferred stock 13,241 shares	2,465,474
Lam Resh Corporation	Common and preferred stock 23,032 shares	2,435,173
Caterpillar Inc.	Common and preferred stock 25,600 shares	2,374,144
Kansas City Southern	Common and preferred stock 27,898 shares	2,367,145
Celgene Corporation	Common and preferred stock 20,075 shares	2,323,681
UnitedHealth Group Inc.	Common and preferred stock 14,420 shares	2,307,777
Incyte Corporation	Common and preferred stock 22,700 shares	2,276,129
Palo Alto Networks, Inc.	Common and preferred stock 18,200 shares	2,275,910
Delta Air Lines, Inc.	Common and preferred stock 45,900 shares	2,257,821
Thermo Fisher Corporation	Common and preferred stock 15,574 shares	2,197,491
Intuitive Surgical, Inc.	Common and preferred stock 3,323 shares	2,107,347
Pioneer Natural Resources	Common and preferred stock 11,408 shares	2,054,239
Royal Caribbean Cruises Ltd.	Common and preferred stock 24,800 shares	2,034,592
Masco Corporation	Common and preferred stock 62,200 shares	1,966,764
Diamondback Energy Inc.	Common and preferred stock 19,406 shares	1,961,170
Mobileye N.V.	Common and preferred stock 51,100 shares	1,947,932
athenahealth, Inc.	Common and preferred stock 18,500 shares	1,945,645
Kraft Heinz Foods Company	Common and preferred stock 22,000 shares	1,921,040
NXP Semiconductors N.V.	Common and preferred stock 17,726 shares	1,737,325
Broadcom Ltd.	Common and preferred stock 9,788 shares	1,730,225
Micron Technology, Inc.	Common and preferred stock 74,000 shares	1,622,080
Fidelity National Information Services Inc.	Common and preferred stock 20,970 shares	1,586,171
Applied Materials, Inc.	Common and preferred stock 48,800 shares	1,574,776
ServiceNow, Inc.	Common and preferred stock 20,700 shares	1,538,838
Newell Rubbermaid Inc.	Common and preferred stock 34,100 shares	1,522,565
CME Group Inc.	Common and preferred stock 12,478 shares	1,439,337
CSX Corporation	Common and preferred stock 40,000 shares	1,437,200
Citizens Financial Group, Inc.	Common and preferred stock 40,100 shares	1,428,763
Panera Bread Company Class A	Common and preferred stock 6,958 shares	1,427,016
Wynn Resorts, Ltd.	Common and preferred stock 16,382 shares	1,417,207
Analog Devices, Inc.	Common and preferred stock 19,200 shares	1,394,304
S&P Global Inc.	Common and preferred stock 12,918 shares	1,389,202
Dollar Tree, Inc.	Common and preferred stock 17,223 shares	1,329,271
Albemarle Corporation	Common and preferred stock 14,593 shares	1,256,165
Dexcom, Inc.	Common and preferred stock 20,162 shares	1,203,671
Kellogg Company	Common and preferred stock 15,728 shares	1,159,311
Vantiv, Inc.	Common and preferred stock 18,600 shares	1,108,932
Deere & Company	Common and preferred stock 10,600 shares	1,092,224
eBay Inc.	Common and preferred stock 36,500 shares	1,083,685
LendingClub Corporation	Common and preferred stock 179,800 shares	943,950
Under Armour, Inc. Class A	Common and preferred stock 32,400 shares	941,220
Nordstrom, Inc.	Common and preferred stock 19,500 shares	934,635
L3 Technologies Inc.	Common and preferred stock 5,500 shares	836,605
Under Armour, Inc. Class C	Common and preferred stock 32,547 shares	819,208
Halliburton Company	Common and preferred stock 14,800 shares	800,532
Pinnacle Foods Inc.	Common and preferred stock 11,100 shares	593,295
CBS Corporation Class B	Common and preferred stock 8,400 shares	534,408
Total Large Cap Growth Asset Class			350,864,203

Large Cap Index Asset Class:
NT Collective S&P 500 Index Fund – Non Lending*	Collective trust fund 111,199 units	835,809,943
Total Large Cap Index Asset Class			835,809,943

Large Cap Value Asset Class:
NT Collective Russell 1000 Value Index Fund - Non Lending*	Collective trust fund 26,896 units	8,535,037
Oracle Corporation	Common and preferred stock 185,876 shares	7,146,930
National Oilwell Varco, Inc.	Common and preferred stock 183,378 shares	6,865,672
Bank of New York Mellon Corporation	Common and preferred stock 96,194 shares	4,557,672
Anthem Inc.	Common and preferred stock 31,633 shares	4,547,876
Time Warner Inc.	Common and preferred stock 45,403 shares	4,382,752
Axis Capital Holdings Ltd.	Common and preferred stock 66,710 shares	4,354,162
NT Collective Short Term Investment Fund*	Collective trust fund 4,227,469 units	4,227,469
Swiss Re AG	Common and preferred stock 44,416 shares	4,217,193
CVS Health Corporation	Common and preferred stock 48,561 shares	3,831,949
Bank of America Corporation*	Common and preferred stock 173,000 shares	3,823,300
McKesson Corporation	Common and preferred stock 26,892 shares	3,776,981
Capital One Financial Corporation	Common and preferred stock 42,200 shares	3,681,528
The Charles Schwab Corporation	Common and preferred stock 91,500 shares	3,611,505
Wells Fargo & Company*	Common and preferred stock 65,000 shares	3,582,150
Everest Re Group	Common and preferred stock 16,482 shares	3,566,705
AmerisourceBergen Corporation	Common and preferred stock 44,421 shares	3,473,278
Cisco Systems, Inc.	Common and preferred stock 114,225 shares	3,451,880
State Street Corporation	Common and preferred stock 43,187 shares	3,356,494
Discovery Communications, Inc. Series C	Common and preferred stock 122,560 shares	3,282,157
Hewlett Packard Enterprise Company	Common and preferred stock 140,000 shares	3,239,600
GKN plc	Common and preferred stock 790,110 shares	3,238,385
Hilton Worldwide Holdings Inc.	Common and preferred stock 118,063 shares	3,211,314
The Goldman Sachs Group, Inc.	Common and preferred stock 13,200 shares	3,160,740
Visa Inc. Class A	Common and preferred stock 39,028 shares	3,044,965
Cardinal Health, Inc.	Common and preferred stock 39,841 shares	2,867,357
Charter Communications, Inc. Class A	Common and preferred stock 9,922 shares	2,856,742
Mastercard Inc. Class A	Common and preferred stock 27,001 shares	2,787,853
Sanofi-Aventis	Common and preferred stock 68,000 shares	2,749,920
Qorvo, Inc.	Common and preferred stock 49,375 shares	2,603,544
Skyworks Solutions Inc.	Common and preferred stock 33,884 shares	2,529,779
Comcast Corporation Class A	Common and preferred stock 36,500 shares	2,520,325
Microsoft Corporation	Common and preferred stock 40,000 shares	2,485,600
UnitedHealth Group Inc.	Common and preferred stock 15,350 shares	2,456,614
Novartis AG	Common and preferred stock 33,000 shares	2,403,720
Boeing Company	Common and preferred stock 15,195 shares	2,365,558
J.P. Morgan Chase & Company*	Common and preferred stock 26,100 shares	2,252,169
CBRE Group Inc. Class A	Common and preferred stock 69,473 shares	2,187,705
Schlumberger Ltd.	Common and preferred stock 25,500 shares	2,140,725
Alphabet Inc. Class C	Common and preferred stock 2,759 shares	2,129,451
MetLife, Inc.*	Common and preferred stock 39,200 shares	2,112,488
FedEx Corporation	Common and preferred stock 11,000 shares	2,048,200
Franklin Resources, Inc.	Common and preferred stock 50,624 shares	2,003,698
InterContinental Hotels Group plc	Common and preferred stock 44,722 shares	1,982,526
American Express Company	Common and preferred stock 26,700 shares	1,977,936
Twenty-First Century Fox, Inc. Class A	Common and preferred stock 64,500 shares	1,808,580
Walt Disney Company	Common and preferred stock 16,651 shares	1,735,367
Cigna Corporation	Common and preferred stock 12,800 shares	1,707,392
Apache Corporation	Common and preferred stock 26,500 shares	1,681,955
Aetna Inc.	Common and preferred stock 13,399 shares	1,661,610
Hewlett-Packard, Inc.	Common and preferred stock 111,300 shares	1,651,692
Fossil Group, Inc.	Common and preferred stock 62,820 shares	1,624,525
Baker Hughes Inc. 7.5% Due 11/15/2018	Common and preferred stock 25,000 shares	1,624,250
Wal-Mart Stores, Inc.	Common and preferred stock 21,700 shares	1,499,904
Parker-Hannifin Corporation	Common and preferred stock 10,521 shares	1,472,940
Roche Holdings Ltd.	Common and preferred stock 48,900 shares	1,395,117
Union Pacific Corporation	Common and preferred stock 13,450 shares	1,394,496
Sabre Corporation	Common and preferred stock 55,146 shares	1,375,893
Express Scripts Holding Company	Common and preferred stock 19,800 shares	1,362,042
Sprint Corporation	Common and preferred stock 150,092 shares	1,263,775
Anadarko Petroleum Corporation	Common and preferred stock 17,000 shares	1,185,410
AstraZeneca plc	Common and preferred stock 41,500 shares	1,133,780
Bristol-Myers Squibb Company	Common and preferred stock 19,000 shares	1,110,360
The Priceline Group Inc.	Common and preferred stock 750 shares	1,099,545
TE Connectivity Ltd.	Common and preferred stock 15,650 shares	1,084,232
BB&T Corporation	Common and preferred stock 23,000 shares	1,081,460
Celanese Corporation	Common and preferred stock 12,500 shares	984,250
Dish Network Corporation Class A	Common and preferred stock 15,000 shares	868,950
Corning Inc.	Common and preferred stock 35,000 shares	849,450
Merck & Co., Inc.	Common and preferred stock 14,100 shares	830,067
NetApp, Inc.	Common and preferred stock 22,600 shares	797,102
Maxim Integrated Products, Inc.	Common and preferred stock 19,800 shares	763,686
Concho Resources Inc.	Common and preferred stock 5,700 shares	755,820
Medtronic plc	Common and preferred stock 10,500 shares	747,915
Synopsys, Inc.	Common and preferred stock 12,700 shares	747,522
Johnson Controls International plc	Common and preferred stock 18,055 shares	743,685
Target Corporation	Common and preferred stock 10,100 shares	729,523
VMware Inc. Class A	Common and preferred stock 9,050 shares	712,507
Dell Technologies Inc. Class V	Common and preferred stock 12,384 shares	680,748
Aegon N.V.*	Common and preferred stock 99,400 shares	549,682
Harley-Davidson	Common and preferred stock 8,800 shares	513,392
Coach, Inc.	Common and preferred stock 14,200 shares	497,284
Danaher Corporation	Common and preferred stock 6,300 shares	490,392
Liberty Interactive Corporation	Common and preferred stock 20,500 shares	409,590
Twenty-First Century Fox, Inc. Class B	Common and preferred stock 13,800 shares	376,050
Zayo Group Holdings Inc.	Common and preferred stock 11,300 shares	371,318
Juniper Networks, Inc.	Common and preferred stock 7,600 shares	214,776
Alphabet Inc. Class A	Common and preferred stock 250 shares	198,113
Weatherford International Ltd.	Common and preferred stock 39,700 shares	198,103
Alnylam Pharmaceuticals, Inc.	Common and preferred stock 5,000 shares	187,200
Symantec Corporation	Common and preferred stock 5,200 shares	124,228
Adient plc	Common and preferred stock 1,805 shares	105,773
News Corporation Class A	Common and preferred stock 7,900 shares	90,534
Total Large Cap Value Asset Class			196,121,589

Participant Self-Directed Accounts	Various Investments	319,185,084
			319,185,084
Real Estate Investment Trust (REIT) Asset Class:
Vanguard Specialized Portfolios REIT Index Fund Institutional Class	Mutual Fund 7,422,730 shares	134,277,192
NT Collective Short Term Investment Fund*	Collective trust fund 6,168,143 units	6,168,143
Total Real Estate Investment Trust (REIT) Asset Class			140,445,335

Small-Mid Cap Growth Asset Class:
NT Collective Russell 2000 Growth Index Fund - Non Lending*	Collective trust fund 14,539 units	4,083,721
NT Collective Short Term Investment Fund*	Collective trust fund 2,044,504 units	2,044,504
Spirit Airlines, Inc.	Common and preferred stock 26,115 shares	1,511,013
Knight Transportation, Inc.	Common and preferred stock 43,107 shares	1,424,686
Cornerstone OnDemand, Inc.	Common and preferred stock 32,206 shares	1,362,636
Ultimate Software Group, Inc.	Common and preferred stock 6,866 shares	1,252,015
Copart, Inc.	Common and preferred stock 22,243 shares	1,232,485
Idexx Laboratories, Inc.	Common and preferred stock 10,100 shares	1,184,427
Mobileye N.V.	Common and preferred stock 30,295 shares	1,154,845
Cavium, Inc.	Common and preferred stock 14,550 shares	908,502
WellCare Health Plans, Inc.	Common and preferred stock 6,300 shares	863,604
O'Reilly Automotive, Inc.	Common and preferred stock 3,099 shares	862,793
Micron Technology, Inc.	Common and preferred stock 37,350 shares	818,712
BorgWarner Inc.	Common and preferred stock 20,700 shares	816,408
Waste Connections Inc.	Common and preferred stock 10,380 shares	815,764
ServiceNow, Inc.	Common and preferred stock 10,660 shares	792,464
Bank of Hawaii Corporation	Common and preferred stock 8,845 shares	784,463
CommScope Holding Company, Inc.	Common and preferred stock 20,450 shares	760,740
Align Technology, Inc.	Common and preferred stock 7,790 shares	748,853
Middleby Corporation	Common and preferred stock 5,800 shares	747,098
Royal Caribbean Cruises Ltd.	Common and preferred stock 9,000 shares	738,360
Burlington Stores, Inc.	Common and preferred stock 8,656 shares	733,596
Tenneco Inc.	Common and preferred stock 11,600 shares	724,652
Seattle Genetics, Inc.	Common and preferred stock 13,608 shares	718,094
Zions Bancorporation	Common and preferred stock 16,300 shares	701,552
ICON Public Ltd. Company	Common and preferred stock 9,162 shares	688,982
Monro Muffler Brake, Inc.	Common and preferred stock 11,995 shares	686,114
Pinnacle Financial Partners	Common and preferred stock 9,764 shares	676,645
Stamps.com Inc.	Common and preferred stock 5,900 shares	676,435
E*TRADE Financial Corporation	Common and preferred stock 18,600 shares	644,490
MEDNAX, Inc.	Common and preferred stock 9,511 shares	634,003
Ollie's Bargain Outlet Holdings Inc.	Common and preferred stock 22,220 shares	632,159
AMETEK, Inc.	Common and preferred stock 13,000 shares	631,800
Vail Resorts Inc.	Common and preferred stock 3,800 shares	612,978
Newfield Exploration Company	Common and preferred stock 15,100 shares	611,550
MakeMyTrip Ltd.	Common and preferred stock 27,523 shares	611,011
Healthequity, Inc.	Common and preferred stock 14,567 shares	590,255
HEICO Corporation Class A	Common and preferred stock 8,674 shares	588,965
Balchem Corporation	Common and preferred stock 6,949 shares	583,160
First Republic Bank	Common and preferred stock 6,200 shares	571,268
Eagle Bancorp, Inc.	Common and preferred stock 9,363 shares	570,675
Snyder's-Lance Inc.	Common and preferred stock 14,800 shares	567,432
Ulta Salon, Cosmetics & Fragrance, Inc.	Common and preferred stock 2,200 shares	560,868
Zumiez Inc.	Common and preferred stock 25,354 shares	553,985
Monolithic Power Systems, Inc.	Common and preferred stock 6,531 shares	535,085
Wayfair Inc. Class A	Common and preferred stock 15,247 shares	534,407
Luxoft Holding Inc.	Common and preferred stock 9,475 shares	532,495
NuVasive, Inc.	Common and preferred stock 7,900 shares	532,144
The Ensign Group, Inc.	Common and preferred stock 23,855 shares	529,820
Echo Global Logistics, Inc.	Common and preferred stock 20,699 shares	518,510
Five Below, Inc.	Common and preferred stock 12,957 shares	517,762
Allegiant Travel Company	Common and preferred stock 3,060 shares	509,184
Texas Capital Bancshares, Inc.	Common and preferred stock 6,411 shares	502,622
Glacier Bancorp, Inc.	Common and preferred stock 13,699 shares	496,315
Fiesta Restaurant Group Inc.	Common and preferred stock 16,596 shares	495,391
Genesee & Wyoming Inc. Class A	Common and preferred stock 7,100 shares	492,811
Zendesk, Inc.	Common and preferred stock 23,203 shares	491,904
Envestnet, Inc.	Common and preferred stock 13,935 shares	491,209
Nevro Corporation	Common and preferred stock 6,626 shares	481,445
MSC Industrial Direct Co., Inc. Class A	Common and preferred stock 5,211 shares	481,444
Callidus Software Inc.	Common and preferred stock 28,350 shares	476,280
RingCentral, Inc. Class A	Common and preferred stock 23,050 shares	474,830
Albemarle Corporation	Common and preferred stock 5,400 shares	464,832
The Chefs' Warehouse Holdings, Inc.	Common and preferred stock 29,128 shares	460,222
Universal Display Corporation	Common and preferred stock 7,343 shares	413,411
Stantec Inc.	Common and preferred stock 16,311 shares	411,853
iRobot Corporation	Common and preferred stock 7,000 shares	409,150
TESARO Inc.	Common and preferred stock 3,000 shares	403,440
Imax Corp	Common and preferred stock 12,400 shares	389,360
Square Inc. Class A	Common and preferred stock 28,183 shares	384,134
Diamondback Energy Inc.	Common and preferred stock 3,800 shares	384,028
HubSpot, Inc.	Common and preferred stock 7,991 shares	375,577
U.S. Concrete, Inc.	Common and preferred stock 5,648 shares	369,944
CommVault Systems, Inc.	Common and preferred stock 7,000 shares	359,800
Radian Group Inc.	Common and preferred stock 19,600 shares	352,408
Exlservice Holdings, Inc.	Common and preferred stock 6,971 shares	351,617
Vocera Communications Inc.	Common and preferred stock 18,900 shares	349,461
Cyber-Ark Software Inc.	Common and preferred stock 7,560 shares	343,980
Booz Allen Hamilton Holding Corporation Class A	Common and preferred stock 9,500 shares	342,665
Cognex Corporation	Common and preferred stock 5,300 shares	337,186
SPS Commerce, Inc.	Common and preferred stock 4,784 shares	334,354
Nordstrom, Inc.	Common and preferred stock 6,900 shares	330,717
Mettler-Toledo International Inc.	Common and preferred stock 780 shares	326,477
Take Two Interactive Software Inc.	Common and preferred stock 6,600 shares	325,314
U.S. Silica Holdings Inc.	Common and preferred stock 5,700 shares	323,076
HealthSouth Corporation	Common and preferred stock 7,800 shares	321,672
Inter Parfums, Inc.	Common and preferred stock 9,700 shares	317,675
MINDBODY Inc. Class A	Common and preferred stock 14,500 shares	308,850
Five9 Inc.	Common and preferred stock 21,755 shares	308,703
Proofpoint, Inc.	Common and preferred stock 4,336 shares	306,338
Chuy's Holdings, Inc.	Common and preferred stock 9,301 shares	301,817
Comerica Inc.	Common and preferred stock 4,400 shares	299,684
K2M Group Holdings, Inc.	Common and preferred stock 14,489 shares	290,360
Trimble Inc.	Common and preferred stock 9,350 shares	281,903
MKS Instruments, Inc.	Common and preferred stock 4,500 shares	267,300
Panera Bread Company Class A	Common and preferred stock 1,300 shares	266,617
Coherent, Inc.	Common and preferred stock 1,847 shares	253,750
Cimpress N.V.	Common and preferred stock 2,742 shares	251,195
Dycom Industries, Inc.	Common and preferred stock 3,118 shares	250,344
Vantiv, Inc.	Common and preferred stock 4,000 shares	238,480
ABIOMED, Inc.	Common and preferred stock 2,100 shares	236,628
Intra-Cellular Therapies, Inc.	Common and preferred stock 15,565 shares	234,876
Grubhub Inc.	Common and preferred stock 6,200 shares	233,244
Match Group Inc.	Common and preferred stock 13,500 shares	230,850
Norwegian Cruise Line Holdings Ltd.	Common and preferred stock 5,300 shares	225,409
FactSet Research Systems, Inc.	Common and preferred stock 1,365 shares	223,082
Power Integrations, Inc.	Common and preferred stock 3,264 shares	221,462
Mercury Systems, Inc.	Common and preferred stock 7,000 shares	211,540
Paylocity Corporation	Common and preferred stock 6,978 shares	209,410
Shopify Inc.	Common and preferred stock 4,760 shares	204,061
Dave & Buster's Entertainment, Inc.	Common and preferred stock 3,600 shares	202,680
Zoe's Kitchen, Inc.	Common and preferred stock 8,209 shares	196,934
Jack in the Box Inc.	Common and preferred stock 1,700 shares	189,788
HFF, Inc. Class A	Common and preferred stock 6,184 shares	187,066
Coherus Biosciences, Inc.	Common and preferred stock 6,468 shares	182,074
Lexicon Pharmaceuticals, Inc.	Common and preferred stock 13,035 shares	180,274
CACI International Inc.	Common and preferred stock 1,400 shares	174,020
Microsemi Corporation	Common and preferred stock 3,200 shares	172,704
Wabash National Corporation	Common and preferred stock 10,500 shares	166,110
Parsley Energy Inc. Class A	Common and preferred stock 4,700 shares	165,628
PVH Corporation	Common and preferred stock 1,800 shares	162,432
Whiting Petroleum Corporation	Common and preferred stock 13,000 shares	156,260
ViaSat, Inc.	Common and preferred stock 2,340 shares	154,955
Cytokinetics, Inc.	Common and preferred stock 12,554 shares	152,531
Expedia, Inc.	Common and preferred stock 1,300 shares	147,264
Flexion Therapeutics Inc.	Common and preferred stock 7,742 shares	147,253
Ultragenyx Pharmaceutical Inc.	Common and preferred stock 2,000 shares	140,620
Shutterstock, Inc.	Common and preferred stock 2,894 shares	137,523
Globant SA	Common and preferred stock 4,086 shares	136,268
ChemoCentryx, Inc.	Common and preferred stock 17,253 shares	127,672
Exact Sciences Corporation	Common and preferred stock 9,509 shares	127,040
Fluidigm Corporation	Common and preferred stock 15,914 shares	115,854
bluebird bio Inc.	Common and preferred stock 1,800 shares	111,060
Trupanion, Inc.	Common and preferred stock 7,088 shares	110,006
Neurocrine Biosciences, Inc.	Common and preferred stock 2,500 shares	96,750
Inovio Pharmaceuticals, Inc.	Common and preferred stock 13,844 shares	96,077
Sangamo Biosciences, Inc.	Common and preferred stock 30,313 shares	92,455
Tetra Tech, Inc.	Common and preferred stock 2,142 shares	92,427
WPX Energy Inc.	Common and preferred stock 6,138 shares	89,431
Argos Therapeutics, Inc.	Common and preferred stock 16,023 shares	78,513
Papa Murphy's Holdings, Inc.	Common and preferred stock 15,662 shares	66,094
Dril-Quip, Inc.	Common and preferred stock 1,081 shares	64,914
EP Energy Corporation Class A	Common and preferred stock 9,438 shares	61,819
Esperion Therapeutics, Inc.	Common and preferred stock 3,970 shares	49,704
Nabors Industries Ltd.	Common and preferred stock 2,982 shares	48,905
Cempra, Inc.	Common and preferred stock 14,830 shares	41,524
Oceaneering International	Common and preferred stock 1,100 shares	31,031
Delek US Holdings, Inc.	Common and preferred stock 1,245 shares	29,967
Western Refining Inc.	Common and preferred stock 775 shares	29,334
Seadrill Ltd.	Common and preferred stock 7,382 shares	25,173
Archrock, Inc.	Common and preferred stock 1,586 shares	20,935
Franks International N.V.	Common and preferred stock 1,418 shares	17,456
Tandem Diabetes Care, Inc.	Common and preferred stock 7,645 shares	16,437
CVR Energy, Inc.	Common and preferred stock 616 shares	15,640
Total Small-Mid Cap Growth Asset Class			68,419,278

Small-Mid Cap Index Asset Class:
NT Collective Extended Equity Market Index Fund - Non Lending*	Collective trust fund 1,557,829 units	252,103,519
Total Small-Mid Cap Index Asset Class			252,103,519

Small-Mid Cap Value Asset Class:
NT Collective Russell 2000 Value Index Fund - Non Lending*	Collective trust fund 108,306 units	31,089,007
NT Collective Short Term Investment Fund*	Collective trust fund 13,524,730 units	13,524,730
Popular, Inc.	Common and preferred stock 185,900 shares	8,146,134
ARRIS International plc	Common and preferred stock 195,885 shares	5,902,015
Tri Pointe Homes, Inc.	Common and preferred stock 482,325 shares	5,537,091
Whiting Petroleum Corporation	Common and preferred stock 433,000 shares	5,204,660
Citigroup Inc.	Common and preferred stock 121,695 shares	5,193,943
Bio-Rad Laboratories, Inc. Class A	Common and preferred stock 26,495 shares	4,829,509
Mitel Networks Corporation	Common and preferred stock 648,592 shares	4,410,426
NRG Energy, Inc.	Common and preferred stock 342,000 shares	4,192,920
Citizens Financial Group, Inc.	Common and preferred stock 111,900 shares	3,986,997
Haverty Furniture Companies, Inc.	Common and preferred stock 166,885 shares	3,955,175
Regions Financial Corporation	Common and preferred stock 274,400 shares	3,940,384
Corning Inc.	Common and preferred stock 159,100 shares	3,861,357
Office Depot, Inc.	Common and preferred stock 842,700 shares	3,809,004
Goodyear Tire & Rubber Company	Common and preferred stock 123,200 shares	3,803,184
Lattice Semiconductor Company	Common and preferred stock 503,115 shares	3,702,926
Calpine Corporation	Common and preferred stock 322,700 shares	3,688,461
Ericsson	Common and preferred stock 631,000 shares	3,678,730
Kosmos Energy Ltd.	Common and preferred stock 517,500 shares	3,627,675
Western Alliance Bancorporation	Common and preferred stock 73,785 shares	3,594,067
Pacwest Bancorp Company	Common and preferred stock 61,935 shares	3,371,741
Ophir Energy Company	Common and preferred stock 1,392,000 shares	3,319,642
Newfield Exploration Company	Common and preferred stock 81,700 shares	3,308,850
Axis Capital Holdings Ltd.	Common and preferred stock 49,585 shares	3,236,413
Coherent, Inc.	Common and preferred stock 22,875 shares	3,142,682
Kemper Corporation	Common and preferred stock 69,900 shares	3,096,570
Treehouse Foods, Inc.	Common and preferred stock 42,825 shares	3,091,537
Cairn Energy plc	Common and preferred stock 529,300 shares	3,085,713
Ramco-Gershenson Properties Trust	Common and preferred stock 184,635 shares	3,061,248
EnerSys	Common and preferred stock 38,750 shares	3,026,375
Forestar Group Inc.	Common and preferred stock 219,285 shares	2,916,491
Electronics For Imaging, Inc.	Common and preferred stock 65,855 shares	2,888,400
Capital Bank Financial Corporation	Common and preferred stock 72,870 shares	2,860,148
Hewlett Packard Enterprise Company	Common and preferred stock 123,100 shares	2,848,534
Materion Corporation	Common and preferred stock 71,795 shares	2,843,082
Taylor Morrison Home Corporation	Common and preferred stock 147,280 shares	2,836,613
Royal Mail plc	Common and preferred stock 246,400 shares	2,811,424
PPDC Energy Inc.	Common and preferred stock 38,650 shares	2,805,217
Willis Towers Watson plc	Common and preferred stock 22,591 shares	2,762,427
CNO Financial Group, Inc.	Common and preferred stock 141,700 shares	2,713,555
Bed Bath & Beyond Inc.	Common and preferred stock 64,600 shares	2,625,344
Orbital ATK Inc.	Common and preferred stock 29,764 shares	2,611,196
PrivateBancorp, Inc.	Common and preferred stock 47,330 shares	2,564,813
Equity Commonwealth	Common and preferred stock 84,800 shares	2,564,352
Brandywine Realty Trust	Common and preferred stock 155,007 shares	2,559,166
Ameris Bancorp	Common and preferred stock 58,350 shares	2,544,060
John B. Sanfilippo & Son, Inc.	Common and preferred stock 35,940 shares	2,529,817
Customers Bancorp, Inc.	Common and preferred stock 70,600 shares	2,528,892
Libbey, Inc.	Common and preferred stock 125,100 shares	2,434,446
Gulfport Energy Corporation	Common and preferred stock 111,900 shares	2,421,516
Universal Electronics Inc.	Common and preferred stock 37,451 shares	2,417,462
Colony Starwood Homes	Common and preferred stock 82,900 shares	2,388,349
Discovery Communications Inc. Series A	Common and preferred stock 86,500 shares	2,370,965
La-Z-Boy, Inc.	Common and preferred stock 76,281 shares	2,368,525
Marathon Oil Corporation	Common and preferred stock 136,100 shares	2,355,891
Albany International Corporation Class A	Common and preferred stock 50,712 shares	2,347,966
The Geo Group, Inc.	Common and preferred stock 65,300 shares	2,346,229
Navistar International Corporation	Common and preferred stock 74,000 shares	2,321,380
Heritage Financial Corporation	Common and preferred stock 89,007 shares	2,291,930
Synergy Resources Corporation	Common and preferred stock 254,960 shares	2,271,694
Fred's Inc. Class A	Common and preferred stock 115,630 shares	2,146,093
ON Semiconductor Corporation	Common and preferred stock 166,800 shares	2,128,368
Gramercy Property Trust	Common and preferred stock 231,700 shares	2,127,006
Tutor Perini Corporation	Common and preferred stock 75,900 shares	2,125,200
Tetra Tech, Inc.	Common and preferred stock 416,500 shares	2,090,830
Avnet, Inc.	Common and preferred stock 43,900 shares	2,090,079
Accuray Inc.	Common and preferred stock 440,700 shares	2,027,220
The Bank of N.T. Butterfield & Son Ltd.	Common and preferred stock 64,225 shares	2,019,234
CDW Corporation	Common and preferred stock 38,600 shares	2,010,674
Great Lakes Dredge & Dock Corporation	Common and preferred stock 471,700 shares	1,981,140
Northfield Bancorp Inc.	Common and preferred stock 97,500 shares	1,947,075
National Bank Holdings Corporation Class A	Common and preferred stock 61,000 shares	1,945,290
Exar Corporation	Common and preferred stock 179,200 shares	1,931,776
Bunge Ltd.	Common and preferred stock 26,500 shares	1,914,360
State Bank Financial Corporation	Common and preferred stock 70,700 shares	1,899,002
MDC Partners Inc. Class A	Common and preferred stock 286,500 shares	1,876,575
Kennedy-Wilson Holdings, Inc.	Common and preferred stock 91,500 shares	1,875,750
Central Pacific Financial Corporation	Common and preferred stock 58,800 shares	1,847,496
Covanta Holding Corporation	Common and preferred stock 117,900 shares	1,839,240
Teradyne, Inc.	Common and preferred stock 71,535 shares	1,816,989
Marvell Technology Group Ltd.	Common and preferred stock 129,500 shares	1,796,165
Qorvo, Inc.	Common and preferred stock 33,790 shares	1,781,747
Boise Cascade Company	Common and preferred stock 78,255 shares	1,760,738
First Foundation Inc.	Common and preferred stock 60,800 shares	1,732,800
Microsemi Corporation	Common and preferred stock 31,480 shares	1,698,976
Fulton Financial Corporation	Common and preferred stock 89,400 shares	1,680,720
Maiden Holdings Ltd.	Common and preferred stock 96,200 shares	1,678,690
KBR, Inc.	Common and preferred stock 95,700 shares	1,597,233
FreightCar America, Inc.	Common and preferred stock 106,600 shares	1,591,538
Reinsurance Group of America, Inc.	Common and preferred stock 12,555 shares	1,579,796
Meridian Bancorp, Inc.	Common and preferred stock 83,100 shares	1,570,590
Scorpio Tankers Inc.	Common and preferred stock 338,400 shares	1,532,952
PHH Corporation	Common and preferred stock 101,100 shares	1,532,676
InnerWorkings, Inc.	Common and preferred stock 155,600 shares	1,532,660
ICF International, Inc.	Common and preferred stock 26,700 shares	1,473,840
Lumber Liquidators Holdings Inc.	Common and preferred stock 93,500 shares	1,471,690
Cedar Realty Trust, Inc.	Common and preferred stock 223,600 shares	1,460,108
News Corporation Class A	Common and preferred stock 126,500 shares	1,449,690
Santander Consumer USA Holdings, Inc.	Common and preferred stock 106,900 shares	1,443,150
Babcock & Wilcox Enterprises Inc.	Common and preferred stock 86,700 shares	1,438,353
Inter Parfums, Inc.	Common and preferred stock 43,879 shares	1,437,037
United Community Bank Blairsville Georgia	Common and preferred stock 48,300 shares	1,430,646
Cummins Inc.	Common and preferred stock 10,300 shares	1,407,701
Century Communities, Inc.	Common and preferred stock 66,700 shares	1,400,700
DHT Holdings Inc.	Common and preferred stock 329,000 shares	1,362,060
Two Harbors Investment Corporation	Common and preferred stock 155,500 shares	1,355,960
Adient plc	Common and preferred stock 22,600 shares	1,324,360
Kohl's Corporation	Common and preferred stock 26,500 shares	1,308,570
Murphy Oil Corporation	Common and preferred stock 41,700 shares	1,298,121
Xi Group Ltd.	Common and preferred stock 33,555 shares	1,250,259
PH Glatfelter Company	Common and preferred stock 52,210 shares	1,247,297
Bruker Corporation	Common and preferred stock 57,440 shares	1,216,579
Euronet Worldwide, Inc.	Common and preferred stock 16,505 shares	1,195,457
Deltic Timber Corporation	Common and preferred stock 15,190 shares	1,170,693
Woodward Inc.	Common and preferred stock 16,910 shares	1,167,636
Ultratech, Inc.	Common and preferred stock 48,500 shares	1,163,030
Embraer SA	Common and preferred stock 60,100 shares	1,156,925
Harley-Davidson	Common and preferred stock 19,830 shares	1,156,882
McDermott International, Inc.	Common and preferred stock 156,200 shares	1,154,318
Cobalt International Energy, Inc.	Common and preferred stock 941,300 shares	1,148,386
NorthWestern Corporation	Common and preferred stock 20,000 shares	1,137,400
Aerohive Networks Inc.	Common and preferred stock 196,000 shares	1,117,200
Titan Machinery Inc.	Common and preferred stock 75,700 shares	1,102,949
Great Plains Energy Inc.	Common and preferred stock 39,910 shares	1,091,539
Trinity Biotech plc	Common and preferred stock 157,700 shares	1,091,284
ALLETE Inc.	Common and preferred stock 17,000 shares	1,091,230
ARC Document Solutions Inc.	Common and preferred stock 210,900 shares	1,071,372
Avery Dennison Corporation	Common and preferred stock 14,815 shares	1,040,309
PNM Resources, Inc.	Common and preferred stock 30,000 shares	1,029,000
Apogee Enterprises, Inc.	Common and preferred stock 18,600 shares	996,216
Seritage Growth Properties Class A	Common and preferred stock 22,400 shares	956,704
Portland General Electric Company	Common and preferred stock 21,900 shares	948,927
Bazaarvoice Inc.	Common and preferred stock 194,600 shares	943,810
QAD Inc. Class A	Common and preferred stock 30,900 shares	939,360
Matrix Service Company	Common and preferred stock 40,400 shares	917,080
Magna International Inc.	Common and preferred stock 21,000 shares	911,400
Kearny Financial Corporation	Common and preferred stock 57,800 shares	898,790
Teradata Corporation	Common and preferred stock 31,400 shares	853,138
MedEquities Realty Trust Inc.	Common and preferred stock 74,900 shares	831,390
Xcerra Corporation	Common and preferred stock 108,800 shares	831,232
Ferroglobe plc	Common and preferred stock 75,100 shares	813,333
FBR & Co. formerly FBR Capital Markets Corporation	Common and preferred stock 61,900 shares	804,700
Barrett Bill Corporation	Common and preferred stock 113,500 shares	793,365
Caretrust REIT Inc.	Common and preferred stock 50,700 shares	776,724
Orion Marine Group, Inc.	Common and preferred stock 78,000 shares	776,100
Celadon Group, Inc.	Common and preferred stock 107,600 shares	769,340
South Jersey Industries Inc.	Common and preferred stock 22,600 shares	761,394
Air Transport Services Group, Inc.	Common and preferred stock 45,600 shares	727,776
Allegheny Technologies Inc.	Common and preferred stock 45,200 shares	720,036
AdvanSix Inc.	Common and preferred stock 32,400 shares	717,336
Imperva Inc.	Common and preferred stock 18,600 shares	714,240
The Hanover Insurance Group, Inc.	Common and preferred stock 7,600 shares	691,676
Chesapeake Utilities Corporation	Common and preferred stock 10,200 shares	682,890
Westmoreland Coal Company	Common and preferred stock 38,300 shares	676,761
Ardmore Shipping Corporation	Common and preferred stock 91,400 shares	676,360
Vocera Communications Inc.	Common and preferred stock 36,500 shares	674,885
Landec Corporation	Common and preferred stock 48,400 shares	667,920
Extraction Oil & Gas Inc.	Common and preferred stock 33,100 shares	663,324
AMN Healthcare Services, Inc.	Common and preferred stock 17,000 shares	653,650
Texas Capital Bancshares, Inc.	Common and preferred stock 8,225 shares	644,840
Real Industry, Inc.	Common and preferred stock 105,600 shares	644,160
Generac Holdings Inc.	Common and preferred stock 15,700 shares	639,618
Pacific Ethanol, Inc.	Common and preferred stock 66,500 shares	631,750
Lumentum Holdings Inc.	Common and preferred stock 16,207 shares	626,401
Spirit Airlines, Inc.	Common and preferred stock 10,800 shares	624,888
Eclipse Resources Corporation	Common and preferred stock 233,200 shares	622,644
SBV Financial Group	Common and preferred stock 3,625 shares	622,268
Zimmer Biomet Holdings Inc.	Common and preferred stock 6,000 shares	619,200
Atmos Energy Corporation	Common and preferred stock 8,350 shares	619,153
El Paso Electric Company	Common and preferred stock 13,300 shares	618,450
RH	Common and preferred stock 19,800 shares	607,860
Sierra Wireless, Inc.	Common and preferred stock 38,700 shares	607,590
Brown & Brown Inc.	Common and preferred stock 13,400 shares	601,124
Fifth Third Bancorp	Common and preferred stock 22,000 shares	593,340
KEYW Holding Corporation	Common and preferred stock 50,200 shares	591,858
Discovery Communications, Inc. Series C	Common and preferred stock 22,100 shares	591,838
Del Taco Restaurants Inc.	Common and preferred stock 41,900 shares	591,628
Cadiz Inc.	Common and preferred stock 46,700 shares	583,750
SunTrust Banks, Inc.	Common and preferred stock 10,500 shares	575,925
Nimble Storage Inc.	Common and preferred stock 72,500 shares	574,200
Fidelity National Financial, Inc.	Common and preferred stock 41,700 shares	571,290
Ally Financial Inc.	Common and preferred stock 30,000 shares	570,600
Allison Transmission Holdings, Inc.	Common and preferred stock 16,900 shares	569,361
Sequential Brands Group, Inc.	Common and preferred stock 120,000 shares	561,600
Franks International N.V.	Common and preferred stock 45,100 shares	555,181
Stealthgas Inc.	Common and preferred stock 160,100 shares	541,138
Engility Holdings, Inc.	Common and preferred stock 15,700 shares	529,090
Freshpet, Inc.	Common and preferred stock 51,400 shares	521,710
Investors Bancorp, Inc.	Common and preferred stock 37,200 shares	518,940
Avis Budget Group Inc.	Common and preferred stock 13,400 shares	491,512
Staples, Inc.	Common and preferred stock 53,800 shares	486,890
Digi International Inc.	Common and preferred stock 34,100 shares	468,875
Shoe Carnival, Inc.	Common and preferred stock 17,200 shares	464,056
Flotek Industries Inc.	Common and preferred stock 47,900 shares	449,781
Viavi Solutions Inc.	Common and preferred stock 54,300 shares	444,174
Hess Corporation LLC	Common and preferred stock 7,000 shares	436,030
Carpenter Technology Corporation	Common and preferred stock 11,500 shares	415,955
Catchmark Timber Trust, Inc.	Common and preferred stock 36,800 shares	414,368
Crocs, Inc.	Common and preferred stock 59,000 shares	404,740
Ichor Holdings Ltd.	Common and preferred stock 33,900 shares	366,798
Newpark Resources Inc.	Common and preferred stock 46,800 shares	351,000
Rent-A-Center, Inc.	Common and preferred stock 30,900 shares	347,625
Tabula Rasa HealthCare Inc.	Common and preferred stock 23,100 shares	346,038
Enstar Group Ltd.	Common and preferred stock 1,700 shares	336,090
Smart Sand Inc.	Common and preferred stock 19,600 shares	324,380
Ooma Inc.	Common and preferred stock 35,300 shares	317,700
Super Com Ltd.	Common and preferred stock 92,200 shares	312,558
LifePoint Hospitals, Inc.	Common and preferred stock 5,300 shares	301,040
Ciber, Inc.	Common and preferred stock 467,900 shares	295,619
Unum Group	Common and preferred stock 6,700 shares	294,331
Approach Resources Inc.	Common and preferred stock 87,100 shares	291,785
Marten Transport Ltd.	Common and preferred stock 12,145 shares	282,979
Korn-Ferry International	Common and preferred stock 9,600 shares	282,528
InterOil Corporation	Common and preferred stock 5,200 shares	247,416
Corecivic Inc.	Common and preferred stock 9,700 shares	237,262
Mercury Systems, Inc.	Common and preferred stock 7,200 shares	217,584
Sterling Construction Company, Inc.	Common and preferred stock 23,700 shares	200,502
NN, Inc.	Common and preferred stock 9,600 shares	182,880
Applied Micro Circuits Corporation	Common and preferred stock 22,000 shares	181,500
Callaway Golf Company	Common and preferred stock 13,300 shares	145,768
Destination XL Group, Inc.	Common and preferred stock 32,600 shares	138,550
Tetra Tech, Inc.	Common and preferred stock 53,350 shares	96,030
Scorpio Bulkers Inc.	Common and preferred stock 12,400 shares	62,620
Rand Logistics, Inc.	Common and preferred stock 46,140 shares	38,287
Total Small-Mid Cap Value Asset Class			397,373,962

Notes Receivable from Participants	Interest Rate 4.25% - 10.70%	35,223,353
			35,223,353
Other:
BIF Money Fund*	Cash and cash equivalents 2,144,064 units	2,144,064
NT Collective Short Term Investment Fund*	Collective trust fund 223,405 units	223,405
Total Other			2,367,469

Grand Total			$4,283,660,983

* Indicates party-in-interest

Schedule H, line 4i – Schedule of Assets (Acquired and Disposed of Within Year) (continued)

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan: #001
Year Ended December 31, 2016
Schedule H, line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

Identity of Issue	Description of Investment	Proceeds of Dispositions

Morgan Stanley 3.875% Due 01/27/2026	Corporate Bond 600,000 units	$624,355
Bank America Corporation 3.5% Due 04/19/2026	Corporate Bond 406,000 units	401,160
MassMutual Global Funding Medium Term Notes 2.0% Due 04/15/2021	Corporate Bond 400,000 units	399,960
Anheuser-Busch 4.9% Due 02/01/2046	Corporate Bond 327,000 units	396,822
Schaeffler 4.125% Due 09/15/2021	Corporate Bond 280,000 units	283,500
Morgan Stanley 2.5% Due 04/21/2021	Corporate Bond 275,000 units	278,878
Molson Coors 3% Due 07/15/2026	Corporate Bond 275,000 units	274,770
Wells Fargo & Company 2.5% Due 03/04/2021	Corporate Bond 265,000 units	268,352
Exxon Mobil Corporation 2.222% Due 03/01/2021	Corporate Bond 265,000 units	267,814
Credit Suisse Group 4.55% Due 04/17/2026	Corporate Bond 250,000 units	255,825
Siemens 2.35% Due 10/15/2026	Corporate Bond 250,000 units	248,445
Lloyds Banking Group plc 3.1% Due 07/06/2021	Corporate Bond 205,000 units	208,262
Royal Bank of Scotland 4.8% Due 04/05/2026	Corporate Bond 200,000 units	205,842
Altice Fing SA 7.5% Due 05/15/2026	Corporate Bond 200,000 units	200,500
Valeant Pharmaceuticals International 7.25% Due 07/15/2022	Corporate Bond 225,000 units	193,310
Citigroup Inc. 3.75% Due 06/16/2024	Corporate Bond 165,000 units	174,791
Barclays plc 3.65% Due 03/16/2025	Corporate Bond 175,000 units	172,604
General Motors Company 6.75% Due 04/01/2046	Corporate Bond 130,000 units	168,606
CCO Hldgs LLC 5.875% Due 04/01/2024	Corporate Bond 160,000 units	166,400
Diamond 1 Financial Corporation 6.02%	Corporate Bond 140,000 units	150,049
HCP Inc. 4% Due 06/01/2025	Corporate Bond 130,000 units	129,398
Western Digital Corporation 10.5% Due 04/01/2024	Corporate Bond 125,000 units	126,465
Yum Brands Inc. 5.3% Due 09/15/2019	Corporate Bond 100,000 units	107,000
Rivers Pittsburgh Borrower LP 6.125% Due 08/15/2021	Corporate Bond 100,000 units	103,906
Royal Bank of Scotland Group plc 6% Due 12/19/2023	Corporate Bond 100,000 units	102,902
Dish DBS Corporation 7.75% Due 07/01/2026	Corporate Bond 95,000 units	100,820
Apple Inc. 1.55% Due 08/04/2021	Corporate Bond 87,000 units	86,401
Outerwall Inc. 6% Due 03/15/2019	Corporate Bond 80,000 units	82,600
Conduent Financial Inc./Xeroc Business Services 10.5% Due 12/15/2024	Corporate Bond 70,000 units	73,850
Cortes NP Acquisition Corporation 9.25% Due 10/15/2024	Corporate Bond 70,000 units	73,675
MDC Partners Inc. 6.5% Due 05/01/2024	Corporate Bond 70,000 units	71,313
Kaiser Aluminum Corporation 5.875% Due 05/15/2024	Corporate Bond 70,000 units	71,138
Lamar Media Corporation 5.75% Due 02/01/2026	Corporate Bond 65,000 units	69,225
Allison Transmission Brands 5.0% Due 10/01/2024	Corporate Bond 65,000 units	65,197
Boyd Gaming Corporation 6.375% Due 04/01/2026	Corporate Bond 60,000 units	64,200
Pultegroup Inc. 5.5% Due 03/01/2026	Corporate Bond 60,000 units	61,725
Cheniere Corpus Christi Holdings LLC 7% Due 06/30/2024	Corporate Bond 60,000 units	60,900
HCA Inc. 5.25% Due 06/15/2026	Corporate Bond 60,000 units	60,875
Valvoline Finance Company 5.5% Due 07/15/2024	Corporate Bond 55,000 units	57,956
Continental Resources Inc. 7.375% Due 10/01/2020	Corporate Bond 55,000 units	56,352
Pultegroup Inc. 5% Due 01/15/2027	Corporate Bond 55,000 units	56,238
Eagle Materials Inc. 4.5% Due 08/01/2026	Corporate Bond 55,000 units	56,100

Schedule H, line 4i – Schedule of Assets (Acquired and Disposed of Within Year) (continued)

UTD Rentals North America 5.875% Due 09/15/2026	Corporate Bond 55,000 units	55,206
Pultegroup Inc. 4.25% Due 03/01/2021	Corporate Bond 50,000 units	52,250
STD Industries Inc. 5.5% Due 02/15/2023	Corporate Bond 50,000 units	52,000
Pinnacle Foods Financial 5.875% Due 01/15/2024	Corporate Bond 50,000 units	51,000
Hertz Corporation 5.5% Due 10/15/2024	Corporate Bond 55,000 units	50,394
Lamb Weston Holdings 4.625% Due 11/01/2024	Corporate Bond 50,000 units	50,125
Penske Automotive 5.5% Due 05/15/2026	Corporate Bond 50,000 units	49,625
RegionalCare Hospital Partners Holdings Inc. 8.25% Due 05/01/2023	Corporate Bond 40,000 units	40,800
AMN Healthcare Inc. 5.125% Due 10/01/2024	Corporate Bond 40,000 units	40,388
Abbvie Inc. 3.2% Due 05/14/2026	Corporate Bond 32,000 units	32,354
Apple Inc. 2.85% Due 02/23/2023	Corporate Bond 29,000 units	30,684
Teck Resources Ltd 8.5% Due 06/01/2024	Corporate Bond 30,000 units	30,675
J C Penney Corporation 5.875% Due 07/01/2023	Corporate Bond 30,000 units	30,113
Parsley Energy LLC 6.25% Due 06/01/2024	Corporate Bond 25,000 units	25,375
MPT Operating Partnership 6.375% Due 03/01/2024	Corporate Bond 25,000 units	25,344
Diamond 1 Financial Corporation 7.125% Due 06/15/2024	Corporate Bond 25,000 units	25,250
Diamond 1 Financial Corporation 5.875%	Corporate Bond 25,000 units	25,219
Tranche # Trust 00018 2.35% Due 01/15/2019	Corporate Bond 20,000 units	20,005
Participant Directed Brokerage Accounts	Various Investments	56,100

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan Number: #001
As of December 31, 2016
Schedule G, Part 1 – Schedule of Loans or Fixed Income Obligations
in Default or Classified as Uncollectible

Identity of obligor	Original amount of loan (cost of security)	Unpaid balance at end of year (fair value of security)
Detailed description of loan including dates of making and maturity, interest rate, the type and value of collateral, any renegotiation of the loan and the terms of the renegotiation and other material items (description of fixed income obligation)
				Amount of principal overdue	Amount of interest overdue
Kaupthing Bank	$183,033	$54,638	Corporate bonds 310,000 units due 2/28/2020	$—	$—
Stone Energy Corporation	162,063	110,075	Corporate bonds 185,000 units 1.75% due 3/1/2017	—	—
Stone Energy Corporation	453,025	282,000	Corporate bonds 470,000 units 7.5% due 11/15/2022	—	17,625

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Amgen Retirement and Savings Plan (Name of Plan)

Date:	June 13, 2017	By:	/s/ DAVID W. MELINE
David W. Meline
Executive Vice President and
Chief Financial Officer
Amgen Inc.

AMGEN RETIREMENT AND SAVINGS PLAN
INDEX TO EXHIBIT

Consent of Independent Registered Public Accounting Firm	Exhibit 23.1